      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 6, 1996



                                                       REGISTRATION NO. 333-2870

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                   AMENDMENT

                                     NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                                ATLAS AIR, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                           4731                          84-1207329
 (State or other jurisdiction     (Primary Standard Industrial           (I.R.S. Employer
      of incorporation or          Classification Code Number)          Identification No.)
          organization)

                                ATLAS AIR, INC.
                               538 COMMONS DRIVE
                             GOLDEN, COLORADO 80401
                                 (303) 526-5050
  (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)

                               MICHAEL A. CHOWDRY
                CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                                ATLAS AIR, INC.
                               538 COMMONS DRIVE
                             GOLDEN, COLORADO 80401
                                 (303) 526-5050
 (Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   COPIES TO:

            STEPHEN A. GREENE, ESQ.                        ROHAN S. WEERASINGHE, ESQ.
            CAHILL GORDON & REINDEL                            SHEARMAN & STERLING
                80 PINE STREET                                599 LEXINGTON AVENUE
              NEW YORK, NY 10005                            NEW YORK, NEW YORK 10022
                (212) 701-3000                                   (212) 848-4000

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                ATLAS AIR, INC.

        CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K

           ITEM NUMBER AND HEADING IN
         FORM S-1 REGISTRATION STATEMENT                LOCATION OR CAPTION IN PROSPECTUS
- -------------------------------------------------  -------------------------------------------
 1.   Forepart of Registration Statement and
        Outside Front Cover Page of Prospectus...  Outside Front Cover Page
 2.   Inside Front Cover Page of Prospectus......  Inside Front Cover Page
 3.   Summary Information, Risk Factors and Ratio
        of Earnings to Fixed Charges.............  Prospectus Summary; Risk Factors; The
                                                     Company
 4.   Determination of Offering Price............  Not Applicable
 5.   Dilution...................................  Not Applicable
 6.   Use of Proceeds............................  Prospectus Summary; Use of Proceeds
 7.   Principal and Selling Stockholders.........  Risk Factors; Principal and Selling
                                                     Stockholders
 8.   Plan of Distribution.......................  Outside and Inside Front Cover Page;
                                                     Underwriting
 9.   Description of Securities to be
        Registered...............................  Inside Front Cover Page; Description of
                                                     Capital Stock
10.   Interests of Named Experts and Counsel.....  Not applicable
11.   Information with Respect to the
        Registrant...............................  Prospectus Summary; Risk Factors; The
                                                     Company; Use of Proceeds; Market Price of
                                                     Common Stock and Dividend Policy;
                                                     Capitalization; Selected Financial Data;
                                                     Management's Discussion and Analysis of
                                                     Financial Condition and Results of
                                                     Operations; Business; Management;
                                                     Principal and Selling Stockholders;
                                                     Certain Transactions; Description of
                                                     Capital Stock; Shares Eligible for Future
                                                     Sale; Legal Matters; Available
                                                     Information; Index to Consolidated
                                                     Financial Statements
12.   Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities..............................  Not applicable

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectus, one to be used in connection with a United States and Canadian offering (the "U.S. Prospectus") and one to be used in connection with a concurrent international offering outside the United States and Canada (the "International Prospectus"). The two prospectuses will be identical in all respects except for the front cover pages.

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  THE SECURITIES DESCRIBED HEREIN, NOR SHALL THERE BE ANY SALE OF SUCH   *
*  SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR    *
*  SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER    *
*  THE SECURITIES LAWS OF ANY SUCH JURISDICTION.                          *
*                                                                         *
***************************************************************************


PROSPECTUS (Subject to Completion)

Issued May 6, 1996


                                3,000,000 Shares

                                      [LOGO]
                                  COMMON STOCK
                            ------------------------

 OF THE 3,000,000 SHARES OF COMMON STOCK BEING OFFERED, 2,400,000 SHARES ARE
     BEING OFFERED INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS AND 600,000 SHARES ARE BEING OFFERED INITIALLY OUTSIDE THE UNITED STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS. SEE "UNDERWRITERS." OF THE
 3,000,000 SHARES OF COMMON STOCK BEING OFFERED HEREBY, 2,000,000 SHARES ARE BEING SOLD BY THE COMPANY AND 1,000,000 SHARES ARE BEING SOLD BY THE SELLING STOCKHOLDER. SEE "PRINCIPAL AND SELLING STOCKHOLDERS." THE COMPANY WILL NOT
  RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF THE SHARES BEING SOLD BY THE SELLING STOCKHOLDER. THE COMMON STOCK IS QUOTED ON THE NASDAQ NATIONAL MARKET
 UNDER THE SYMBOL "ATLS." ON MAY 3, 1996, THE REPORTED LAST SALE PRICE OF THE
      COMMON STOCK ON THE NASDAQ NATIONAL MARKET WAS $44 3/4 PER SHARE.

                            ------------------------
         SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR
        INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                              PRICE $     A SHARE
                            ------------------------

                                                       UNDERWRITING                        PROCEEDS TO
                                       PRICE TO       DISCOUNTS AND      PROCEEDS TO         SELLING
                                        PUBLIC        COMMISSIONS(1)      COMPANY(2)      STOCKHOLDER(2)
                                  ------------------------------------------------------------------------
Per Share.........................         $                $                 $                 $
Total(3)..........................    $                $                 $                 $

- ---------------

(1) The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(2) Before deducting expenses payable by the Company and the Selling Stockholder estimated at $450,000 and $225,000, respectively.
(3) The Company and the Selling Stockholder have granted the U.S. Underwriters options, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 300,000 and 150,000 additional shares, respectively, at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such options in full, the total price to public, underwriting discounts and commissions, proceeds to Company and proceeds to Selling Stockholder will be
    $        , $        , $        and $        , respectively. See
    "Underwriters."
                            ------------------------
     The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Shearman & Sterling, counsel for the Underwriters. It is expected that delivery of the
Shares will be made on or about             , 1996, at the office of Morgan
Stanley & Co. Incorporated, New York, New York, against payment therefor in immediately available funds.
                            ------------------------
MORGAN STANLEY & CO.
   Incorporated
                          GOLDMAN, SACHS & CO.
                                               SMITH BARNEY INC.
            , 1996

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  THE SECURITIES DESCRIBED HEREIN, NOR SHALL THERE BE ANY SALE OF SUCH   *
*  SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR    *
*  SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER    *
*  THE SECURITIES LAWS OF ANY SUCH JURISDICTION.                          *
*                                                                         *
***************************************************************************


PROSPECTUS (Subject to Completion)


Issued May 6, 1996

                                3,000,000 Shares

                                      [LOGO]
                                  COMMON STOCK
                            ------------------------

OF THE 3,000,000 SHARES OF COMMON STOCK BEING OFFERED, 600,000 SHARES ARE BEING
  OFFERED INITIALLY OUTSIDE THE UNITED STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS AND 2,400,000 SHARES ARE BEING OFFERED INITIALLY IN THE UNITED
STATES AND CANADA BY THE U.S. UNDERWRITERS. SEE "UNDERWRITERS." OF THE 3,000,000 SHARES OF COMMON STOCK BEING OFFERED HEREBY, 2,000,000 SHARES ARE BEING SOLD BY THE COMPANY AND 1,000,000 SHARES ARE BEING SOLD BY THE SELLING STOCKHOLDER. SEE
 "PRINCIPAL AND SELLING STOCKHOLDERS." THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF THE SHARES BEING SOLD BY THE SELLING STOCKHOLDER. THE COMMON STOCK IS QUOTED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "ATLS." ON
  MAY 3, 1996, THE REPORTED LAST SALE PRICE OF THE COMMON STOCK ON THE NASDAQ
                    NATIONAL MARKET WAS $44 3/4 PER SHARE.

                            ------------------------

         SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR
        INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                    PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                            PRICE $         A SHARE
                            ------------------------

                                                       UNDERWRITING                        PROCEEDS TO
                                       PRICE TO       DISCOUNTS AND      PROCEEDS TO         SELLING
                                        PUBLIC        COMMISSIONS(1)      COMPANY(2)      STOCKHOLDER(2)
                                  ------------------------------------------------------------------------
Per Share.........................         $                $                 $                 $
Total(3)..........................     $                $                 $                 $

- ---------------

(1) The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(2) Before deducting expenses payable by the Company and the Selling Stockholder estimated at $450,000 and $225,000, respectively.
(3) The Company and the Selling Stockholder have granted the U.S. Underwriters options, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 300,000 and 150,000 additional shares, respectively, at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such options in full, the total price to public, underwriting discounts and commissions, proceeds to Company and proceeds to Selling Stockholder will be
    $        , $        , $        and $        , respectively. See
    "Underwriters."

     The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Shearman & Sterling, counsel for the Underwriters. It is expected that delivery of the
Shares will be made on or about             , 1996, at the office of Morgan
Stanley & Co. Incorporated, New York, New York, against payment therefor in immediately available funds.
                            ------------------------
MORGAN STANLEY & CO.
   International
                          GOLDMAN SACHS INTERNATIONAL
                                                               SMITH BARNEY INC.
            , 1996

                               [ATLAS ROUTE MAP]


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS, IF ANY, MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITERS."

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY THE SELLING STOCKHOLDER OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

     For investors outside the United States: No action has been or will be taken in any jurisdiction by the Company, by the Selling Stockholder or by any Underwriter that would permit a public offering of the Common Stock or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company, by the Selling Stockholder and the Underwriters to inform themselves about and to observe any restrictions as to the offering of the Common Stock and the distribution of this Prospectus.

     In this Prospectus references to "dollars" and "$" are to United States dollars, and the terms "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.
                            ------------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Prospectus Summary....................................................................     2
Risk Factors..........................................................................     6
The Company...........................................................................    11
Use of Proceeds.......................................................................    12
Market Price of Common Stock and Dividend Policy......................................    12
Capitalization........................................................................    13
Selected Financial Data...............................................................    14
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................    15
Business..............................................................................    23
Management............................................................................    33
Principal and Selling Stockholders....................................................    40
Certain Transactions..................................................................    41
Description of Capital Stock..........................................................    41
Shares Eligible for Future Sale.......................................................    43
Certain Federal Income Tax Consequences to Non-United States Holders..................    44
Underwriters..........................................................................    47
Legal Matters.........................................................................    49
Experts...............................................................................    49
Available Information.................................................................    51
Index to Consolidated Financial Statements............................................   F-1

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Except where otherwise indicated, the information in this Prospectus assumes that the U.S. Underwriters' over-allotment options are not exercised. For a discussion of certain factors to be considered by prospective investors, see "Risk Factors."

                                  THE COMPANY

     Atlas Air, Inc. (the "Company") is a cargo carrier which provides, through its all Boeing 747 fleet, highly reliable airport-to-airport air transportation services throughout the world to major international airlines consisting of China Airlines, KLM, Lufthansa, British Airways, SAS, Swissair, Varig and Emirates under fixed-rate, long-term contracts. As a result of the Company's efficient and cost-effective services and increased airline industry pressure to reduce costs, the Company's customers have determined that outsourcing portions of their air cargo business to the Company can be less costly and offer greater operational flexibility than expanding their cargo operations by purchasing additional aircraft and adding other resources.

     The Company believes that it has several key advantages which allow it to offer efficient and cost-effective outsourcing services to its customers on a profitable basis:

     - Long-Term Customer Contracts Which Minimize Revenue and Cost Risks. The Company's contractual arrangements with its customers, which accounted for 97% of the Company's flight hours in 1995, typically provide for its customers to guarantee monthly minimum aircraft utilization levels at fixed hourly rates and are typically in force for periods of one to five years, subject to certain termination provisions. These contracts typically require that the Company supply aircraft, crew, maintenance and insurance ("ACMI") and that its customers bear all other operating expenses, including fuel and fuel servicing; marketing costs associated with obtaining cargo; airport cargo handling; landing fees; ground handling, aircraft push-back and de-icing services; and specific cargo and mail insurance. The Company's customers are also responsible under these contracts for utilizing the cargo capacity of such aircraft. These contracts, therefore, minimize for the Company the load factor and yield risk traditionally associated with the air cargo business. The Company currently has twelve ACMI contracts with at least one aircraft dedicated to each contract and is currently in preliminary discussions with respect to other possible ACMI contracts. All of the Company's revenues and virtually all of its costs are in U.S. dollars, thus avoiding currency risks normally associated with doing business primarily overseas.

     - Efficient Fleet Configuration of Boeing 747 Aircraft. The Company currently employs a fleet of thirteen Boeing 747-200 aircraft and one Boeing 747-100 aircraft (the "Existing Fleet"). In addition, in January 1996, the Company entered into an agreement to acquire six Boeing 747-200 passenger aircraft (the "Thai Aircraft"), from Thai Airways International Public Company Limited ("Thai Airways"). The Thai Aircraft will be converted to freighter configuration and delivered to the Company over a period beginning in the fourth quarter of 1996 through the fourth quarter of 1997. In addition, the Company has entered into an agreement with Federal Express Corporation ("Federal Express") to lease five Boeing 747-200 freighter aircraft plus spare engines (the "Federal Express Aircraft"). The first Federal Express Aircraft was delivered to the Company in March 1996 (and is included in the Existing Fleet), with the remaining Federal Express Aircraft to be delivered over a four-month period beginning in June 1996, each with a lease term ending in January 1998. The Company is also in preliminary discussions with respect to other possible aircraft purchases. See "Business -- Aircraft."

       The Company's Existing Fleet, the Thai Aircraft and the remaining four Federal Express Aircraft are, or will be upon delivery to the Company, high gross weight aircraft which, based upon information provided by The Boeing Company ("Boeing"), have a maximum take-off weight ("MTOW") of not less than 812,000 pounds and a maximum range at MTOW of not less than 4,926 statute miles (the

       "High Gross Weight Aircraft"). High Gross Weight Aircraft provide among the highest maximum payload and cubic capacities, as well as the longest range, of any cargo aircraft currently in commercial service in the world. Additionally, the uniformity of the Company's fleet of Boeing 747 aircraft allows for standardization in maintenance and crew training, resulting in substantial cost savings in these areas. As the Company's fleet size increases, the Company expects to realize additional economies of scale.

     - Outsourcing of Maintenance on a Fixed Cost Basis. The Company has focused its own resources in those areas where it believes it has competitive and cost advantages and has outsourced other services which it believes can be provided by others at a lower cost. In that regard, a significant portion of the regular maintenance of the Company's fleet is provided on a fixed cost per flight hour basis by KLM. The fixed-cost formula of the contract also helps the Company to predict its maintenance costs when negotiating its customer contracts. The Company also has maintenance contracts with HAECO and Alitalia. See "Business -- Maintenance."

     - Motivated and Productive Work Force. The Company maintains a good working relationship with its employees, in part by providing financial incentives to its personnel which are based on the Company's performance. The Company believes that it operates with lower personnel costs than many established international carriers partially as a result of focusing on profit-based incentives rather than base wages. As of March 1, 1996, the Company had 435 employees, 294 of whom were pilots. None of the Company's employees is subject to a collective bargaining agreement. See "Risk Factors -- Employee Relations."

     The Company's business strategy is to grow its business profitably by (i) securing long-term ACMI contracts with new customers and expanding its long-term ACMI relationships with its existing customers; (ii) maintaining its own costs at the lowest practicable level and, where feasible, locking in its costs, such as through the outsourcing of a significant portion of its regular aircraft maintenance at a fixed cost per flight hour; and (iii) differentiating itself from other air cargo carriers by not directly or indirectly competing with its customers by offering its services to freight forwarders or shippers with whom its customers deal. By focusing on expanding its ACMI contracts, the Company can obtain minimum annual revenues and more predictable profit margins while minimizing the load factor and yield risks traditionally associated with the air cargo business.

     Management believes that, as a U.S. certificated "flag" carrier, the Company is well positioned to benefit from the continued lowering of international trade barriers and from growth in the global air cargo markets, particularly in Europe, Asia and the Pacific Rim, where the Company has concentrated a significant portion of its resources, as well as in Latin America, where it has been operating since July 1994 and currently has dedicated one aircraft to serve Varig. The Company also expects to benefit from a trend in the passenger-airline industry toward replacement of existing widebody passenger and cargo-capable aircraft with smaller, more efficient twin-engine aircraft which have more limited cargo space. The Company believes that anticipated growth in the demand for air cargo services, combined with reduced passenger-airline widebody cargo capacity and the continuing pressure on the airline industry to reduce operating costs, should provide the Company with the opportunity to continue to expand its air cargo outsourcing services.

                                  THE OFFERING


Common Stock Offered:
  Common Stock Offered by the Company........  2,000,000 shares
  Common Stock Offered by the Selling
     Stockholder(1)..........................  1,000,000 shares
                                               ---------
          Total Common Stock Offered.........  3,000,000 shares
                                               =========
  U.S. Offering..............................  2,400,000 shares
  International Offering.....................  600,000 shares
Common Stock outstanding after the
  Offering(2)................................  21,917,000 shares
Use of Proceeds..............................  For working capital and other general corporate purposes including, but not limited
                                               to, the acquisition of aircraft.
Nasdaq National Market symbol................  "ATLS"


- ---------------

(1) Includes 200,000 shares to be sold by Mr. Chowdry personally and 800,000 shares to be sold by Chowdry Limited Partnership. See "Principal and Selling Stockholders."


(2) Based on the number of shares outstanding at April 25, 1996. Excludes (i) 536,650 shares of Common Stock issuable pursuant to outstanding options and 1,142,780 shares of Common Stock reserved for issuance upon exercise of options that may be granted under the Company's 1995 Long Term Incentive and Share Award Plan (the "1995 Stock Option Plan") and (ii) 1,000,000 shares of Common Stock reserved for issuance pursuant to the Company's Employee Stock Purchase Plan (the "Stock Purchase Plan", together with the 1995 Stock Option Plan, the "Plans"). In addition, the Company's Board of Directors has proposed increasing the number of shares reserved for issuance under the Company's 1995 Stock Option Plan by 300,000, subject to stockholder approval at the Company's annual meeting to be held on June 4, 1996. See "Management -- Employment Contracts," "-- 1995 Stock Option Plan" and "-- Employee Stock Purchase Plan."

                            ------------------------

                             SUMMARY FINANCIAL DATA

     The summary financial data presented below have been derived from the consolidated financial statements of the Company. The data as of the years ended December 31, 1995, 1994 and 1993, and for the period from April 22, 1992 (inception) through December 31, 1992, were derived from the Company's audited consolidated financial statements and related notes, and other financial information.


                                                     THE COMPANY
                                  -------------------------------------------------
                                                                                       THE COMPANY AND
                                    THREE MONTHS                                       PREDECESSORS(1)
                                        ENDED                                         -----------------
                                      MARCH 31,         YEARS ENDED DECEMBER 31,       APRIL 22, 1992
                                  -----------------   -----------------------------        THROUGH
                                   1996      1995       1995       1994      1993     DECEMBER 31, 1992
                                  -------   -------   --------   --------   -------   -----------------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Operating revenues..............  $58,649   $28,938   $171,267   $102,979   $41,263        $19,568
Operating income................   15,410     3,541     42,674     13,894       446          4,743
Net income (loss)...............    6,203        50     17,831      3,586    (8,023)        (9,114)
Net income (loss) per share.....      .32       .00       1.06        .24      (.53)          (.61)
Common shares outstanding during
  the period (weighted
  average)......................   19,686    15,000     16,783     15,000    15,000         15,000


                                                                        AT DECEMBER 31, 1995
                                                                     ---------------------------
                                                                      ACTUAL      AS ADJUSTED(2)
                                                                     --------     --------------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash...............................................................  $ 96,990        $174,680
Working capital....................................................    81,022         158,712
Total assets.......................................................   447,323         525,013
Long-term debt (3).................................................   335,902         335,902
Stockholders' equity...............................................    68,715         146,405

- ---------------

(1) For the period April 22, 1992 (inception) through December 31, 1992, the financial information for the Company, which was formed in August 1992, has been combined with the financial information of the Company's predecessors in a manner similar to a pooling-of-interests transaction. The Company received its required Federal Aviation Administration ("FAA") and Department of Transportation ("DOT") operating certificates in February 1993 and began operations under its own name at that time. Prior to February 1993, financial results reflect the costs associated with the formation of the Company and the operating results from the ownership of two Boeing 747 aircraft which were leased to another carrier for operation by such carrier pursuant to leases with China Airlines beginning April 1992 and November 1992, respectively, as well as to the United States military during November and December 1992.
(2) Adjusted to reflect the sale of the 2,000,000 shares of Common Stock offered by the Company hereby at an estimated offering price of $41 1/8 per share and the application of proceeds therefrom (after deducting underwriting discounts and commissions and estimated offering expenses).
(3) Excludes current maturities.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, prospective investors should carefully consider the following factors prior to making an investment in the Common Stock.

LIMITED HISTORY OF OPERATIONS

     The Company received its operating certificate in February 1993. Although many of the Company's managerial and supervisory personnel have substantial airline industry experience, the Company has only a limited operating history. Accordingly, there is no basis, other than the Company's short operating history and management's judgment, on which to estimate the profitability or revenue growth that the Company's operations may generate over a longer period of time. See "Management." During the period from its inception through December 31, 1993, the Company incurred cumulative losses totalling approximately $17.1 million. In 1994 and 1995, the Company recorded net income of approximately $3.6 million and $17.8 million, respectively, although there can be no assurance that net income will be sustained in the future.

COMPETITION

     The market for air cargo services is highly competitive. A number of airlines currently provide services for themselves and for others, similar to the services offered by the Company, and new airlines may be formed that would also compete with the Company. Such airlines may have substantially greater financial resources and a larger fleet of aircraft than the Company. The Company believes that the most important bases for competition in the air cargo business are the payload and cubic capacities of the aircraft and the price, flexibility, quality and reliability of the cargo transportation service. The ability of the Company to achieve the growth anticipated by its strategic plan depends upon its success in convincing major international airlines that outsourcing some portion of their air cargo business remains more cost-effective than undertaking cargo operations with their own incremental capacity and resources.

DEPENDENCE ON SIGNIFICANT CUSTOMERS; GEOGRAPHIC CONCENTRATION

     In 1995, three of the Company's customers, China Airlines, KLM and Varig, accounted for approximately 47%, 20% and 14%, respectively, of the Company's total revenues. The Company also began service on additional ACMI contracts for Lufthansa and British Airways in July and September 1995, respectively, and entered into ACMI contracts with SAS, Swissair and Lufthansa which commenced service in April 1996. The Company believes that its relationships with these customers are mutually satisfactory, as evidenced by the fact that it has renewed four ACMI contracts, and entered into five new ACMI contracts, with its existing customers. However, there can be no assurance that any of these agreements will remain in effect for their scheduled terms or that upon their expiration they will be renewed. The scheduled termination dates for these contracts range from September 1996 to February 2001. See "Business -- ACMI Contracts." The failure to renew any of these agreements, or the renewal of any of these agreements on terms less favorable to the Company, could have a material adverse effect on the Company. Additionally, the Company has concentrated a significant percentage of its resources in routes between the United States and Asia and the Pacific Rim and between Europe and Asia and the Pacific Rim. Any economic decline or any military or political disturbance in these areas of the world might prevent or interfere with the Company's ability to provide service to its Asian and Pacific Rim destinations and could have a material adverse effect on the Company.

DEPENDENCE UPON AIRCRAFT AVAILABILITY AND FINANCING


     The Company believes it enjoys significant competitive advantages resulting from its use of High Gross Weight Aircraft. See "The Company" and
"Business -- Aircraft." Although the Company currently employs thirteen High Gross Weight Aircraft in its operations and has contracted for the delivery of ten more, the Boeing 747-200 High Gross Weight Aircraft is no longer in production. The Company believes that the Existing Fleet, and, when delivered, the Thai Aircraft and the remaining Federal Express Aircraft will be adequate to meet the requirements of its operations for the immediate future; however, additional aircraft (including spare aircraft capability) will be necessary for the Company to expand in accordance with its strategic business plan. See "Business -- Strategy." The Company has historically been successful in obtaining both Boeing 747 aircraft and the financing necessary for the acquisition of such aircraft and, when necessary, the conversion of such aircraft for freight carrying use; however, there can be no assurance that Boeing 747 aircraft (particularly High Gross Weight Aircraft), a satisfactory substitute therefor (such as a combination passenger and cargo Boeing 747 aircraft or a passenger Boeing 747 aircraft) or the financing necessary for the acquisition and/or conversion of the aircraft will be available to the Company on satisfactory terms or at all in the future.

OPERATIONS DEPENDENT UPON LIMITED FLEET

     Each of the Boeing 747-200 aircraft in the Existing Fleet is dedicated by the Company to the service of one or more ACMI contracts, with one Boeing 747-100 aircraft designated to provide back-up capability. See "The Company" and "Business -- Strategy." Therefore, in the event one or more of the Company's aircraft were to be lost or out of service for an extended period of time, the Company may have difficulty fulfilling its obligations under one or more of its ACMI contracts. While the Company believes that its insurance coverage is sufficient to cover the replacement cost of an aircraft, there can be no assurance that suitable replacement aircraft could be located or that, if located, the Company could contract for the services of such an aircraft without undertaking substantial costs therefor. See "-- Dependence upon Aircraft Availability and Financing." While the Company carries business interruption insurance, any extended interruption of the Company's operations due to the loss of an aircraft could have a material adverse effect on the Company.

UTILIZATION OF FUTURE AIRCRAFT

     Although the Company generally does not agree to acquire new aircraft unless such aircraft can service existing needs or the Company anticipates that it will have obtained additional ACMI contracts for the aircraft to service, the Company has not yet obtained ACMI contracts to be serviced by the Thai Aircraft to be placed into service beginning in the fourth quarter of 1996 through the fourth quarter of 1997, or the four remaining Federal Express Aircraft to be placed in service over the four-month period beginning in June 1996. The Company is seeking to obtain ACMI contracts with new and existing customers, to which such aircraft would be dedicated when placed in service. The Company intends to have new ACMI contracts in place for all these aircraft by the time they are placed in service; however, to the extent arrangements for such contracts have not been made at such time, the Company would seek other revenue opportunities for such aircraft which it believes are generally available, although there can be no assurance that such opportunities will be available at such time. The failure to generate adequate revenue from new aircraft pending the entering into of ACMI contracts, or the failure to secure ACMI contracts for such aircraft, could have a material adverse effect on the Company.

AGING AIRCRAFT

     The Company's Existing Fleet consists of thirteen Boeing 747-200 aircraft manufactured between 1974 and 1986, and one Boeing 747-100 manufactured in 1970. Manufacturer Service Bulletins ("Service Bulletins") and the FAA's Airworthiness Directives ("Directives") issued under its "Aging Aircraft" program cause Boeing 747-100 and 747-200 aircraft operators to be subject to extensive aircraft examinations and require Boeing 747-100 and 747-200 aircraft to undergo structural inspections and modifications to address problems of corrosion and structural fatigue at specified times. For instance, on September 21, 1993 and June 4, 1994, the FAA issued Directives requiring the inspection and replacement of certain engine components with which the Company must comply by December 1997 at an aggregate estimated cost of $1.1 million for all of the Company's aircraft. In November 1994, the FAA issued Nacelle Strut Modification Service Bulletins which are expected to be converted into Directives. The Company's aircraft would have to be brought into compliance with such Directives within the next five years at an estimated cost of approximately $500,000 for each aircraft in its fleet. Additionally, although the Existing Fleet is currently in compliance with FAA Stage III noise requirement standards ("Stage III Standards"), modifications to one of the aircraft in the Existing Fleet will be required prior to December 31, 1999 for continued compliance with such Stage III Standards for High Gross Weight Aircraft, and the Company will incur an estimated expenditure of approximately $100,000 to effect such compliance. For a further description of Stage III Standards, see "Business -- Governmental Regulation." It is possible that additional Service Bulletins or Directives applicable to the types of aircraft or engines included in the Company's fleet could be issued in the future. The cost of compliance with Directives and of following Service Bulletins cannot currently be estimated, but could be substantial.

EMPLOYEE RELATIONS

     The Company believes it operates with lower incremental personnel costs than many established international airlines and cargo carriers, principally due to the flexibility and high productivity of its workforce, arising in part as a result of the Company's emphasis on providing financial incentives to its personnel that are focused on the Company's financial performance rather than on base wages. The Company's employees are not currently subject to a collective bargaining agreement; however, many airline industry employees are subject to such agreements and the Company's employees have been solicited from time to time by union representatives seeking to organize them. There can be no assurance that the Company will maintain these advantages for any extended period of time.

REGULATORY MATTERS

     Under the Federal Aviation Act of 1958, as amended and recodified (the "Aviation Act"), the DOT and the FAA exercise regulatory authority over the Company. The Company has obtained the necessary authority to conduct flight operations, including a Certificate of Public Convenience and Necessity from the DOT and an Air Carrier Operating Certificate from the FAA; however, the continuation of such authority is subject to continued compliance by the Company with applicable statutes, rules and regulations pertaining to the airline industry, including any new rules and regulations that may be adopted in the future. All air carriers are subject to the strict scrutiny of FAA officials and to the imposition of regulatory demands that can negatively affect their operations. DOT authorization is required for each of the Company's long-term contracts. In order to provide service to foreign points, the Company must also obtain permission for such operations from the applicable foreign governments and certain airport authorities. See "Business -- Governmental Regulation."

CONTROL BY PRINCIPAL STOCKHOLDER


     After giving effect to the sale of shares of Common Stock contemplated hereby (the "Offering"), Michael A. Chowdry, the founder, Chief Executive Officer, Chairman of the Board of Directors and President of the Company, will beneficially own approximately 63.4% of the outstanding Common Stock of the Company. As a result, Mr. Chowdry will be able to direct and control the policies of the Company, including the election of directors, and mergers, sales of assets and other such transactions. See "Principal and Selling Stockholders."


DEPENDENCE UPON KEY MANAGEMENT PERSONNEL

     The Company believes that its success in acquiring ACMI contracts and managing its operations will depend substantially upon the continued services of the present executive officers of the Company. The loss of the services of any of such persons could have a material adverse effect on the Company's business prospects. The Company has employment agreements with such officers, which are generally terminable at any time by either party. See "Management -- Employment Agreements."

SEASONALITY OF CUSTOMER'S CARGO OPERATIONS

     The cargo operations of the Company's airline customers are seasonal in nature, with peak activity traditionally in the second half of the year, and with a significant decline occurring in the first quarter. As a result, the Company's revenues typically decline in the first quarter of the year as its minimum contractual aircraft utilization level temporarily decreases. The Company's ACMI contracts typically allow the Company's customers to cancel a maximum of 5% of the guaranteed hours of aircraft utilization over the course of a year. The Company's customers most often exercise such cancellation options early in the first quarter of the year, when the demand for air cargo capacity has been historically low. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Seasonality" and "Business."

LIMITATION ON VOTING BY FOREIGN OWNERS

     Under applicable regulatory restrictions, no more than 25% of the voting stock of the Company can be owned or controlled, directly or indirectly, by persons who are not U.S. citizens. The Company's Restated Certificate of Incorporation provides that no shares of capital stock may be voted by or at the direction of persons who are not U.S. citizens unless such shares are registered on a separate stock record. See "Description of Capital Stock -- Limitation on Voting by Foreign Owners."

ANTI-TAKEOVER PROVISIONS; PREFERRED STOCK

     The Restated Certificate of Incorporation of the Company authorizes the Board of Directors to issue preferred stock without stockholder approval. The Board of Directors could use the preferred stock as a means to delay, defer or prevent a takeover attempt that a stockholder might consider in the Company's best interest. In addition, certain provisions of Delaware law and the Company's Restated Certificate of Incorporation and Restated Bylaws might impede a merger, consolidation, takeover or other business combination involving the Company, as well as specified transactions with an interested stockholder. See "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE


     As of April 25, 1996, after giving effect to the completion of the Offering, the Company will have outstanding 21,917,000 shares of Common Stock, without taking into account any shares issuable upon the exercise of outstanding options. See "Management." 8,017,000 of these shares will be freely transferable by persons other than "affiliates" of the Company without restriction or further registration under the Securities Act of 1933, as amended. The remaining shares of Common Stock beneficially owned by Mr. Chowdry will be "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144 under the Securities Act. The Company and the Selling Stockholder have agreed that without the prior written consent of Morgan Stanley & Co. Incorporated ("Morgan Stanley") on behalf of the Underwriters, they will not, during the period commencing on the date hereof and ending, with respect to the Company, 90 days and, with respect to the Selling Stockholder, 120 days after the date of this Prospectus, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are now owned by the Company or the Selling Stockholder or are hereafter acquired), or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause
(1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to the sale of any Shares to the Underwriters pursuant to this Offering or pursuant to the Plans or stock options outstanding as of the date of this Prospectus. In addition, the Selling Stockholder agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 120 days after the date of this Prospectus, make any demand for or exercise any right with respect to the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. See "Shares Eligible for Future Sale." Sales of substantial numbers of shares of Common Stock in the public market could adversely affect the market price of the Common Stock.



     In addition to the shares described above, at April 25, 1996, options to purchase an aggregate of 536,650 shares of Common Stock were outstanding. An aggregate of an additional 2,142,780 shares of Common Stock have been reserved for issuance under the Plans. In addition, the Company's Board of Directors has proposed increasing the number of shares reserved for issuance under the Company's 1995 Stock Option Plan by 300,000, subject to stockholder approval at the Company's annual meeting to be held on

June 4, 1996. The Company has registered under the Securities Act all shares of Common Stock issuable upon exercise of such options. Shares of Common Stock issued upon exercise of options will be immediately available for sale in the public market, subject to the volume limitations of Rule 144 under the Securities Act applicable to affiliates of the Company. See "Shares Eligible for Future Sale" and "Management -- 1995 Stock Option Plan."

POSSIBLE VOLATILITY OF STOCK PRICE

     The trading price of the Company's Common Stock has increased substantially since the Company's initial public offering in August 1995 (the "IPO"), although it has been subject to wide fluctuations in response to a variety of factors, including quarterly variations in operating results, market conditions in the air cargo industry, comments or recommendations issued by analysts who follow the Company, its competitors or the air cargo industry and general economic and market conditions. In addition, the stock market has from time to time experienced extreme price and volume volatility. These fluctuations may be unrelated to the operating performance of particular companies whose shares are traded. Market fluctuations may adversely affect the market price of the Common Stock. The market price of the Common Stock could continue to be subject to significant fluctuations in response to the Company's operating results and other factors and there can be no assurance that the market price of the Common Stock will not decline below the public offering price.

                                  THE COMPANY

     The Company is a cargo carrier which provides, through its all Boeing 747 aircraft fleet, highly reliable airport-to-airport air transportation services throughout the world to major international airlines consisting of China Airlines Ltd. ("China Airlines"), KLM Royal Dutch Airlines ("KLM"), Deutsche Lufthansa A.G. ("Lufthansa"), British Airways World Cargo ("British Airways"), Varig Brazilian Airlines ("Varig"), International Airline of the United Arab Emirates ("Emirates"), Scandinavian Airlines System ("SAS") and Swissair Cargo ("Swissair") under fixed-rate, long-term contracts. As the worldwide air transportation industry has become increasingly competitive in recent years, carriers have come under pressure to re-examine all facets of their business and to reduce costs where possible, including outsourcing of operations where it is economically advantageous to do so. The Company has established itself as a low-cost, efficient and reliable provider of air cargo transportation primarily because of its low cost structure which it has achieved as a result of its productive and flexible work force, the outsourcing of many of its own services (such as maintenance on a fixed-cost per flight hour basis), and the advantageous economies realized from the operation of a standardized fleet of long-haul Boeing 747 aircraft. As a result of these efficiencies, high service standards and increased airline industry pressure to reduce costs, the Company's airline customers have determined that outsourcing portions of their air cargo business to the Company can be significantly less costly and offer greater operational flexibility than expanding their cargo operations by purchasing additional aircraft and adding other resources.

     The Company's contractual arrangements with its customers, which accounted for 97% of the Company's flight hours in 1995, typically provide for its customers to guarantee monthly minimum aircraft utilization levels at fixed hourly rates and are typically in force for periods of one to five years, subject to certain termination provisions. These ACMI contracts typically require that the Company supply aircraft, crew, maintenance and insurance and that its customers bear all other operating expenses, including fuel and fuel servicing; marketing costs associated with obtaining cargo; airport cargo handling; landing fees; ground handling, aircraft push-back and de-icing services; and specific cargo and mail insurance. These contracts, therefore, minimize for the Company the load factor and yield risk traditionally associated with the air cargo business. The Company currently has twelve ACMI contracts with at least one aircraft dedicated to each contract. All of the Company's revenues and virtually all of its costs are in U.S. dollars, thus avoiding currency risks normally associated with doing business primarily overseas. See "Business -- ACMI Contracts."

     The Company's Existing Fleet is comprised of fourteen Boeing 747 aircraft, thirteen of which are Boeing 747-200 aircraft and one of which is a Boeing 747-100. See "Business -- Aircraft." The Company believes that its utilization of primarily High Gross Weight Aircraft provides significant marketing advantages because these aircraft, relative to most other cargo aircraft that are commercially available, have higher maximum payload and cubic capacities, and longer range. Additionally, the uniformity of the Company's Boeing 747 aircraft fleet allows for standardization in maintenance and crew training, resulting in substantial costs savings in these areas. The Company has contracted to acquire the Thai Aircraft, which are expected to be placed in service over a period from the fourth quarter of 1996 through the fourth quarter of 1997. The Company has also contracted to lease the Federal Express Aircraft, one of which was delivered to the Company in March 1996 and the rest of which will be delivered over the four-month period beginning in June 1996. The Company is also in preliminary discussions with others with respect to additional purchases of Boeing 747-200 aircraft. See "Business -- Aircraft."

     The Company, through its predecessors, began its operations on April 22, 1992 with one Boeing 747-200 High Gross Weight Aircraft in the service of China Airlines and expanded its operations to a second Boeing 747-200 High Gross Weight Aircraft in November 1992. These operations were undertaken on behalf of the Company by another carrier utilizing pilot crews, dispatch facilities, maintenance operations and other services provided by such carrier. The relationship with such other carrier ceased in April 1993. For a description of the historical transactions of the Company and its predecessors, see "Certain Transactions."

     The principal executive offices of the Company are located at 538 Commons Drive, Golden, Colorado 80401, and the Company's telephone number is (303) 526-5050. The Company was incorporated in Delaware in April 1992.

                                USE OF PROCEEDS

     The net proceeds from the sale of the 2,000,000 shares of Common Stock offered by the Company will be approximately $77.7 million ($89.4 million if the Underwriters' over-allotment option from the Company is exercised in full) at an estimated offering price of $41 1/8 per share after deducting the aggregate underwriting discounts and the estimated expenses of the Offering. All net proceeds will be retained for working capital and other general corporate purposes including, but not limited to, the acquisition and conversion of aircraft. See "Business -- Aircraft." Prior to the use of the net proceeds of the Offering, such proceeds will be placed in interest-bearing bank accounts or invested in short-term United States government securities or other short-term investment grade securities. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholder.

                MARKET PRICE OF COMMON STOCK AND DIVIDEND POLICY

     Since the initial public offering of the Company's Common Stock at $16.00 per share in August 1995, the Common Stock has been traded on the Nasdaq National Market under the symbol "ATLS." The following table sets forth for the periods indicated the high and low sale prices per share of Common Stock on the Nasdaq National Market as reported by Nasdaq:


                                                                             HIGH     LOW
                                                                             ----     ---
    1995
    Third Quarter (August 11 to September 29)..............................  $24  1/4 $17
    Fourth Quarter.........................................................   23       12
    1996
    First Quarter..........................................................   41  7/8  15
    Second Quarter (through May 3).........................................   48  5/8  36 3/4



     A recent reported last sale price of the Common Stock as reported on the Nasdaq National Market is set forth on the cover page of this Prospectus. As of April 25, 1996 there were approximately 136 holders of record of the Common Stock.


     The Company has never paid a cash dividend on its Common Stock. The Company does not anticipate paying cash dividends on its capital stock in the foreseeable future and intends to retain all earnings to finance the operations and expansion of the Company's business. The payment of cash dividends in the future will depend on the Company's earnings, financial condition and capital needs and on other factors deemed relevant by the Board of Directors at that time. In addition, the indentures governing the Company's 12 1/4% Senior Secured Notes due 2002 place restrictions on the Company's ability to declare cash dividends on the Common Stock. See Note 2 to the Consolidated Financial Statements of the Company.

                                 CAPITALIZATION

     The following table sets forth the cash position and the capitalization of the Company as of December 31, 1995, and as adjusted to give effect to the sale of 2,000,000 shares of Common Stock offered by the Company hereby at an estimated offering price of $41 1/8 per share. See "Use of Proceeds."

                                                                           DECEMBER 31, 1995
                                                                       -------------------------
                                                                        ACTUAL    AS ADJUSTED(1)
                                                                       --------   --------------
                                                                            (IN THOUSANDS)
CASH AND CASH EQUIVALENTS............................................  $ 96,990      $179,680
                                                                       ========      ========
CURRENT PORTION OF LONG-TERM DEBT....................................  $ 15,359      $ 15,359
LONG-TERM INDEBTEDNESS (LESS CURRENT PORTION)
  ING Bank debt......................................................   226,024       226,024
  Equipment Notes....................................................   100,000       100,000
  Lufthansa..........................................................     9,556         9,556
  Other..............................................................       323           323
                                                                       --------      --------
          Total long-term indebtedness (less current portion)........   335,902       335,902
STOCKHOLDERS' EQUITY:
  Preferred Stock, $1.00 par value; 10,000,000 shares authorized;
     no shares issued................................................
  Common Stock, $.01 par value; 50,000,000 shares authorized;
     19,600,000 shares (actual), 21,600,000 shares (as adjusted)
     issued and outstanding(2).......................................       196           216
  Additional paid-in capital.........................................    66,591       144,261
  Retained earnings..................................................     1,928         1,928
                                                                       --------      --------
          Total stockholders' equity.................................    68,715       146,405
                                                                       --------      --------
TOTAL CAPITALIZATION.................................................  $419,976      $497,666
                                                                       ========      ========

- ---------------

(1) The net proceeds of the Offering are shown in cash and cash equivalents. The Company expects to use the net proceeds of the Offering, together with its own funds, for general corporate purposes including the acquisition and conversion of aircraft to freighter configuration. See "Use of Proceeds."

(2) Excludes (i) at April 25, 1996, 536,650 shares of Common Stock issuable pursuant to outstanding options, 317,000 shares issued pursuant to options that were exercised in March 1996 and 1,142,780 shares of Common Stock reserved for issuance upon exercise of options that may be granted under the Company's 1995 Stock Option Plan and (ii) at April 25, 1996, 1,000,000 shares of Common Stock reserved for purchase pursuant to the Company's Stock Purchase Plan. In addition, the Company's Board of Directors has proposed increasing the number of shares reserved for issuance under the Company's 1995 Stock Option Plan by 300,000, subject to stockholder approval at the Company's annual meeting to be held on June 4, 1996. See "Management -- 1995 Stock Option Plan," "-- Employee Stock Purchase Plan."

                            SELECTED FINANCIAL DATA

     The selected financial data presented below have been derived from the consolidated financial statements of the Company. The data as of the years ended December 31, 1995, 1994 and 1993, and for the period from April 22, 1992 (inception) through December 31, 1992, were derived from the Company's audited consolidated financial statements and related notes, and other financial information.

                                                                                    THE COMPANY AND
                                                                                    PREDECESSORS(1)
                                                            THE COMPANY            -----------------
                                                     YEARS ENDED DECEMBER 31,       APRIL 22, 1992
                                                   -----------------------------        THROUGH
                                                     1995       1994      1993     DECEMBER 31, 1992
                                                   --------   --------   -------   -----------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Operating revenue................................  $171,267   $102,979   $41,263        $19,568
Operating income.................................    42,674     13,894       446          4,743
Net income (loss)................................    17,831      3,586    (8,023)        (9,114)
Net income (loss) per share......................      1.06        .24      (.53)          (.61)
Common shares outstanding during the period
  (weighted average).............................    16,783     15,000    15,000         15,000

                                                                     AT DECEMBER 31,
                                                        -----------------------------------------
                                                          1995       1994       1993       1992
                                                        --------   --------   --------   --------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash..................................................  $ 96,990   $ 10,524   $  6,198   $ 13,323
Working capital (deficit).............................    81,022     (1,937)    (5,291)     2,067
Total assets..........................................   447,323    162,731    125,005    133,410
Long-term debt(2).....................................   335,902    158,730    129,663    132,438
Stockholders' equity (deficit)........................    68,715    (15,753)   (19,339)   (11,316)

- ---------------

(1) For the period April 22, 1992 (inception) through December 31, 1992, the financial information for the Company, which was formed in August 1992, has been combined with the financial information of the Company's predecessors in a manner similar to a pooling-of-interests transaction. The Company received its required FAA and DOT operating certificates in February 1993 and began operations under its own name at that time. Prior to 1993, financial results reflect the costs associated with the formation of the Company and the operating results from the ownership of two Boeing 747 aircraft which were leased to another carrier for operation by such carrier pursuant to leases with China Airlines beginning in April 1992 and November 1992, respectively, as well as to the United States military during November and December 1992.
(2)  Excludes current maturities.


FIRST QUARTER RESULTS



     On April 24, 1996, the Company reported the following first quarter results of operations:



                                                                         QUARTER ENDED MARCH 31,
                                                                         -----------------------
                                                                            1996         1995
                                                                         ---------     ---------
                                                                               (DOLLARS IN
                                                                            MILLIONS, EXCEPT
                                                                             PER SHARE DATA)
Operating revenues.......................................................  $ 58.6       $ 28.9
Operating income.........................................................    15.4          3.5
Pre-Tax income...........................................................     9.7          0.2
Net income...............................................................     6.2          0.1
Net income per share.....................................................     .32          .00
Common shares outstanding during the period
  (weighted average, in thousands).......................................  19,686       15,000
Total Block Hours........................................................  11,125        5,812
Aircraft at End of Period................................................      14            7

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     The Company, through its predecessors, began its operations on April 22, 1992 with one Boeing 747-200 High Gross Weight Aircraft in the service of China Airlines and expanded its operations to a second Boeing 747-200 High Gross Weight Aircraft in November 1992. These operations were undertaken on behalf of the Company by another carrier utilizing pilot crews, dispatch facilities, maintenance operations and other services provided by such carrier. As a result, the Company's operations prior to 1993 were primarily limited to aircraft leasing and start-up activities with normal operations commencing in early 1993. As such, the Company's revenues and expenses during that period are not indicative of the revenues and expenses which were incurred by the Company in 1994 and 1993 and which may be incurred in the future. Furthermore, the Company expensed its start-up costs in 1992. As a result, the Company does not believe that any comparison of the period prior to 1993 with later periods would be meaningful.

     The table below sets forth selected financial and operating data for the four quarters of the years ended December 31, 1995 and 1994 (dollars in thousands).

                                                   1995                                               1994
                             ------------------------------------------------   ------------------------------------------------
                              CUMU-       4TH       3RD       2ND       1ST      CUMU-       4TH       3RD       2ND       1ST
                              LATIVE    QUARTER   QUARTER   QUARTER   QUARTER    LATIVE    QUARTER   QUARTER   QUARTER   QUARTER
                             --------   -------   -------   -------   -------   --------   -------   -------   -------   -------
Total operating revenues...  $171,267   $56,142   $47,769   $38,418   $28,938   $102,979   $35,729   $34,271   $20,802   $12,177
Operating expenses.........   128,593    39,982    34,844    28,370    25,397     89,085    29,848    27,400    17,743    14,094
Operating income (loss)....    42,674    16,160    12,925    10,048     3,541     13,894     5,881     6,871     3,059    (1,917)
Other income (expense).....   (16,435)   (4,014)   (4,805)   (4,287)   (3,330)   (10,294)   (2,560)   (2,635)   (2,700)   (2,399)
Net income (loss)..........    17,831     8,352     5,568     3,861        50      3,586     3,321     4,235       346    (4,316)
Block hours................    33,265    10,809     9,076     7,568     5,812     19,049     6,619     6,226     3,789     2,415
Average aircraft
  operated.................       7.7       9.4       8.2       6.9       6.1        5.2         6       5.8         5       3.8
Operating margin...........      24.9%     28.8%     27.1%     26.2%     12.2%      13.5%     16.5%     20.0%     14.7%    (15.7)%

     Operating Revenues and Results of Operations. Total operating revenues for the year ended December 31, 1995 increased to $171.3 million compared to $103.0 million for 1994, an increase of approximately 66%. The average number of aircraft in the Company's fleet during 1995 was 7.7, compared to 5.2 during 1994, excluding scheduled aircraft maintenance down-time. Total block hours for 1995 were 33,265 compared to 19,049 for 1994, an increase of approximately 75%. Revenue per block hour decreased by 5% to $5,149 for 1995 compared to $5,406 for the year-earlier period reflecting a reduction in the level of charter and scheduled service hours. While charter and scheduled service activity provides a higher revenue rate per block hour, costs are also higher due to fuel and ground handling costs which the Company must bear. The Company's operating results improved from a $13.9 million operating profit for 1994 to an operating profit of $42.7 million for 1995. Net income of $3.6 million for 1994 improved to a net income of $17.8 million for 1995.

     The Company initiated cargo services under the name Atlas Air, Inc. in February 1993, with one Boeing 747-200 aircraft dedicated under an ACMI contract to China Airlines and one Boeing 747-200 aircraft utilized primarily for ad hoc charter operations until the second quarter of 1993, when the Company entered into a second long-term dedicated ACMI contract with China Airlines. In the fourth quarter of 1993, the Company added a leased Boeing 747-100 to its fleet, which was intended as a back-up aircraft for its two Boeing 747-200s, and which was additionally utilized for certain operations on behalf of KLM.

     As a result of the addition of the second China Airlines ACMI contract and the subsequent acquisition of the third aircraft, the Company's aircraft utilization levels and, consequently, its revenue production, grew throughout 1993. Average daily aircraft utilization increased from approximately 6.9 hours during the first quarter to approximately 12.2 hours during the fourth quarter, and total operating revenue grew from $6.0 million in the first quarter of 1993 to $15.0 million in the fourth quarter. Total block hours flown by the Company's fleet increased from 1,240 flown in the first quarter of 1993 to 2,745 flown in the fourth quarter. Concurrent with these increases, and in conjunction with the addition of the second aircraft to dedicated ACMI contract service with China Airlines, the Company's operating results improved from a $1.4 million operating loss in the first quarter of 1993 to a $1.5 million operating profit in the fourth quarter, and its net losses declined from $2.4 million to $0.9 million over such period.

     During the fourth quarter of 1993 and the first quarter of 1994, the Company commenced negotiations for the acquisition of additional aircraft in anticipation of entering into additional long-term ACMI contracts and began the process of increasing its operational and staffing levels, including the hiring and training of additional pilots. In 1994, during the first quarter, which traditionally represents a seasonal decline in cargo shipping activity, China Airlines canceled certain of its flight operations pursuant to contractual options in that respect, and one of the Company's aircraft underwent a major maintenance event (a "D Check"). The resulting reduction in revenue, coupled with the added costs incurred in building up its operations, resulted in a $1.9 million operating loss and $4.3 million net loss for the Company for the first quarter of 1994.

     One additional leased Boeing 747-200 was delivered in each of the first and second quarters of 1994, bringing the Company's fleet to five cargo aircraft. The first of these two aircraft went into dedicated ACMI contract service for KLM in April 1994 and the second began dedicated ACMI contract service for Varig in June 1994. The acquisition of these aircraft and the associated long-term contracts resulted in the Company's reaching the necessary size to bring its revenue levels above the point where it could cover its contract-related and fixed costs, with the Company becoming profitable in April of 1994. In July 1994, the Company commenced ACMI contract service for Aerolineas Argentinas and leased a Boeing 747-200 aircraft on a short-term basis for that purpose.

     As a result of the acquisition of these aircraft and the addition of the associated long-term contracts, the Company's operating levels grew substantially in the last three quarters of 1994, with block hours increasing from 2,415 hours in the first quarter to 6,619 hours in the fourth quarter, equating to average daily aircraft utilization of approximately 12.3 hours by the fourth quarter. Over the corresponding period, total operating revenue increased from $12.2 million in the first quarter to $35.7 million in the fourth quarter and the Company's operating results improved from a first quarter operating loss of approximately $1.9 million to operating profits of $6.9 million and $5.9 million in the third and fourth quarters, respectively. In addition, the first quarter net loss of $4.3 million improved to third and fourth quarter net incomes of $4.2 million and $3.3 million, respectively.

     In March 1995, the Company took delivery following its conversion to full cargo configuration of the first of four Boeing 747-200 aircraft contracted to be acquired from Lufthansa, with the second such aircraft delivered to the Company in April 1995. These two aircraft went into dedicated ACMI contract service for each of KLM and China Airlines, respectively. The third aircraft acquired pursuant to the Lufthansa purchase agreement was delivered to the Company in July 1995 and went immediately into ACMI contract service with Lufthansa. In conjunction with the commencement of contract service with British Airways in September 1995, the Company leased a Boeing 747-200 freighter on a short-term basis, which was then replaced in November 1995 by the first of three Boeing 747-200 aircraft acquired from Alitalia.

     The Company's operating levels increased substantially during 1995 as a result of these aircraft acquisitions. Block hours rose from 5,812 hours in the first quarter of 1995 to 10,809 in the fourth quarter, as the average number of aircraft in the Company's fleet grew from 6.1 aircraft to 9.4 aircraft over the corresponding period. Total operating revenue increased from $28.9 million in the first quarter of 1995 to $56.1 million in the fourth quarter, with the Company's operating income increasing from $3.5 million to $16.2 million and its net income improving from $0.1 million to $8.4 million over that same period.

     Operating Expenses. The Company's principal operating expenses include flight crew salaries and benefits; other flight-related expenses; maintenance; aircraft and engine rentals; fuel costs and ground handling; depreciation and amortization; and selling, general and administrative expenses.

     Flight crew salaries and benefits include all such expenses for the Company's pilot work force. Flight crew salaries and benefits increased to $14.6 million in 1995 compared to $8.9 million in 1994, due to an increase in the number of aircraft in the Company's fleet and aircraft block hours. While actual expense increased by approximately 64% during 1995 as a result of the increase in the number of aircraft in the Company's fleet and aircraft block hours, on a block hour basis this expense declined to $438 per hour for 1995 from $467 per hour for 1994. This reduction of 6% was due to increased efficiency in staffing levels and scheduling resulting from the increased level of operations.

     Expenses for flight crew salaries and benefits increased to $8.9 million in 1994 from $4.2 million in 1993, primarily as a result of the increase in the Company's fleet of Boeing 747 aircraft from an average of 2.1 aircraft in 1993 to 5.2 aircraft in 1994, while aircraft block hours increased from 7,907 to 19,049, or approximately 141%, over such period. These expenses did not increase at the same rate as the increase in the Company's operations due to the realization of certain efficiencies and economies of scale as the Company's fleet increased and average seniority levels declined as new pilots were added to the work force.

     Other flight-related expenses include hull and liability insurance on the Company's fleet of Boeing 747 aircraft, crew travel and meal expenses, initial and recurring crew training costs and other expenses necessary to conduct its flight operations.

     Other flight-related expenses increased to $12.4 million in 1995 compared to $9.3 million in 1994, or approximately 33%, due primarily to the larger fleet size. On a block hour basis, this expense declined to $372 per hour for 1995 compared to $487 per hour for 1994. This reduction of 24% was due primarily to reduced insurance and training costs on a block hour basis due to cost savings created by the larger fleet.

     Other flight-related expenses increased to $9.3 million in 1994 from $7.8 million in 1993, or approximately 18%, primarily as a result of the training costs incurred in hiring new pilots for the Company's expanded operations. In addition, the Company's aircraft insurance costs increased in direct proportion to the increase in the Company's fleet size, as the Company was considered a start-up carrier for insurance purposes until 1995 when it renewed its hull and liability policy at rates approximately 25% below those in effect during the first quarter of 1994. Other flight-related expenses in 1993 included payments made in early 1993 to another carrier in connection with the operation by such carrier of certain of the Company's aircraft pursuant to leases with China Airlines beginning in April 1992 and November 1992, respectively.

     Maintenance expenses include all expenses related to the upkeep of the aircraft, including maintenance labor, parts, supplies and maintenance reserves. The costs of C Checks and engine overhauls not otherwise covered by maintenance reserves, are capitalized as they are incurred and amortized over the life of the maintenance event. In addition, in January 1995 the Company contracted with KLM for a significant part of its regular maintenance operations and support on a fixed cost per flight hour basis and in April 1995 with another contract maintenance operator, Hong Kong Aircraft Engineering Company ("HAECO"), at fixed rates to undertake conversions and/or D Checks on ten Boeing 747 aircraft over the next 24 months, which will help serve to decrease its maintenance expense on a per aircraft basis in future periods. See "Business -- Maintenance."

     Maintenance expense increased to $42.6 million in 1995 from $24.5 million in 1994, or approximately 74%. On a block hour basis, maintenance expense decreased by 1% during 1995, primarily reflecting new hourly rates negotiated in conjunction with the long-term maintenance agreement with KLM described above that became effective as of January 1, 1995. Maintenance expenses increased approximately 204%, from $8.1 million in 1993 to $24.5 million in 1994, as a direct result of the increase in the Company's average fleet size from 2.1 aircraft in 1993 to 5.2 aircraft in 1994.

     Aircraft and engine rentals include the cost of leasing aircraft and spare engines, as well as the cost of short-term engine leases required to replace engines removed from the Company's aircraft for either scheduled or unscheduled maintenance and any related short-term replacement aircraft lease costs.

     Aircraft and engine rentals were $22.9 million in 1995 compared to $14.0 million in 1994, or an increase of approximately 63%. Maintenance events during 1995 resulted in substitute leased engine expense of $3.7 million, and the Company incurred $2.8 million in sublease costs for aircraft necessary to service contract obligations which could otherwise not be met with the Company's fleet due principally to the scheduled major maintenance events which occurred during the period. This increase was also due to the greater mix of leased versus owned aircraft from an average of 3.2 leased aircraft in 1994 to an average of 3.6 leased aircraft in 1995. The Company purchased three spare engines in 1995 in order to ensure adequate future spares levels. The Company operated throughout most of 1993 with only the two aircraft owned through its subsidiaries and leased its first aircraft during the fourth quarter of 1993. Additional aircraft were leased in each of the first three quarters of 1994 as the Company entered into additional ACMI contracts for dedicated aircraft. As a result, and in conjunction with the short-term lease of several replacement engines for engines undergoing overhaul during 1994, aircraft and engine rental expense increased from $1.8 million in 1993 to $14.0 million in 1994.

     Because of the nature of the Company's ACMI contracts with its airline customers, under which the Company is responsible only for the ownership cost and maintenance of the aircraft and for supplying aircraft crews and insurance, the Company's airline customers bear all other operating expenses, including fuel and fuel servicing; marketing costs associated with obtaining cargo; airport cargo handling; landing fees; ground handling; aircraft push-back and de-icing services; and specific cargo and mail insurance. As a result, the Company incurs fuel and ground handling expenses only when it operates on its own behalf, either in scheduled services it sometimes provides between Hong Kong and the United States, for ad hoc charters or for ferry flights. Fuel expenses for the Company's non-ACMI contract services include both the direct cost of aircraft fuel as well as the cost of delivering fuel into the aircraft. Ground handling expenses for non-ACMI contract service include the costs associated with servicing the Company's aircraft at the various airports to which it operates as well as other direct flight related costs.

     Fuel and ground handling costs decreased to $5.0 million in 1995 from $9.7 million in 1994, or approximately 48%. The decrease in total fuel and ground handling costs was caused principally by a decline of 57% in scheduled service, charter and non-revenue hours flown.

     While total fuel and ground handling expenses rose from $4.6 million in 1993 to $9.7 million in 1994, or approximately 113%, such costs declined as a percentage of total operating revenues over such period, from 11.1% to 9.5%, as the Company decreased its charter activities and increased the scope of its ACMI contracts, which accounted for 88% of the Company's flight hours in 1994.

     Depreciation and amortization expense includes depreciation on aircraft, spare parts and ground equipment, and the amortization of capitalized major aircraft maintenance and engine overhauls.

     Depreciation and amortization expense increased to $14.8 million in 1995 from $7.5 million in 1994, or approximately 99%. This increase primarily reflected the impact of the owned aircraft added to the Company's fleet and to the amortization of capitalized engine overhaul costs.

     Pre-operating and start-up costs were expensed in 1992. Depreciation and amortization expense increased from $5.6 million in 1993 to $7.5 million in 1994, primarily as a result of the amortization of 1994 maintenance events.

     Other operating expenses include salaries, wages and benefits for all employees other than pilots; accounting and legal expenses; supplies; travel and meal expenses, excluding those of the aircraft crews; commissions; and other miscellaneous operating costs. Other operating expenses increased to $16.4 million in 1995 from $15.2 million in 1994, or approximately 7.8%. On a block hour basis, these expenses declined to $492 per hour in 1995 from $796 in 1994, or 38%, as overhead growth did not match operational growth. Other expenses increased by approximately 74%, from $8.7 million in 1993 to $15.2 million in 1994. This increase related primarily to the expansion of the Company's operations; however, these expenses did not increase at the same rate as the increase in operations, as the Company was able to contain its growth in overhead, primarily in the form of general and administrative expenses, to relatively modest levels.

     Other Income (Expense). Other income (expense) consists of interest income and interest expense. Interest income increased to $2.0 million for 1995 from $0.5 million in 1994 due primarily to the receipt in August 1995 of approximately $67 million of net proceeds from the IPO and to the receipt of approximately $100 million in proceeds from the Company's issuance of 12 1/4% Pass Through Certificates due 2002 (the "Equipment Notes") in November 1995, approximately two thirds of which was utilized immediately to make payments with respect to the acquisition of additional aircraft. Interest expense increased to $18.5 million in 1995 from $10.8 million in 1994, or approximately 71%, substantially all of which relates to a net increase in indebtedness associated with the acquisition of flight equipment.

     Interest income grew from $0.2 million in 1993 to $0.5 million in 1994, or approximately 101%, as the Company's cash balances available for investment increased from $6.2 million at the end of 1993 to

$10.5 million at the end of 1994. Interest expense, which represents interest costs associated with the financing provided for the Company's owned assets, primarily aircraft, increased from $10.1 million in 1993 to $10.8 million in 1994, primarily due to an increase in the LIBOR-based interest rate and the financing of an aircraft D Check during 1994.

     Income Taxes. Income taxes provided for in 1995 of $8.4 million are based on a 32% effective tax rate for the year, reflecting utilization of prior year net operating losses and reversal of the prior year valuation allowance. As a result of the existing net operating loss carryovers and the tax benefits of ownership of new aircraft, $8.1 million of the income tax expense will be deferred to future periods.

     The Company realized an income tax benefit in 1993 and had an effective tax rate of 0.4% in 1994 as a result of utilizing the benefits of net operating losses. Income tax benefit (expense) represents tax refunds received resulting from the utilization of alternative minimum tax carrybacks, amounting to $1.4 million in 1993, and charges of $14,000 for state and local income taxes in 1994.

     The Company had net loss carryforwards of approximately $45.1 million as of December 31, 1995 and approximately $5.0 million of alternative minimum tax carryforwards, which will be available to offset a corresponding amount of any future taxable income or alternative minimum taxable income, respectively. For financial reporting purposes, the Company had net operating loss carryforwards of $3.6 million at December 31, 1994. The Company has not had Federal taxable income since inception and there can be no assurance the Company will have future Federal taxable income. Accordingly, the Company had recognized a valuation allowance equal to the Company's net deferred tax asset at December 31, 1994 which was subsequently reversed.

     Seasonality. The cargo operations of the Company's airline customers are seasonal in nature, with peak activity traditionally in the second half of the year, and with a significant decline occurring in the first quarter. This decline in cargo activity is largely due to the decrease in shipping that occurs following the December and January holiday seasons associated with the celebration of Christmas and the Chinese New Year. Certain of the Company's customers have, in the past, elected to use that period of the year to exercise their contractual options to cancel a limited number (generally not more than 5%) of cargo flights with the Company, and are expected to continue to do so in the future. As a result, the Company's revenues typically decline in the first quarter of the year as its minimum contractual aircraft utilization level temporarily decreases. The Company seeks to schedule, to the extent possible, its major aircraft maintenance activities during this period to take advantage of any unutilized aircraft time.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1995, the Company had cash and cash equivalents of approximately $97.0 million and working capital of approximately $81.0 million. During 1995, cash and cash equivalents increased by $86.5 million, principally reflecting cash provided from operations of $43.6 million, the receipt of approximately $66.6 million of net proceeds from the IPO, the receipt of net proceeds of approximately $95.9 million from the Equipment Notes and proceeds from bank financings of approximately $81.2 million, partially offset by principal reductions on indebtedness of $7.8 million and investments in flight equipment of $190.8 million.

     At December 31, 1994, the Company had cash and cash equivalents of approximately $10.5 million and a working capital deficit of approximately $1.9 million. During 1994, the Company's cash and cash equivalents increased by approximately $4.3 million, principally reflecting approximately $12.8 million of cash flow generated from operations and approximately $10.1 million raised by the Company through financing activities, primarily related to the financing of flight equipment, offset by $18.6 million in costs associated with purchasing such flight equipment.

     On December 30, 1994, in connection with the acquisition of four Boeing 747 aircraft (the "Lufthansa Aircraft") pursuant to four purchase agreements with Lufthansa, the Company negotiated a new loan agreement (the "ING Financing Agreement") with Internationale Nederlanden Aviation Lease B.V. ("ING Bank") whereby ING Bank committed to provide up to $231 million of financing to the Company to, among other things, finance the purchase price of at least two of the Lufthansa Aircraft (as well as the remaining two

Lufthansa Aircraft if Lufthansa had not elected to provide such financing as described below) and refinance two existing aircraft previously financed by ING Bank (the "Existing Aircraft"). Subsequently, ING Bank increased the size of the financing under the ING Financing Agreement to $232.9 million. In addition, in June 1995, in connection with the acquisition of the three Boeing 747 aircraft (the "Alitalia Aircraft") pursuant to an agreement with Alitalia Linee Aeree Italiane S.p.A. ("Alitalia"), ING Bank agreed to transfer its financing commitment with respect to one of the Lufthansa Aircraft to the purchase and cargo modification of one of the Alitalia Aircraft, deposits on the remaining two Alitalia Aircraft and certain loan fees, up to a maximum amount of $26 million. ING Bank also agreed under the ING Financing Agreement to pay for the cost of one D Check in 1995, to reimburse the Company for $2.9 million in predelivery deposits associated with the Lufthansa Aircraft and to finance the costs of accomplishing the modification of all four of the Lufthansa Aircraft by Boeing under an agreement with Boeing for such modification (the "Boeing Modification Agreement"), to a maximum average of $15 million per aircraft. The Company remained responsible, however, for all modification costs under the Boeing Modification Agreement, which exceeded the amount financed by ING Bank by $8.6 million. The three Lufthansa Aircraft and the one Alitalia Aircraft which were financed under the ING Financing Agreement were placed in service in 1995.

     The ING Financing Agreement requires three consecutive monthly payments by the Company to ING Bank of $1.1 million from January 1995 through March 1995 and $980,000 per month thereafter for the two Existing Aircraft. As the two aircraft that are financed by Lufthansa (the "Lufthansa Financed Aircraft") were delivered to the Company, the terms of the ING Financing Agreement required payments by the Company of $90,000 per month per Lufthansa Financed Aircraft to ING Bank and $400,000 per month per Lufthansa Financed Aircraft to Lufthansa until the Lufthansa debt is paid in full. At such time, the payment to ING Bank will increase to $490,000 per month per Lufthansa Financed Aircraft. As the Lufthansa Aircraft and the Alitalia Aircraft financed under the ING Financing Agreement were delivered to the Company, the terms of the loan agreement require payments by the Company of $490,000 per month per aircraft to ING Bank.

     For all but $30 million of the total indebtedness to ING Bank (which amount was financed at a fixed interest rate of 11.53% through September 1995, at which time the interest rate was converted to one-month LIBOR (London Interbank Offered Rate) plus 2.65%), the ING Financing Agreement accrues interest at one-month LIBOR plus 2.65%. To the extent one-month LIBOR increases or decreases, the loan's maturity date will lengthen or shorten, respectively. Should LIBOR exceed 7.5% after November 1997, the scheduled payments described above will be increased in accordance with a prescribed formula; likewise, if LIBOR should decrease below 2.5%, the scheduled payments will be decreased in accordance with a prescribed formula.

     The collateral for the ING Financing Agreement consists of the following: a first priority lien and security interest in and to all aircraft owned by the Company (other than the Lufthansa Financed Aircraft, two of the three Alitalia Aircraft and the Thai Aircraft) and the common stock of the Company's subsidiary owning such aircraft; a pledge of shares of Common Stock of the Company beneficially owned by Mr. Chowdry with a fair market value of $20 million; an assignment of the Company's interest in the Boeing Modification Agreement for the Lufthansa Aircraft; and a second priority lien and security interest in and to the Lufthansa Financed Aircraft (which converts to a first priority lien when Lufthansa is paid in full).

     At December 31, 1994 and 1995, the Company had outstanding borrowings of $149.5 million and $232.5 million, respectively, under the ING Financing Agreement. Borrowings under the ING Financing Agreement are expected to be retired over a ten year period commencing in 1998.

     Pursuant to two of the purchase agreements with Lufthansa (the "Lufthansa Financing Agreements"), Lufthansa has financed the purchase price (but not the cost of conversion) of the two Lufthansa Financed Aircraft. The Lufthansa Financing Agreements require monthly payments of $400,000 per Lufthansa Financed Aircraft commencing three months after delivery until the Lufthansa debt and related interest is paid in full. The Company began remitting payments on the first and second Lufthansa Financed Aircraft in January 1995 and February 1995, respectively. Borrowings under the Lufthansa Financing Agreements accrue interest at an annual rate of approximately 8.8%. The loan is secured by a first priority lien and security interest in and to the Lufthansa Financed Aircraft. At December 31, 1994 and 1995, the Company had outstanding borrowings of $12.7 million and $18.4 million, respectively, under the Lufthansa Financing Agreements. Borrowings under the Lufthansa Financing Agreements are scheduled to be retired over a three year period commencing in early 1995.

     The Company has contracted to purchase three Boeing 747-200 aircraft, consisting of two Alitalia Aircraft and one Lufthansa Aircraft, at an average cost of approximately $34 million each (including the cost of modifying the aircraft for long-haul cargo service), one of which was delivered to the Company in January 1996 and the other two of which were delivered to the Company during March 1996. The Company utilized the proceeds from the Equipment Notes offering, together with funds from the Company, to pay the purchase price including modification cost of these three aircraft.

     In January 1996, the Company entered into a contract with Langdon Asset Management, Inc. for the purpose of acquiring six Boeing 747-200 passenger aircraft from Thai Airways. The Thai Aircraft will be converted into freighters by Boeing and delivered to the Company for placement into service between the fourth quarter of 1996 and year-end 1997. The average cost of the six aircraft, including conversion costs and spare engines and parts, is expected to approximate $40 million. The Company has placed a nonrefundable deposit of $3 million with Thai Airways International with respect to its acquisition of the Thai Aircraft. As discussed below, the Company has preliminary commitments for financing with respect to two of the Thai Aircraft. The Company is currently negotiating for the purchase of spare engines and parts from Thai Airways. In addition, the Company is in preliminary discussions for the acquisition of additional aircraft.

     In March 1996, the Company entered into an agreement with Federal Express Corporation to lease five 747-200 freighter aircraft, plus spare engines. The first Federal Express Aircraft was delivered to the Company in March 1996, and the remaining Federal Express Aircraft will be delivered to the Company over a four-month period beginning in June 1996 and each will have a lease term ending in January 1998. The lease rate will be $450,000 per month per aircraft. In addition, the Company has agreed to purchase on or before October 1, 1996 a Boeing 747 simulator from Federal Express for a purchase price of $2.1 million. The Company is also negotiating the possible purchase of certain Boeing 747-200 spare parts from Federal Express.

     The Company has entered into an agreement with HAECO, pursuant to which HAECO has agreed to convert and/or undertake D Checks on ten Boeing 747 aircraft through October 2, 1997 at fixed rates, with the Company guaranteeing a minimum number of man hours. In addition, the Company has agreed with Alitalia to utilize, or find other parties to utilize, an amount of Alitalia's maintenance services with an aggregate cost of $25 million over a five-year period ending in June 2000.

     Beginning in 1997, the Company will be required to comply with certain FAA Airworthiness Directives at an aggregate estimated cost of $1.1 million for all of the Company's aircraft and will have to modify one aircraft to comply with Stage III Standards by December 31, 1999, at an estimated cost of $100,000. Additionally, in November 1994, the FAA issued Nacelle Strut Modification Service Bulletins which are expected to be converted into Airworthiness Directives. The Company's aircraft would have to be brought into compliance with such Airworthiness Directives within the next five years at an estimated cost of approximately $500,000 for each aircraft in its fleet. See
"Business -- Governmental Regulation" and "Risk Factors -- Aging Aircraft."

     Due to the contractual nature of the Company's business, the Company's management does not consider its operations to be highly working capital-intensive in nature. Because most of the non-ACMI costs normally associated with operations are borne by and directly paid for by the Company's customers, the Company does not incur significant costs in advance of the receipt of corresponding revenues. Moreover ACMI costs, which are the responsibility of the Company, are mostly incurred on a regular, periodic basis ranging from flight hours to months. These costs are largely matched by revenue receipts, as the Company's contracts require regular payments from its customers, based upon current flight activity, generally every two to four weeks. As a result, while the Company may in the future seek to obtain a working capital facility, it currently has no such facility in place and does not foresee any operating necessity for a working capital facility. The Company may seek commitments for a credit facility which may be used, among other things, for aircraft acquisitions and modifications.

     The Company believes that the cash flow generated from its operations and the proceeds from its IPO, the offering of Equipment Notes and this Offering are sufficient to meet its normal ongoing liquidity needs for 1996. The Company does anticipate that it will, however, have to seek additional financing for the acquisition and conversion of the Thai Aircraft. It has received preliminary commitments from certain banks for the financing of up to 80% of the purchase price of the first two Thai Aircraft and is in preliminary discussions with certain lenders with respect to a revolving credit facility for the acquisition of the remaining four Thai Aircraft. The Company believes that it will obtain the necessary financing for such aircraft; however, there can be no assurance that such financing will be available to the Company or that any such financing obtained will be on satisfactory terms and conditions.

                                    BUSINESS

GENERAL

     The Company is a cargo carrier which provides, through its all Boeing 747 aircraft fleet, highly reliable airport-to-airport air transportation services throughout the world to major international airlines consisting of China Airlines, KLM, Lufthansa, British Airways, SAS, Swissair, Varig and Emirates under fixed-rate, long-term contracts. The Company is able to provide efficient, cost-effective service to its customers primarily as a result of its productive and flexible work force, the outsourcing of a significant part of its regular maintenance work on a fixed-cost basis and the advantageous cost economies realized in the operation of its fleet comprised solely of Boeing 747 aircraft, which are configured for service in long-haul cargo markets.

     The Company's contractual arrangements with its customers, which accounted for 97% of the Company's flight hours in 1995, typically provide for its customers to guarantee monthly minimum aircraft utilization levels at fixed hourly rates and are typically in force for periods of one to five years, subject to certain termination provisions. These contracts typically require that the Company supply aircraft, crew, maintenance and insurance and that its customers bear all other operating expenses, including fuel and fuel servicing; marketing costs associated with obtaining cargo; airport cargo handling; landing fees; ground handling, aircraft push-back and de-icing services; and specific cargo and mail insurance. The Company's customers are also responsible under these contracts for utilizing the cargo capacity of each of the contracted aircraft. These contracts, therefore, minimize for the Company the load factor and yield risk traditionally associated with the air cargo business. The Company also sometimes provides its own ad hoc charter or weekly scheduled air cargo service on a seasonal basis between the United States and Hong Kong, for which China Airlines has acted as its general sales agent.

     The Company's utilization of primarily High Gross Weight Aircraft provides significant cost and marketing advantages because these aircraft, relative to most other cargo aircraft that are commercially available, have higher maximum payload and cubic capacities, and longer range. Additionally, the uniformity of the Company's Boeing 747 aircraft fleet allows for standardization in maintenance and crew training, resulting in substantial cost savings in these areas. Partially as a result of the Company's high level of standardization, KLM has agreed to provide a significant part of the regular maintenance of the aircraft and GE engines in the Company's fleet at a fixed cost per flight hour, rather than on a more traditional straight payment basis for actual labor time incurred and part costs. The Company also has maintenance contracts with HAECO and Alitalia. See "-- Aircraft" and "-- Maintenance."

     The primary focus of the Company's customers' business is on the transportation of passengers, not air cargo. Nevertheless, most passenger airlines have air cargo customers that require quick and dependable air cargo lift between hubs serviced by such airlines. To the extent that airlines have the cargo capacity on any of their flights, which are generally scheduled for the convenience of passengers rather than for the needs of air cargo customers, air cargo service can be provided by them to meet such demand. However, there is a trend in the passenger-airline business toward replacing Boeing 747 passenger aircraft and Boeing 747 combination passenger and cargo aircraft ("Combi Aircraft") with smaller, more efficient twin-engine aircraft, with more limited cargo capability. The Company's customers have therefore found that they must outsource additional cargo capacity, or add other resources and expand their fleet of aircraft to service their air cargo customers in order to avoid losing that portion of their business. The Company believes that it provides a cost-effective solution to this problem.

INDUSTRY BACKGROUND

     While the air cargo industry is highly competitive, the Company believes that current industry trends are favorable to the continued growth of its business. The world air cargo market grew by 12% in 1994 as measured in revenue ton kilometers ("RTKs") and has grown at an average rate of more than 8.0% per year from 1970 to 1994 as measured in RTKs, more than 2.5 times the rate of world Gross Domestic Product growth during the same period, according to the 1995 World Cargo Forecast, a report published annually by

Boeing (the "Boeing Report"),* although the Boeing Report forecasts continued growth in the world air cargo market at an average annual rate of less than 8.0% over the next twenty years. The Company believes this growth has been fueled, in part, by economic growth, the relaxation of international trade barriers (as indicated by the passage of the NAFTA and GATT treaties), reductions in the price of shipping by air, manufacturers' search for low-cost labor in developing countries, and the increasingly time-sensitive nature of product-delivery schedules due to shorter product life-cycles and "just-in-time" inventory management.

     In addition to growth in the global air cargo market, the Company expects to benefit from growth in the export-driven economies of the countries in the Pacific Rim where the Company has focused a significant amount of its flight operations. According to the Boeing Report, eastbound and westbound freight volumes (cargo volumes excluding mail) between Asia and the U.S. grew by an average of 7.5% and 15.1% per year, respectively, between 1984 and 1994, while air cargo volumes between Europe and Asia grew by an average 12.3% per year between 1984 and 1994.

     The Company also expects to benefit from its focus on increasing its share of air cargo volumes currently transported by non-U.S. airlines which were responsible for 68% of the 99.5 billion RTKs of world air cargo traffic in 1994, according to the Boeing Report. The Company believes that it provides air cargo transportation services for a de minimus portion of the world air cargo market.

STRATEGY

     The Company's business strategy is to grow its business profitably by (i) securing long-term ACMI contracts with new customers and expanding its long-term ACMI relationships with its existing customers by continuing to provide a dependable, efficient and less costly outsourcing alternative to major international airlines; (ii) maintaining its own costs at the lowest practicable level and, where feasible, locking in its costs, such as through the outsourcing of a significant part of its regular aircraft maintenance and D checks at a fixed cost per flight hour; and (iii) differentiating itself from other air cargo carriers by not directly or indirectly competing with its customers by offering its services to freight forwarders or shippers with whom its customers deal. By focusing on expanding its ACMI contracts, the Company can obtain assured minimum annual revenues and more predictable profit margins and minimize the load factor and yield risk traditionally associated with the air cargo business.

     The Company presently provides air cargo services to the high-growth Asian and Pacific Rim markets from the United States and Europe and believes that, with the necessary underlying U.S. operating authorities, landing slots and expertise already established, it is well positioned to take advantage of the continued relaxation of international trade barriers and the expected market growth. Competition for access to certain areas such as Japan, Hong Kong, South America and Eastern Europe has traditionally been fierce. Management believes that, as a U.S. certificated carrier, the Company maintains a distinct competitive advantage over air cargo carriers from foreign nations because of the demand for access to the United States market by foreign certificated carriers, which tends to facilitate reciprocity in access to landing slots and route authority for U.S. carriers. See "-- Competition."

     In order to meet the expected increase in demand for its services, the Company continuously searches the market for additional High Gross Weight Aircraft that may become available. In that regard, it has entered into an agreement to acquire the six Thai Aircraft. The Thai Aircraft will be converted to High Gross Weight freighter configuration and delivered to the Company over a period beginning in the fourth quarter of 1996 through the fourth quarter of 1997. In addition, the Company has entered into an agreement with Federal Express to lease the five Federal Express Aircraft, one of which was delivered to the Company in March 1996. The four remaining Federal Express Aircraft will be delivered to the Company over the four-month period beginning in June 1996 and each will have a lease term ending in January 1998.

- ---------------

* The information in the Boeing Report was compiled from many sources. Data represented in such report should be considered estimates based on Boeing analyses.

     Because of the Company's policy that an aircraft be dedicated to one or more airline customers, the Company generally does not agree to acquire a new aircraft unless such an aircraft can service existing needs or the Company anticipates that it will have obtained an additional ACMI contract upon or shortly following its delivery. In that regard, the Company is in the process of securing new customers, or additional arrangements with existing customers, to which the Thai Aircraft and the remaining four Federal Express Aircraft would be dedicated upon their delivery dates. Although the Company intends to have new ACMI contracts in place upon delivery of all these aircraft, there can be no assurance that such arrangements will have been made. See "Risk
Factors -- Utilization of Future Aircraft."

ACMI CONTRACTS

     The Company's contractual arrangements with its customers, which accounted for 97% of the Company's flight hours in 1995, typically provide for its customers to guarantee monthly minimum aircraft utilization levels at fixed hourly rates and are typically in force for periods of one to five years, subject to certain termination provisions. These contracts typically require that the Company supply aircraft, crew, maintenance and insurance and that its customers bear all other operating expenses, including fuel and fuel servicing; marketing costs associated with obtaining cargo; airport cargo handling; landing fees; ground handling, aircraft push-back and de-icing services; and specific cargo and mail insurance. These contracts, therefore, minimize for the Company the load factor and yield risk traditionally associated with the air cargo business. The ACMI contracts typically require minimum air freight capacity to be provided to its customers by the Company. See "Risk Factors -- Operations Dependent upon Limited Fleet." All of the Company's revenues, and virtually all of its costs, are in U.S. dollars, thus avoiding currency risks normally associated with doing business primarily overseas.

     As of the date of this Prospectus, the Company was operating under twelve ACMI contracts: four with China Airlines, two with KLM, two with Lufthansa and one with SAS (each with a duration of two years or more), one with Swissair (with a duration of 21 months, subject to a one-time cancellation on 60 days notice at Swissair's option), one with British Airways and Varig (each with a duration of one year). In addition, the Company has an agreement with Alitalia to provide cargo capacity through 1996. At least one aircraft is dedicated under each contract. The Company also provides air freight services to Emirates under one of its other ACMI contracts. Additionally, the Company has an ACMI contract with UPS Worldwide Forwarding, Inc. ("UPS") that expires in 1996, whereby the Company provides cargo capacity for UPS during a two-week period prior to the end of the calendar year when U.S. airline demand for air cargo capacity is at its peak.

     The Company's ACMI contracts typically allow the Company's customers to cancel a maximum of 5% of the guaranteed hours of aircraft utilization over the course of a year. The Company's customers most often exercise such cancellation options early in the first quarter of the year, when the demand for air cargo capacity has been historically low. The Company has found that such cancellations provide a timely opportunity for the scheduling of maintenance on its aircraft. See "-- Maintenance." Certain of the Company's ACMI contracts (which accounted for approximately 20% of its revenues in 1995) are terminable upon six months' notice by the customer and certain of such contracts permit the customer to terminate in the event its relevant route authority is revoked. The Company believes that its relationships with its customers are mutually satisfactory, as evidenced by the fact it has renewed four ACMI contracts and added five ACMI contracts with its existing customers, although there can be no assurance that such contracts will not be canceled in accordance with their terms. See "Risk Factors -- Dependence on Significant Customers; Geographic Concentration."

     All of the ACMI contracts provide that each of the Company's aircraft is deemed to be at all times under the exclusive operating control, possession and direction of the Company and that, in order to service the route designated by the contract, the Company obtain the underlying authority from the governments having jurisdiction over the route. See "-- Governmental Regulation." Additionally, if the Company is required to use the customer's "call sign" in identifying itself throughout its route, the customer must also have obtained underlying authority from the governments having jurisdiction over the route. Therefore, the Company's route structure is limited to areas in which it can gain access from the relevant governments.

OTHER FLIGHT OPERATIONS

     To the extent the Company has available excess aircraft capacity at any time, it will seek to provide scheduled flight activity or obtain ad hoc charter service contracts, which the Company believes are generally readily available. In that regard, the Company sometimes provides its own ad hoc charter or weekly scheduled air cargo service on a seasonal basis between the United States and Hong Kong, for which China Airlines has acted as its general sales agent.

SALES AND MARKETING

     From its offices in Colorado, New York and Luxembourg, the Company services its air cargo customers and solicits ACMI-contract business. The Company's efforts to obtain new ACMI contract business focus principally on international airlines with established air cargo customers, high operating costs and hub and spoke systems which gather cargo at a particular location and who have the need for long-distance capacity to move such cargo to another distribution point. On occasion, as in the case of Varig, the Company may utilize an independent cargo broker to obtain new ACMI contracts. The Company also participates in most international air cargo trade shows and advertises its services extensively in industry trade journals. The Company markets its services by guaranteeing its customers a reliable, low-cost dedicated High Gross Weight Aircraft with the capacity to ensure the efficient linkage of such customers' distribution points without the customers' having to purchase and maintain additional aircraft, schedule additional flights and add other resources.

AIRCRAFT

     The Company's utilization of primarily High Gross Weight Aircraft provides significant marketing advantages because these aircraft, relative to most other cargo aircraft that are commercially available, have higher maximum payload and cubic capacities, and longer range. All but one of the Existing Fleet and all of the Thai Aircraft and the remaining four Federal Express Aircraft are (or will be following modification) configured as High Gross Weight Aircraft. Additionally, the uniformity of the Company's Boeing 747 aircraft fleet allows for standardization in maintenance and crew training, resulting in substantial cost savings in these areas. See "-- Maintenance."

     The following chart describes the Company's Existing Fleet, the Thai Aircraft and remaining Federal Express Aircraft to be delivered to the Company in 1996 and 1997.

                                 FLEET PROFILE

                                                       LEASE               ENGINE          DATE OF
                                 AIRCRAFT       EXPIRATION/OWNERSHIP       TYPE(1)       MANUFACTURE
                                 --------       --------------------       -------       -----------
    Existing Fleet                747-200        Owned                      P&W              1975
                                  747-200        Owned                      GE               1977
                                  747-200        Owned                      GE               1978
                                  747-200        Owned                      GE               1979
                                  747-200        Owned                      GE               1976
                                  747-200        Owned                      GE               1980
                                  747-200        Owned                      GE               1986
                                  747-200        Owned                      GE               1976
                                  747-200        Owned                      GE               1985
                                  747-200        January   1997             GE               1985
                                  747-200        March     2010             GE               1977
                                  747-200        January   1998             P&W              1974
                                  747-200        June      1996             P&W              1974
                                  747-100        December  1996             P&W              1970
    Thai Aircraft(2)              747-200        Owned                      GE               1979
                                  747-200        Owned                      GE               1979
                                  747-200        Owned                      GE               1980
                                  747-200        Owned                      GE               1980
                                  747-200        Owned                      GE               1981
                                  747-200        Owned                      GE               1984
    Federal Express
      Aircraft(3)                 747-200        January   1998             P&W              1979
                                  747-200        January   1998             P&W              1979
                                  747-200        January   1998             P&W              1979
                                  747-200        January   1998             P&W              1976

- ---------------

(1) The engines are either Pratt & Whitney ("P&W") JT9D-7 or General Electric ("GE") CF6-50 engines.
(2) The Company has contracts to acquire these aircraft. These aircraft are scheduled to be converted to freighter use and are estimated to be placed in service beginning in the fourth quarter of 1996 and through the fourth quarter of 1997.
(3) The Company has a contract to lease these aircraft, with deliveries to the Company and placement into service over a four-month period beginning in June 1996 (the first Federal Express Aircraft was delivered to the Company in March 1996 and is listed above under Existing Fleet).

     Thai Aircraft. The Company has contracted to purchase the Thai Aircraft consisting of six Boeing 747-200 passenger aircraft (equipped with GE engines). Such purchase contract is expected to be assigned to a third party, from whom the Company will acquire such aircraft following their modification to all-cargo configuration. The Thai Aircraft are expected to cost an average of approximately $40 million per aircraft (including the cost of converting the aircraft for cargo service as well as spare engines and parts), and are scheduled to be placed into service from the fourth quarter of 1996 through the end of 1997. Although the Company believes that it will be able to obtain satisfactory financing for the acquisition and conversion of the Thai Aircraft (it currently has preliminary commitments for the financing of the first two Thai Aircraft), there can be no assurance that such financing will be obtained. In addition, the Company is currently negotiating for the purchase of spare engines and parts from Thai Airways.

     Federal Express Aircraft. The Company has entered into an agreement with Federal Express to lease the five Federal Express Aircraft, plus spare engines. The first Federal Express Aircraft was delivered to the

Company in March 1996; the remaining Federal Express Aircraft will be delivered to the Company over a four-month period beginning in June 1996, and each will have a lease term ending in January 1998.

     In addition, the Company has agreed to purchase on or before October 1, 1996 a Boeing 747 flight training simulator from Federal Express for a purchase price of $2.1 million. The Company is also negotiating the possible purchase of certain Boeing 747 spare parts from Federal Express.

     High Gross Weight Aircraft. As of the date of this Prospectus, the Company's aircraft fleet consists of thirteen High Gross Weight Aircraft, and one Boeing 747-100. Although the world inventory of aircraft with MTOW of more than 800,000 lbs is low relative to other cargo aircraft (with the Company's fleet in early 1996 expected to consist of approximately 10% of the 136 such aircraft that were produced by Boeing and which remain in service), the Company believes it can obtain a sufficient number of such aircraft to maintain its strategic growth. These aircraft generally have been available to the Company, due primarily to the commercial airline trend toward aircraft downsizing and modernization (particularly the reduction of Combi Aircraft from the fleets of major international carriers), at less than 30% of the cost of a new aircraft of similar size and capabilities (such as the new Boeing 747-400 aircraft). To the extent suitable High Gross Weight Aircraft such as the Combi Aircraft are not available to the Company in the future, other aircraft (such as lower-capacity Boeing 747 passenger aircraft similar to the Thai Aircraft) could be acquired and modified at costs which are higher than the costs of modifying a Combi Aircraft.

     The following table sets forth the relative benefits of High Gross Weight Aircraft compared to other similar cargo aircraft currently available. The data was obtained from Boeing.

                           AIRCRAFT PAYLOAD ADVANTAGE

                                                        MAXIMUM
                                        MAXIMUM        RANGE AT
                                      PAYLOAD AT         MTOW
                       MTOW              MTOW          (STATUTE
AIRCRAFT TYPE        (POUNDS)           (TONS)          MILES)
- --------------    ---------------     -----------     -----------
  B747-400F           875,000            116.5           5,584
B747-200F/SF*     812,000-833,000     118.4-119.7     4,926-5,173
  B747-100SF          750,000             99.6           4,793
    MD-11F            605,500             93.4           5,574
  DC-10-30F           580,000             82.0           4,517

- ---------------

* Of the 13 Boeing 747-200 aircraft in the Company's Existing Fleet, 11 have MTOW of 833,000 and 2 have MTOW of 812,000. Boeing 747-200 freighters were also manufactured with different MTOW, payload and range characteristics. Boeing 747-300 freighters are expected to have similar characteristics to the Boeing 747-200 freighter.

MAINTENANCE

     Due to the average age of the Company's aircraft, it is likely that they will require greater maintenance than newer aircraft. See "-- Aircraft." Aircraft maintenance includes, among other things, routine daily maintenance, maintenance every six weeks (an "A Check"), significant maintenance work every 18 months (a "C Check") and a D Check every five years or 25,000 hours, whichever comes later if the aircraft is over the age of 18 years, or six years or 25,000 hours, whichever comes later for aircraft under the age of 18 years, with a maximum interval in either case of nine years. The Company generally schedules major maintenance on its aircraft in the first quarter of the calendar year when the demand for air cargo capacity has historically been low, taking advantage of cancellations of flights by the Company's customers that generally occur most frequently during these periods.

     Pursuant to a maintenance contract with KLM (the "Maintenance Contract") in effect until January 2005, a significant part of the regular maintenance (principally C Checks and engine overhauls) of the Company's aircraft and their GE engines is undertaken by KLM, primarily at its headquarters located at Schiphol International Airport in Amsterdam, The Netherlands. KLM supplies all replacement parts, engineering and diagnostic testing for each aircraft and their respective components (including for all the GE engines) in compliance with FAA and other applicable regulations. The Maintenance Contract provides that KLM will perform repairs and maintenance on the Company's aircraft on the same basis and order of priority as repairs to its own fleet. Such service is provided to the Company at a fixed cost per flight hour. P&W engines are serviced elsewhere, each at a cost based upon the actual labor time and the parts necessary for such service. On March 13, 1996, in response to an inspection by the FAA of KLM's compliance with record keeping and related requirements under Part 145 of the Federal Aviation Regulations, KLM voluntarily surrendered its CF-6 powerplant rating pending an FAA re-inspection. Until the rating is reissued, KLM will not be permitted to approve for return to service CF-6 engines and related components under its FAA foreign repair station certificate. However, KLM remains obligated under the Maintenance Contract to provide the Company with FAA certified engines, and, to the extent that the Company incurs any additional costs and expenses (e.g. for the leasing of additional engines while its engines are being repaired), KLM has agreed to reimburse the Company for all such costs and expenses.

     Under the terms of the Maintenance Contract, in the event that the Company wishes to maintain more than ten of its aircraft under such contract, the terms of contract are subject to readjustment by KLM. Ten of the Company's aircraft are currently subject to the Maintenance Contract. Federal Express will be providing all scheduled maintenance on the Federal Express Aircraft. The Company is currently negotiating with several maintenance providers, including KLM, with respect to providing maintenance on a fixed cost basis for additional aircraft.

     Routine, daily maintenance, consisting of the inspection and minor repair, if necessary, of an aircraft and its components, and A Checks are conducted by various parties subcontracted by the Company at the airports in which it operates based upon actual labor time and the parts necessary for such service. The Company has an agreement with a contract-maintenance operator, HAECO, pursuant to which HAECO has agreed to convert and/or undertake D Checks on ten Boeing 747 aircraft through September 1997 at fixed rates, with the Company guaranteeing a minimum number of man hours. In addition, the Company has agreed with Alitalia to utilize, or find other parties to utilize, an amount of Alitalia's maintenance services with an aggregate cost of $25 million over a five-year period ending in June 2000. The Company also has a fixed cost per landing contract with the B.F. Goodrich Co. ("BF Goodrich") to perform maintenance on its brakes and for the replacement of tires. The Company believes that fixed-cost contracts such as these, provide the most efficient means of ensuring the continued service of its aircraft fleet and the most reliable way in which to predict its maintenance costs; however, the Company believes it is more cost effective for routine maintenance and A Checks to be performed on a time and labor basis due to the frequency of such maintenance.

GOVERNMENTAL REGULATION

     Under the Aviation Act, the DOT and FAA exercise regulatory authority over the Company. DOT's jurisdiction extends primarily to economic issues related to the air transportation industry, including, among other things, air carrier certification and fitness, insurance, certain leasing arrangements, the authorization of proposed scheduled and charter operations, tariffs, consumer protection, unfair methods of competition, unjust discrimination and deceptive practices. The FAA's regulatory authority relates primarily to air safety, including aircraft certification and operations, crew licensing/training and maintenance standards.

     In order to engage in its air transportation business, the Company is required to maintain a Certificate of Public Convenience and Necessity (a "CPCN") from DOT. Prior to issuing a CPCN, DOT examines a company's managerial competence, financial resources and plans and compliance disposition in order to determine whether a carrier is fit, willing and able to engage in the transportation services it has proposed to undertake, and whether a carrier conforms with the Aviation Act requiring that the transportation services proposed are consistent with the public convenience and necessity. Among other things, a company holding a CPCN must qualify as a United States citizen, which requires that it be organized under the laws of the United States or a State, territory or possession thereof; that its chief executive officer and at least two-thirds of its Board of Directors and other managing officers be United States citizens; that not more than 25% of its voting stock be owned or controlled, directly or indirectly, by foreign nationals; and that it not otherwise be subject to foreign control. A CPCN confers no proprietary rights on the holder and DOT may impose conditions or restrictions on such a CPCN.

     DOT has issued the Company a CPCN to engage in interstate and overseas air transportation of property and mail, and a CPCN to engage in foreign air transportation of property and mail between the United States and Taiwan. Both CPCNs are subject to standard terms, conditions and limitations. By virtue of holding those CPCN, the Company also possesses worldwide charter authority. It also holds limited-term DOT exemption authority to engage in scheduled air transportation of property and mail between certain points in the U.S. and Hong Kong.

     To provide air cargo transportation services under long-term contracts with major international airlines, the Company relies primarily on its worldwide charter authority. The Company also requires separate DOT authorization for each long-term arrangement. DOT has authorized the Company to operate for China Airlines over its authorized routes through January 13, 1997; for KLM between Chicago and Amsterdam through March 31, 1997; Varig over New York/Miami-Manaus/Sao Paulo and Los Angeles-Manaus-Sao Paulo routings through June 22, 1997; for Lufthansa over New York-Frankfurt routing through July 11, 1996, and over Atlanta/Chicago/Dallas-Ft. Worth/Miami (and beyond)-Germany routings through September 1, 1996; and for SAS over New York/Gothenberg/Dubai/Delhi/Osaka/Macao routings through March 31, 1999. In addition, the Company's exemption to serve New York/Chicago/Los Angeles/Anchorage/Honolulu-Hong Kong via Taiwan and Korea is effective through August 9, 1997.

     International air services are generally governed by a network of bilateral civil air transport agreements in which rights are exchanged between governments, which then select and designate air carriers authorized to exercise such rights. Insofar as scheduled service is involved, bilateral agreements may specify the city-pair markets that may be served; may restrict the number of carriers that may be designated; may provide for prior approval by one or both governments of the prices the carriers may charge; may limit frequencies or the amount of capacity to be offered in the market; and, in various other ways, may impose limitations on the operations of air carriers. The provisions of bilateral agreements pertaining to charter services vary considerably from country to country. Some agreements, such as that between the United States and Brazil, limit the number of charter flights that carriers of each country may operate. The Company is subject to various international bilateral air services agreements between the United States and the countries to which the Company provides service. The Company must obtain permission from the applicable foreign governments to provide service to foreign points.

     The Company has obtained an operating certificate issued by the FAA pursuant to Part 121 of the Federal Aviation Regulations. The FAA has jurisdiction over the regulation of flight operations generally, including the licensing of pilots and maintenance personnel; the establishment of minimum standards for training and retraining; maintenance of technical standards for flight; communications and ground equipment; security programs; and other matters affecting air safety. In addition, the FAA mandates certain recordkeeping procedures. The Company must obtain and maintain FAA certificates of airworthiness for all of its aircraft. The Company's aircraft, flight personnel and flight and emergency procedures are subject to periodic inspections and tests by the FAA. All air carriers are subject to the strict scrutiny of FAA officials to ensure proper compliance with FAA regulations.

     The DOT and the FAA have authority under the Aviation Safety and Noise Abatement Act of 1979, as amended and recodified, and under the Airport Noise and Capacity Act of 1990 (the "ANCA"), to monitor and regulate aircraft engine noise. Under the ANCA, the Company's aircraft fleet must comply with Stage III Standards by specified deadlines. Of the Existing Fleet, one aircraft must be modified to meet Stage III Standards prior to December 31, 1999, at an estimated cost of $100,000.

     Under the FAA's Airworthiness Directives issued under its "Aging Aircraft" program, the Company is subject to extensive aircraft examinations and may be required to undertake structural modifications to address the problem of corrosion and structural fatigue. For instance, on September 21, 1993 and June 4, 1994, the FAA issued Directives requiring the inspection and replacement of certain engine components with which the Company must comply by December 1997 at an aggregate estimated cost of $1.1 million for all of the Company's aircraft. In November 1994, the FAA issued Nacelle Strut Modification Service Bulletins which are expected to be converted into Directives. The Company's aircraft would have to be brought into compliance with such Directives within the next five years at an estimated cost of approximately $500,000 for each aircraft in its fleet. It is possible that additional Directives of this nature as well as other Directives applicable to the types of aircraft or engines included in the Company's fleet could be issued in the future, the cost of which could be substantial.

     The Company is also subject to the regulations of the EPA regarding air quality in the United States. The Company meets the fuel venting requirements and smoke emissions standards established by the EPA.

COMPETITION

     The market for air cargo services is highly competitive. A number of airlines currently provide services for themselves and for others similar to the services offered by the Company and new airlines may be formed that would also compete with the Company. Such airlines may have substantially greater financial resources and a larger fleet of aircraft than the Company. The Company believes that the most important bases for competition in the air cargo business are the payload and cubic capacities of the aircraft and the price, flexibility, quality and reliability of service. The ability of the Company to achieve the growth anticipated by its strategic plan depends upon its success in convincing major international airlines that outsourcing some portion of their air cargo business remains more cost-effective than undertaking cargo operations with their own incremental capacity and resources. See "-- Strategy."

FUEL

     Although fuel costs are typically the largest operating expense for companies providing air services, the Company has limited exposure to the volatility of fuel costs and disruptions in fuel supply as a result of its ACMI contractual arrangements, whereby the Company's customers bear the fuel costs and concomitant risks thereof. However, an increase in fuel costs could reduce the Company's cost advantages because of its older aircraft, which are not as fuel-efficient as newer cargo aircraft. In addition, to the extent the Company operates scheduled cargo or ad hoc charter services, or ferries its aircraft, it would be responsible for fuel and other costs that are normally borne by its customers through its ACMI contracts. In 1995, approximately 3% of the Company's flight hours represented scheduled cargo, ad hoc charter services or ferrying its aircraft for its own account. In the future, the Company may, for periods of time, have excess capacity as it acquires aircraft, in which case it may deploy such aircraft in scheduled cargo or ad hoc charter services, pending dedication of the aircraft to an ACMI contract.

EMPLOYEES

     As of March 1, 1996, the Company had 435 employees, 294 of whom were pilots. In connection with the increase in its fleet upon the delivery of the Thai Aircraft and the remaining four Federal Express Aircraft, the Company expects to hire additional pilots by the end of 1996, and into 1997. The Company maintains a comprehensive training program for its pilots in compliance with FAA requirements in which each pilot regularly attends update programs.

     The Company believes that its employees' participation in the growth and profitability of its business is essential to maintain its productivity and low cost structure, and has therefore established programs for that purpose such as the Profit Sharing Plan and the Stock Purchase Plan. Such programs are designed to allow employees to share financially in the Company's success and to augment base salary levels. See "Management -- Employee Stock Purchase Plan" and
"-- Profit Sharing Plan."

     The Company's labor relations are covered under Title II of the Railway Labor Act of 1926, as amended, and are subject to the jurisdiction of the National Mediation Board. None of the Company's employees is subject to a collective bargaining agreement; however, many airline industry employees are subject to such agreements and the Company's employees have been solicited from time to time by union representatives seeking to organize them. The Company considers its relations with its employees to be good.

INSURANCE

     The Company is vulnerable to potential losses which may be incurred in the event of an aircraft accident. Any such accident could involve not only repair or replacement of a damaged aircraft and its consequent temporary or permanent loss from service, but also potential claims involving injury to persons or property. The Company is required by DOT to carry liability insurance on each of its aircraft, and each of the Company's aircraft leases and ACMI contracts also requires the Company to carry such insurance. While the Company carries business interruption insurance, any extended interruption of the Company's operations due to the loss of an aircraft could have a material adverse effect on the Company. See "Risk Factors -- Operations Dependent upon Limited Fleet." The Company currently maintains public liability and property damage insurance and aircraft hull and liability insurance for each of the aircraft in the fleet in amounts consistent with industry standards. The Company maintains baggage and cargo liability insurance if not provided by its customers under ACMI contracts. Although the Company believes that its insurance coverage is adequate, there can be no assurance that the amount of such coverage will not be changed upon renewal or that the Company will not be forced to bear substantial losses from accidents. Substantial claims resulting from an accident could have a material adverse effect on the Company's financial condition and could affect the ability of the Company to obtain insurance in the future. The Company believes that it has good relations with its insurance providers.

FACILITIES

     The Company's principal executive offices are located in a 7,000 square foot office building owned by the Company at 538 Commons Drive, Golden, Colorado. The Company also rents 2,500 square feet of office space in Golden, Colorado.

     The Company presently occupies a 20,000 square foot facility located at John F. Kennedy Airport ("JFK"). This facility includes administrative offices, maintenance work areas and hangar and parts storage facilities, as well as flight dispatch operations. The Company occupies this facility pursuant to a lease agreement with Japan Airlines ("JAL") for a five-year period with two five-year renewal rights from JAL, which began on June 1, 1995, at a monthly rate of approximately $40,000. The Company believes the JAL facility is adequate to support the growth in operations that will result from the anticipated acquisition of additional aircraft.

LEGAL PROCEEDINGS

     While the Company is from time to time involved in litigation in the ordinary course of its business, there are no material legal proceedings pending against the Company or to which any of its property is subject.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company and their ages as of the date of this Prospectus are as follows:


          NAME             AGE                        POSITION(S)
- -------------------------  ----  ------------------------------------------------------
*Michael A. Chowdry......  41    Chairman of the Board of Directors, Chief Executive
                                   Officer and President(1)
Mickey P. Foret..........  50    President, Director Nominee(1)
Richard H. Shuyler.......  49    Senior Vice President -- Finance, Chief Financial
                                   Officer, Treasurer and Director
David M. McElroy.........  50    Senior Vice President and Director
Clark H. Onstad..........  50    Senior Vice President, General Counsel and Secretary
+*Brian Rowe.............  64    Director
Robert V. Glaser.........  44    Director
+David T. McLaughlin.....  63    Director
James J. Blanchard.......  53    Director Nominee(2)


- ---------------


(1) Pursuant to an employment agreement dated as of April 19, 1996, Mr. Foret will become President of the Company commencing June 1, 1996, and has been nominated for election to the Company's Board of Directors at the Annual Meeting of Stockholders to be held on June 4, 1996. See "-- Employment Agreements."



(2) Mr. Blanchard has been nominated for election to the Company's Board of Directors at the Annual Meeting of Stockholders to be held on June 4, 1996.


  * Member of Compensation Committee of the Board of Directors.

  + Member of Audit Committee of the Board of Directors.

     MICHAEL A. CHOWDRY has been Chairman of the Board of Directors and Chief Executive Officer of the Company since its inception in August 1992, and President since July 1995. He is also Chairman of the Board (since its inception in April 1985) of Aeronautics Leasing, Inc., an affiliate of the Company ("ALI"). Prior to his founding of ALI, he formed a Colorado-based certificated commuter air carrier in 1981, and was the principal stockholder of Skybus, Inc., the certificated air carrier successor to Frontier Horizon Airlines, from 1984 to 1985. He has been involved in the operation, acquisition, financing and disposition of aircraft and aviation assets since 1978.


     MICKEY P. FORET has been named President of the Company effective June 1, 1996. From September 1993 to May 1996, he was Executive Vice President -- Chief Financial Officer at Northwest Airlines; he had joined Northwest as Senior Vice President Planning and Finance in December 1992. From 1990 to 1992, he was President of KLC, Inc., an airline consultancy, and President and Chief Executive Officer of KLH Computers, Inc., a personal computer manufacturer. From 1974 to 1990, he held various management and executive positions with Continental Airlines Holdings, Inc., and various of its affiliates and corporate predecessors including Continental Airlines, Inc., where he served as President and Chief Financial Officer; Chelsea Catering Company, Inc., where he served as Chairman and Chief Executive Officer; Eastern Airlines, Inc., where he served as Senior Vice President Finance and International; and, Texas International Airlines, where he served as Vice President and Treasurer. He is currently a director of WORLDSPAN and Nor Am Energy Corporation.


     RICHARD H. SHUYLER has been Senior Vice President -- Finance, Chief Financial Officer and Treasurer of the Company since June 1994 and a member of the Company's Board of Directors since March 1995. From January 1993 to June 1994, he was Senior Vice President -- Finance and Chief Financial Officer at Trans World Airlines, Inc. ("TWA"). From 1975 to 1992, he held various management and executive positions with Continental Airlines, Inc., and various of its affiliates and corporate predecessors, including Texas International Airlines, Inc., Texas Air Corporation and New York Air, serving as Senior Vice President -- Finance and Chief Financial Officer at those entities. TWA filed for reorganization under Chapter 11 of the Code on June 30, 1995.



     DAVID M. MCELROY has been Senior Vice President of the Company since March 1993, and a director of the Company since July 1995. From 1989 to 1992, he was President of Lucas Aviation/Tracor Aviation, which provided aircraft modification, engineering, maintenance and component manufacturing operations and services. From 1987 to 1989, he was President of Cross Continental Aircraft Services, an aircraft maintenance and modification company. In 1980, he helped found People Express Airlines, for which he served as a Managing Officer until 1986. From 1978 to 1980, he was Director of Technical Services for Itel Corporation, an aircraft leasing firm.


     CLARK H. ONSTAD has been Senior Vice President, General Counsel and Secretary of the Company since March 1995. From 1991 to 1995, he was affiliated with the Washington, D.C. law firm of Verner, Liipfert, Bernhard, McPherson and Hand. From 1982 to 1990, he held various executive positions with Texas Air Corporation and its Continental Airlines, Inc. subsidiary, including Senior Vice President -- Properties, Purchasing and Government Affairs. From 1977 to 1981, he served as Chief Counsel of the Federal Aviation Administration. Prior to that, he was affiliated with the Washington, D.C. law firm of Ginsberg, Feldman and Bress.

     BRIAN ROWE has been a member of the Company's Board of Directors since March 1995. He retired as Chairman of the General Electric Aircraft Engines division of the General Electric Company in January 1995, a position he had held since September 1993 in which he was in charge of world-wide sales of GE engines. Prior to that, he held various management and executive positions with General Electric, which he joined in 1957, including President of General Electric Aircraft Engines (from 1979 to 1993), Vice President and General Manager of the Aircraft Engineering Division (from 1976 to 1979), Vice President and General Manager of the Airline Programs Division (from 1974 to 1976) and Vice President and General Manager of the Commercial Engine Projects Division (from 1972 to 1974).

     ROBERT V. GLASER has been a member of the Company's Board of Directors since September 1995. He had been Director of Investcorp International Inc., the U.S. arm of the Investcorp group of companies, from 1987 until his retirement in December 1995. He had been a member of the Management Committee of the Investcorp group of companies from 1983 to 1995. From 1983 to 1987 he was employed by other entities of the Investcorp group of companies. Investcorp is an investor in corporate and real estate investments in the United States and Western Europe; Mr. Glaser served as a director of a number of companies controlled by Investcorp International Inc. during this period.

     DAVID T. MCLAUGHLIN has been a member of the Company's Board of Directors since September 1995. He has been President and Chief Executive Officer of The Aspen Institute since his appointment in 1988, as well as Chairman of its Board of Trustees since 1994. From 1972 to 1977 he served as Chief Executive Officer of The Toro Company, and served as its Chairman from 1977 to 1981. From 1981-1987, he served as president of Dartmouth College. He is currently a director of ARCO, Chase Manhattan Corporation, Westinghouse Electric Corporation, Standard Fusee Corporation, and PartnerRe, Inc. and serves as a member of the Board of Trustees of the Asia Foundation Center for Asian Pacific Affairs.


     JAMES J. BLANCHARD was United States Ambassador to Canada from August 1993 until April 1996. From 1991 to 1993, he was a partner in the Washington, D.C. law firm of Verner, Liipfert, Bernhard, McPherson and Hand. He served as Governor of Michigan for eight years (1983-1991). From 1975 to 1983 he served as a member of the United States House of Representatives. Before election to Congress, Ambassador Blanchard was Assistant Attorney General of Michigan (1969-1974). He has been awarded the State Department's Foreign Affairs Award for Public Service and the International Freedom Festival's Freedom Award.

EXECUTIVE COMPENSATION

     The following table sets forth, for 1995 and 1994, the compensation of the Company's five most highly compensated executive officers (the "Named Executive Officers"), including the Company's Chief Executive Officer and President.

                           SUMMARY COMPENSATION TABLE


                                                                                LONG-TERM
                                                                               COMPENSATION
                                              ANNUAL COMPENSATION                 AWARDS
                                      ------------------------------------     ------------
                                                                                SECURITIES
                                                             OTHER ANNUAL       UNDERLYING     ALL OTHER
      NAME AND POSITION        YEAR   SALARY(1)    BONUS     COMPENSATION        OPTIONS      COMPENSATION
- -----------------------------  ----   ---------   --------   -------------     ------------   ------------
Michael A. Chowdry...........  1995   $ 563,783   $240,000      $49,684(3)              0       $      0
  Chairman, Chief              1994     463,542     16,800       48,818(3)              0              0
  Executive Officer
  and President
John S. Blue.................  1995     107,253     87,500       30,891(3)        196,430              0
  President and Director(2)    1994     138,958      5,527       14,190(3)              0         25,802(4)
Richard H. Shuyler...........  1995     188,470     87,500       16,013(3)        150,391              0
  Senior Vice President --     1994      89,444    125,000        8,006(3)              0              0
  Finance, Chief Financial
  Officer, Treasurer and
  Director(5)
David M. McElroy.............  1995     204,944     43,750       13,670(3)        179,688         10,883(4)
  Senior Vice President        1994     176,267      7,263        3,417(3)              0         35,208
  and Director
Clark H. Onstad..............  1995     142,857          0       12,042(3)        150,391        125,000(7)
  Senior Vice President,       1994           0          0            0                 0              0
  General Counsel
  and Secretary(6)
James T. Matheny.............  1995     128,342          0            0            93,750              0
  Vice President               1994     111,200     23,850            0                 0              0
  -- Operations


- ---------------

(1) Includes amounts paid under the Profit Sharing Plan.
(2) Mr. Blue resigned as President and director of the Company in July 1995.
(3) Represents compensation derived from the furnishing of Company-owned automobiles.
(4) Represents payments made with respect to certain retirement plans funded on behalf of the individuals by the Company.
(5) Mr. Shuyler commenced employment with the Company on June 26, 1994.
(6) Mr. Onstad commenced employment with the Company on March 6, 1995.
(7) Represents forgiveness of a loan from the Company.

     The following table sets forth information with respect to grants of stock options to each of the Named Executive Officers during the year ended December 31, 1995.

                             OPTION GRANTS IN 1995

                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                              NUMBER OF    PERCENTAGE OF                                 RATES OF STOCK PRICE
                              SECURITIES   TOTAL OPTIONS                                   APPRECIATION FOR
                              UNDERLYING    GRANTED TO                                      OPTION TERM(3)
                               OPTIONS     EMPLOYEES IN    EXERCISE PRICE   EXPIRATION   ---------------------
            NAME               GRANTED      FISCAL 1995      PER SHARE         DATE         5%         10%
- ----------------------------  ----------   -------------   --------------   ----------   --------   ----------
John S. Blue................    125,000(1)      14.7%          $10.00         06/30/98   $197,500   $  413,750
                                 71,430(1)       8.4            14.00         06/30/98         --           --
Richard H. Shuyler..........     93,750(1)      11.0            10.00         07/11/05    589,688    1,494,375
                                 56,641(2)       6.7            16.00         10/30/05    569,808    1,444,346
David M. McElroy............    125,000(1)      14.7            10.00         07/11/05    786,250    1,992,500
                                 54,688(2)       6.4            16.00         10/30/05    550,161    1,394,544
Clark H. Onstad.............     93,750(1)      11.0            10.00         07/11/05    589,688    1,494,375
                                 56,641(2)       6.7            16.00         10/30/05    569,808    1,444,346
James T. Matheny............     50,000(1)       5.9            10.00         07/11/05    314,500      797,000
                                 43,750(2)       5.1            16.00         10/30/05    440,125    1,115,625

- ---------------

(1) These stock options were granted in July 1995, and became fully exercisable upon the consummation of the IPO.
(2) The stock options were granted in August 1995, and become exercisable ratably on March 31, 1996, March 31, 1997 and March 31, 1998.
(3) The potential realizable value uses the hypothetical rates specified by the Securities and Exchange Commission and is not intended to forecast future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for this valuation as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. In fact, the Company disavows the ability of this or any other valuation model to predict or estimate the Company's future stock price or to place a reasonably accurate present value on the stock options because all models depend on assumptions about the stock's future price movement, which is unknown. The value indicated is a net amount, as the aggregate exercise price has been deducted from the final appreciated value.

     During the year ended December 31, 1995 no stock options were exercised by officers of the Company. The following table sets forth information with respect to each of the Named Executive Officers concerning the value of all unexercised stock options of such individuals at December 31, 1995.

                       OPTION VALUES AT DECEMBER 31, 1995

                                                     NUMBER OF SECURITIES
                                                          UNDERLYING               VALUE OF UNEXERCISED
                                                      UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                                  ---------------------------   ---------------------------
                      NAME                        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ------------------------------------------------  -----------   -------------   -----------   -------------
John S. Blue....................................     196,430             0      $ 1,040,183      $     0
Richard H. Shuyler..............................      93,750        56,641          632,815       42,481
David M. McElroy................................     125,000        54,688          843,750       41,016
Clark H. Onstad.................................      93,750        56,641          632,813       42,481
James T. Matheny................................      50,000        43,750          337,500       32,813

EMPLOYMENT AGREEMENTS

     Mr. Michael A. Chowdry has entered into an employment agreement with the Company that provides for a base salary of $485,000 per annum and discretionary annual bonuses to be determined by the Compensation

Committee of the Board of Directors of the Company. The employment agreement will expire June 30, 2002 and is subject to termination by either party with or without cause. If the employment agreement were terminated by the Company without cause, Mr. Chowdry would be entitled to receive a termination payment equal to twelve months of his base compensation.

     The Company has also entered into employment agreements with Messrs. Shuyler, McElroy, Onstad and Matheny, each of which will expire on June 30, 1998. Each such agreement will be subject to termination by the Company with or without cause. If such employment agreements are terminated by the Company without cause, the employees are entitled to receive a termination payment equal to twelve months of their base compensation and all the options granted to such employees under the 1995 Stock Option Plan vest on the date of such termination. The employment agreements with Messrs. Shuyler, McElroy and Onstad each provide for an annual salary of $175,000 while the employment agreement with Mr. Matheny provides for an annual salary of $110,000. In addition to the annual salary, each employee is entitled to receive an annual bonus in the discretion of the Compensation Committee. The employment agreements require that the employees devote substantially all of their time to the Company.

     In connection with the merger of Atlas Holdings, Inc. ("Holdings") into the Company and the transfer of the aircraft leasing operations of ALI and other assets from Holdings to Michael Chowdry and entities controlled by him (see "Certain Transactions"), John S. Blue, who had held various executive positions since 1985 with ALI prior to becoming President of the Company, resigned as President and director of the Company on July 11, 1995 to devote himself full time as President of ALI. Mr. Chowdry succeeded Mr. Blue as President of the Company. Pursuant to his employment agreement with the Company, Mr. Blue was granted on July 11, 1995 stock options for the purchase of (i) 125,000 shares of Common Stock at an exercise price of $10 per share and (ii) 71,430 shares of Common Stock at the exercise price of $14 per share. These options are currently exercisable and expire on June 30, 1998.

     In February 1996, the Company entered into a separation agreement with George Murnane III, a former executive officer of the Company, providing for a lump sum payment of $131,250 followed by six monthly payments of $21,875. In addition, the agreement provides that stock options for 80,000 shares of Common Stock at an exercise price of $22.25 per share granted to Mr. Murnane in October 1995 become immediately exercisable and that the Company deliver title of the Company-provided automobile to Mr. Murnane. Until June 1, 1996, Mr. Murnane may require the Company to purchase or cause to be purchased his Denver residence for a one-time lump sum payment of $515,450. In addition, the Company will pay Mr. Murnane $3,715 in monthly carrying costs until either Mr. Murnane elects to require the Company to purchase or cause to be purchased his house, in which case the Company will continue making such payments until the house is purchased, or until the cut-off date for Mr. Murnane to exercise such option has lapsed, in which case the last such payment shall be made on May 1, 1996. The Company will reimburse Mr. Murnane for his health insurance coverage costs under the Company's welfare plans for six months on an after-tax basis.


     The Company entered into an employment agreement with Mickey Foret dated as of April 19, 1996, pursuant to which Mr. Foret will begin his employment as President of the Company effective June 1, 1996. The agreement will expire on May 31, 1999. The employment agreement provides for a base annual salary of $400,000. In addition, Mr. Foret is entitled to receive signing bonuses of $750,000 and $2,115,639, payable on June 1, 1996 and January 1, 1997, respectively, as well as an annual bonus in the discretion of the Compensation Committee. The agreement provides that Mr. Foret be granted options on the commencement of his employment under the 1995 Stock Option Plan to purchase 300,000 shares of Common Stock at an exercise price of $41.75 per share, exercisable in five equal installments commencing one year following the date of grant and annually thereafter. In connection with Mr. Foret's relocation to the Denver area, the Company has agreed to extend to Mr. Foret, at his option, an interest bearing demand loan in the maximum amount of $750,000, and to purchase his home in Minneapolis for $1.1 million. The agreement is subject to termination by the Company with or without cause. If the agreement is terminated by the Company without cause, Mr. Foret is entitled to receive a termination payment equal to 24 months of his base compensation and all options granted to Mr. Foret under the 1995 Stock Option Plan vest on the date of his termination. If Mr. Foret's employment were terminated without cause before January 1, 1997, he would be entitled to receive his January 1 signing bonus upon termination.

DIRECTOR COMPENSATION

     The Company's non-employee directors receive $10,000 on a quarterly basis for their services, and receive $2,500 for each Board meeting attended in person. In addition, the Company reimburses non-employee directors for out-of-pocket travel expenditures relating to their service on the Board. Non-employee directors of the Company also receive options to purchase shares of Common Stock under the Company's 1995 Stock Option Plan. See "Management -- 1995 Stock Option Plan."

CONSULTING AGREEMENT

     Mr. Johannes Einarsson serves as a consultant to the Company under a consulting agreement which expires on April 1, 1997 (the "Consulting Agreement"). For his services to the Company as a consultant, which include servicing the Company's air cargo customers and the marketing of ACMI contracts, Mr. Einarsson receives $200,000 per year, plus expenses. The Consulting Agreement is terminable by either party at any time.

1995 STOCK OPTION PLAN

     The 1995 Stock Option Plan is intended to provide a means to attract, retain and motivate selected employees of the Company and non-employee directors of the Company. The 1995 Stock Option Plan provides for the grant to eligible employees of incentive stock options, non-qualified stock options, stock appreciation rights, restricted shares, performance share and performance units, dividend equivalents and other share based awards. All employees and directors are eligible to participate in the 1995 Stock Option Plan. The portion of the 1995 Stock Option Plan applicable to employees is administered by the Compensation Committee. The Compensation Committee has the full and final authority to select employees to whom awards may be granted, to determine the type of awards to be granted to such employees and to make all administrative determinations required by the 1995 Stock Option Plan. The Compensation Committee also has authority to waive conditions relating to an award or accelerate vesting of awards. The 1995 Stock Option Plan also provides for certain grants of non-qualified stock options to non-employee directors, and, in the case of such grants, is intended to operate automatically and not require administration.


     An aggregate of 1,800,000 shares of Common Stock have been reserved for issuance under the 1995 Stock Option Plan, subject to anti-dilution adjustments in the event of certain changes in the Company's capital structure. No eligible employee may receive options or stock appreciation rights under the 1995 Stock Option Plan for more than 300,000 shares of Common Stock (subject to adjustment) during any calendar year. In addition, the Company's Board of Directors has proposed increasing the number of shares reserved for issuance under the Company's 1995 Stock Option Plan by 300,000, and providing that options exercisable for 1,000 shares of Common Stock, be granted to each non-employee director upon his or her initial election or appointment to the Board, subject to stockholder approval at the Company's annual meeting to be held on June 4, 1996.


     Following consummation of the IPO, options exercisable for 1,000 shares of Common Stock were granted to each non-employee director of the Company at an exercise price, subject to adjustment, equal to the initial public offering price of the Common Stock in the IPO. On each anniversary of the consummation of the IPO, options for an additional 1,000 shares of Common Stock will be granted to each non-employee director, at an exercise price equal to the fair market value of the shares on such date. All of such options will be fully exercisable from the date of grant.

EMPLOYEE STOCK PURCHASE PLAN

     The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. All regular full-time employees of the Company (including officers), and all other employees whose customary employment is for more than five months in any calendar year or more than 20 hours per week, who in either case have been employed by the Company for at least 12 months are eligible to participate in the Stock Purchase Plan. Directors who are not employees are not eligible. A maximum of 1,000,000 shares of the Company's Common Stock are reserved for offering under the Stock Purchase Plan and available for purchase thereunder, subject to anti-dilution adjustments in the event of certain changes in the capital structure of the Company.

     Under the Stock Purchase Plan, offerings will be made at the commencement of each quarter (each a "Purchase Period") (or in the case of the first Purchase Period, the commencement date of such Purchase Period) during which deductions are to be made from the pay of participants (in accordance with their authorizations) and credited to their accounts under the Stock Purchase Plan. Payroll deductions may be from 1% to 15% (in whole percentage increments) of a participant's regular base pay. Participants may not make direct cash payments to their accounts.

     The price per share at which shares of Common Stock are to be purchased pursuant to the Stock Purchase Plan for any Purchase Period is the lesser of (a) 85% of the fair market value of Common Stock on the commencement of the Purchase Period or (b) 85% of the fair market value of Common Stock on the last business day of a Purchase Period. On the last business day of each Purchase Period, amounts credited to the accounts of participants who have been neither terminated from the employ of the Company nor withdrawn from the Stock Purchase Plan for such Purchase Period are used to purchase shares of Common Stock in accordance with the elections of such participants. Any amounts remaining in the accounts of participants at the end of any Purchase Period are refunded to the participants. Only amounts credited to the accounts of participants may be applied to the purchase of shares of Common Stock under the Stock Purchase Plan.

     If for any Purchase Period the number of shares of Common Stock available for Stock Purchase Plan purposes shall be insufficient, the Board of Directors of the Company is authorized to apportion the remaining available shares pro rata among participating employees on the basis of their payroll deductions in effect for such Purchase Period.

     The Company makes no cash contributions to the Stock Purchase Plan, but bears the expenses of its administration. The Stock Purchase Plan is administered by the Compensation Committee, which has authority to establish the number and duration of the Purchase Periods during the term of the Stock Purchase Plan, and to make rulings and interpretations thereunder.

     The Stock Purchase Plan will terminate on February 28, 2000. The first Purchase Period commenced on October 1, 1995. At December 31, 1995, there were approximately 259 employees (including officers and directors) who were eligible to participate in the Stock Purchase Plan.

PROFIT SHARING PLAN

     The Company's Profit Sharing Plan provides for payments to eligible employees in semiannual distributions based upon the Company's pretax profits. The Company is obligated to make an annual profit sharing contribution of ten percent of the Company's pretax profits, which is defined to mean net income before taxes, but excluding (i) any income or loss related to charges or credits for unusual or infrequently occurring items and (ii) extraordinary items reported on separate line items in the Company's income statement. Annual profit sharing contributions may be in the form of cash or Common Stock of the Company. Employees who have been employed by the Company for twelve months as full time employees and who are not subject to a collective bargaining agreement are eligible to participate. Shared amounts under the Profit Sharing Plan are allocated pro rata based upon each employee's compensation during any annual period relative to the aggregate amount of compensation thereunder.

401(K) PLAN

     The Company has adopted a retirement plan for its employees who have completed three consecutive months of service. The plan is expected to be qualified under the Internal Revenue Code of 1986, as amended. Employees may make voluntary contributions to the plan, subject to IRS limitations. The Company has no obligation under the plan to make contributions, but may make discretionary contributions as determined by the Board of Directors. Commencing in the second quarter of 1996, the Company intends to match 50% of up to 5% of employee contributions to the 401(k) Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     From January 1993 until March 13, 1995, the executive compensation program of the Company was administered by Michael A. Chowdry, the Chief Executive Officer and sole Director of the Company. On March 13, 1995, the Board of Directors established a Compensation Committee, comprised of Messrs. Chowdry and Rowe, to administer the Company's executive compensation programs.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Pursuant to the Delaware General Corporation Law, the Company has adopted provisions in its Restated Certificate of Incorporation which eliminate the personal liability of its directors and officers to the Company and its stockholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances and which authorize the Company to indemnify its directors, officers and other agents, by bylaw, agreement or otherwise, to the fullest extent permitted by law, including circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. The Company's Restated Bylaws require the Company to indemnify its directors, officers, employees and other agents to the fullest extent permitted by law. The Company has obtained director and officer liability insurance.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 25, 1996 and as adjusted to give effect to the sale of the 3,000,000 shares of Common Stock offered hereby, by (i) each person (or group or affiliated persons) known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) each of the Company's executive officers, (iv) the Selling Stockholder, and, (v) all of the Company's directors and officers as a group.



                                             SHARES BENEFICIALLY                     SHARES BENEFICIALLY
                                                 OWNED PRIOR                             OWNED AFTER
                                                TO OFFERING(1)                             OFFERING
                                             --------------------     NUMBER OF      --------------------
             NAME AND ADDRESS                  NUMBER     PERCENT   SHARES OFFERED     NUMBER     PERCENT
- -------------------------------------------  ----------   -------   --------------   ----------   -------
Michael A. Chowdry(2)......................  14,900,000     74.8%      1,000,000     13,900,000     63.4%
  538 Commons Drive
  Golden, Colorado 80401
Richard H. Shuyler.........................      81,605        *                         81,605        *
David M. McElroy...........................      28,229        *                         28,229        *
Clark H. Onstad............................      23,630        *                         23,630        *
James T. Matheny...........................      64,583        *                         64,583        *
Brian Rowe.................................      15,000        *                         15,000        *
Robert V. Glaser...........................       7,000        *                          7,000        *
David T. McLaughlin........................       1,500        *                          1,500        *
All directors and executive officers as a    15,121,547     75.9                     14,121,547     64.4
  group....................................


- ---------------

  * Represents less than 1% beneficial ownership.


(1) Unless otherwise indicated, ownership means sole voting and investment power.


(2) The number of shares of Common Stock listed for Mr. Chowdry includes 7,395,000 shares held by Chowdry Limited Partnership (a limited partnership the general partner of which is Chowdry, Inc. and whose limited partner is a trust for the benefit of Mr. Chowdry's children) and 1,170,000 shares held by Chowdry, Inc. Mr. Chowdry is the sole stockholder and director of Chowdry, Inc. Mr. Chowdry has the sole voting and disposition powers with respect to these shares. The shares to be sold by the Selling Stockholder in this Offering include 200,000 shares to be sold by Mr. Chowdry personally and 800,000 shares to be sold by Chowdry Limited Partnership. Mr. Chowdry, Chowdry Limited Partnership and

     Chowdry, Inc. have pledged to ING Bank $20 million worth of shares of the Common Stock of the Company beneficially owned by them to secure performance of Mr. Chowdry's agreement to guarantee to ING Bank a minimum amount of proceeds from the sale of one aircraft held by ING Bank (which is to occur no earlier than November 15, 1999) and the ING loan to the Company.

                              CERTAIN TRANSACTIONS

     The Company was incorporated in April 1992 as a wholly owned subsidiary of ALI. ALI's sole stockholder was Mr. Chowdry. In December 1992, Mr. Chowdry incorporated Holdings to serve as a holding company for both the Company and ALI in order to separate the third-party leasing activities of ALI from the Company's air cargo operations. During this reorganization of entities under common control, the Company became a wholly-owned subsidiary of Holdings. On July 12, 1995, ALI and all assets and liabilities of Holdings not related to the Company's operations were spun off from Holdings to Mr. Chowdry and certain of his affiliates other than the Company in a tax-free transaction and Holdings was merged into the Company, with the Company as the surviving entity. Following the spin-off, at the time of such merger, the assets and liabilities of Holdings consisted principally of all of the issued and outstanding stock of the Company; all of the issued and outstanding stock of a special purpose corporation ("ATO"); cash of $1.7 million; and accounts payable and accrued expenses of $2.4 million, including a $1.6 million capital contribution to be paid to ALI. The assets and liabilities of ATO consisted of six aircraft with a historical cost basis of $216.2 million; deposits of $4.3 million; debt issuance costs of $4.9 million; and outstanding debt of $254.8 million. All of these items relate to the historical operations of the Company and have been accounted for in the financial statements in a manner similar to a pooling of interests. See Note 10 to the Consolidated Financial Statements of the Company.

     ALI paid the Company $360,000 in 1993 and 1994, for office, management and administrative personnel expenses incurred by the Company on ALI's behalf. Effective December 31, 1994, the Company ceased providing such services to ALI.

     In June 1995, the Company extended a non-interest bearing demand loan to an officer of the Company in the amount of $125,000 in connection with such officer's relocation to Colorado. On July 20, 1995 the Company forgave such loan.


     In August and September 1995, the Company extended demand loans to three senior vice presidents of the Company, in the aggregate amount of $550,000, bearing interest at an annual rate of 7.50%. As of May 2, 1996, $264,000 of such amount remained outstanding.


     In November 1995, the Company commenced renting a Cessna Citation SP corporate jet aircraft on an as needed basis from MAC Flightlease, Inc. ("MAC") for the purpose of corporate business travel. MAC is wholly owned by Linda Chowdry, Mr. Chowdry's wife. The Company incurred $52,000 for such travel in 1995 at rates which it believes are equivalent to those it could obtain from an unaffiliated third party.

                          DESCRIPTION OF CAPITAL STOCK

     The following summarizes the material terms of the capital stock of the Company.

GENERAL

     Upon the closing of the Offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, par value $.01 per share, 21,892,000 of which will be issued and outstanding and 10,000,000 shares of Preferred Stock, $1.00 per share, none of which will be outstanding.

COMMON STOCK

     Except as set forth under "-- Limitation on Voting by Foreign Owners," the holders of Common Stock are entitled under the Restated Certificate of Incorporation to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferential rights with respect to any outstanding

Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights and have no rights to convert their Common Stock into any other securities. The outstanding shares of Common Stock are, and the shares of Common Stock to be issued by the Company upon completion of this Offering will be, fully paid and non-assessable. See "Capitalization."

PREFERRED STOCK

     The Board of Directors is authorized under the Restated Certificate of Incorporation to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. At present, the Company has no plans to issue any shares of Preferred Stock.

LIMITATION ON VOTING BY FOREIGN OWNERS

     The Restated Certificate of Incorporation defines "Foreign Ownership Restrictions" as "applicable statutory, regulatory and interpretive restrictions regarding foreign ownership or control of U.S. air carriers (as amended or modified from time to time)." Such restrictions currently require that no more than 25% of the voting stock of the Company be owned or controlled, directly or indirectly, by persons who are not U.S. citizens ("Foreigners") for purposes of the Foreign Ownership Restrictions, that the Company's chief executive officer and at least two-thirds of the members of its Board of Directors and other managing officers be U.S. citizens and that the Company not otherwise be subject to foreign control.

     The Restated Certificate of Incorporation provides that no shares of capital stock may be voted by or at the direction of Foreigners, unless such shares are registered on a separate stock record (the "Foreign Stock Record"). The Company's Restated Bylaws further provide that no shares will be registered on the Foreign Stock Record if the amount so registered would exceed the Foreign Ownership Restrictions. Registration on the Foreign Stock Record is made in chronological order based on the date the Company receives a written request for registration. ING Bank, which holds a pledge for that number of the Company's shares of Common Stock beneficially owned by Mr. Chowdry having a fair market value of $20 million based upon the market value of such shares, as adjusted annually, would be a Foreigner under the Restated Bylaws should it foreclose its lien, thereby acquiring ownership thereof.

CERTAIN PROVISIONS OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

     The Restated Certificate of Incorporation and Restated Bylaws include certain provisions summarized below which may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that stockholders might consider in their best interest, including attempts that might result in a premium over the market price for the shares held by stockholders.

     The Company's Restated Certificate of Incorporation and Restated Bylaws provide (i) that, commencing with the consummation of the IPO, any action required or permitted to be taken by the stockholders of the Company may be effected only at an annual or special meeting of stockholders, and not by written consent of the stockholders, (ii) that any meeting of stockholders may be called only by the Chairman of the Board or upon the affirmative vote of at least a majority of the members of the Board of Directors and (iii) for an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors or a Committee of the Board of Directors, of candidates for election as directors, as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise business at such meetings must be received by the Company not less than 60 nor more than 90 days before the meeting, and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. The affirmative vote of at least a majority of the directors or the holders of at least 66 2/3% of the voting power of the Company's voting stock is required to alter, amend or repeal, or adopt any provision inconsistent with, the Bylaw provisions described in this paragraph.

CERTAIN PROVISIONS OF DELAWARE LAW

     The Company will be subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a wide range of specified transactions with any interested stockholder, defined to include, among others, any person or entity who in the previous three years obtained 15% or more of any class or series of stock entitled to vote in the election of directors, unless, among other exceptions, the transaction is approved by (i) the Board of Directors prior to the date the interested stockholder obtained such status or (ii) the holders of two-thirds of the outstanding shares of each class or series owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is American Securities Transfer Incorporated.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this Offering, the Company will have outstanding 21,917,000 shares of Common Stock (22,217,000 if the U.S. Underwriters' over-allotment option from the Company is exercised in full), without taking into account any shares issuable upon the exercise of outstanding options. See "Management." 8,017,000 of these shares will be freely transferable by persons other than "affiliates" of the Company without restriction or further registration under the Securities Act of 1933, as amended. The remaining 13,900,000 shares of Common Stock beneficially owned by Mr. Chowdry will be "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144 under the Securities Act, and are subject to the lock-up provisions discussed below.


     In general, under Rule 144 as currently in effect, a stockholder, including an affiliate (as that term is defined in Rule 144) of the Company, who has beneficially owned his or her restricted securities for at least two years from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an affiliate is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 218,920, (221,920 if the U.S. Underwriters' over-allotment option from the Company is exercised in full) shares immediately after the Offering and the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements of Rule 144 are satisfied.

     The Company and the Selling Stockholder have agreed that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, they will not, during the period commencing on the date hereof and ending, with respect to the Company, 90 days and with respect to the Selling Stockholder, 120 days after the date of this Prospectus, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are now owned by the Company or the Selling Stockholder or are hereafter acquired), or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause
(1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to the sale of any Shares to the Underwriters pursuant to this Offering or pursuant to the Plans or stock options outstanding as of the date of this Prospectus. In addition, the Selling Stockholder agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 120 days after the date of the Prospectus, make any demand for or exercise any right with respect to the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.


     In addition to the shares described above, at April 25, 1996, options to purchase an aggregate of 536,650 shares of Common Stock were outstanding. An aggregate of an additional 2,142,780 shares of Common Stock have been reserved for issuance under the Plans. In addition, the Company's Board of Directors has proposed increasing the number of shares reserved for issuance under the Company's 1995 Stock Option Plan by 300,000, subject to stockholder approval at the Company's annual meeting to be held on June 4, 1996. The Company has registered under the Securities Act all shares of Common Stock issuable upon exercise of such options. Shares of Common Stock issued upon exercise of options will be immediately available for sale in the public market, subject to the volume limitations of Rule 144 under the Securities Act applicable to affiliates of the Company.



                           CERTAIN FEDERAL INCOME TAX

                   CONSEQUENCES TO NON-UNITED STATES HOLDERS

GENERAL

     The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Common Stock by a Non-U.S. Holder. For this purpose, the term "Non-U.S. Holder" is defined as any person who is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual, a foreign partnership or a foreign estate or trust, as such terms are defined in the Internal Review Code of 1986, as amended (the "Code"). This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to such Non-U.S. Holders in light of their personal circumstances, or to certain types of Non-U.S. Holders which may be subject to special treatment under United States federal income tax laws (for example, insurance companies, tax-exempt organizations, financial institutions or broker-dealers). Furthermore, this discussion is based on provisions of the Code, existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly with retroactive effect. Each prospective purchaser of Common Stock is advised to consult a tax advisor with respect to current and possible future tax consequences of acquiring, holding and disposing of Common Stock as well as any tax consequences that may arise under the laws of any U.S. state, municipality or other taxing jurisdiction.

     An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal tax as if they were U.S. citizens.

DIVIDENDS

     The Company does not anticipate paying cash dividends on its capital stock in the foreseeable future. See "Market Price of Common Stock and Dividend Policy." In the event, however, that dividends are paid on shares of Common Stock, dividends paid to a Non-U.S. Holder of Common Stock will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless (i) the dividends are effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States and the Non-U.S. Holder provides the payor with proper documentation or (ii) if a tax treaty applies, are attributable to a U.S. permanent establishment of the Non-U.S. Holder. In order to claim the benefit of an applicable tax treaty rate, a Non-U.S. Holder may be required to file with the Company or its dividend paying agent a reduced treaty rate certificate. Dividends that are effectively connected with the conduct of a trade or business within the United States or, if a tax treaty applies, are attributable to such a United States permanent establishment, are subject to United States federal income tax on a net income basis (that is, after allowance for applicable deductions) at applicable graduated individual or corporate rates. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.


     Under current United States Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country for purposes of the withholding discussed above (unless the payor has knowledge to the contrary) and, under the current interpretation of United States Treasury regulations, for purpose of determining the applicability of a tax treaty rate. However, under proposed regulations, in the case of dividends paid after December 31, 1997 (December 31, 1999 in the case of dividends paid to accounts in existence on or before the date that is 60 days after the proposed regulations are published as final regulations), a Non-U.S. Holder generally would be subject to United States withholding tax at a 31-percent rate under the backup withholding rules described below, rather than at a 30-percent rate or at a reduced rate under an income tax treaty, unless certain certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures) are complied with, directly or through an intermediary.


     A Non-U.S. Holder of Common Stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder will generally not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of Common Stock unless (i)(a) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States or (b) if a treaty applies, the gain is attributable to a United States permanent establishment of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is an individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, (iii) the Company is or has been a "U.S. real property holding corporation" for United States federal income tax purposes, or (iv) the Non-U.S. Holder is subject to tax pursuant to certain provisions of the Code applicable to expatriates. The Company believes it is not currently, and does not anticipate becoming, a "U.S. real property holding corporation" for United States federal income tax purposes.

     If an individual Non-U.S. Holder falls under clause (i) above, such individual generally will be taxed on the net gain derived from a sale under regular graduated United States federal income tax rates. If an individual Non-U.S. Holder falls under clause (ii) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Thus, Non-U.S. Holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale of Common Stock are urged to consult their tax advisors as to the tax consequences of such sale.

     If a Non-U.S. Holder that is a foreign corporation falls under clause (i) above, it generally will be taxed on its net gain under regular graduated United States federal income tax rates and, in addition, will be subject to the branch profits tax equal to 30% of its "effectively connected earnings and profits" within the meaning of the Code for the taxable year, as adjusted for certain items, unless it qualifies for a lower rate under an applicable income tax treaty.

FEDERAL ESTATE TAX

     Common Stock held by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for the United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     Under Treasury regulations, the Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected with a trade or business in the United States of the Non-U.S. Holder or withholding was reduced or eliminated by an applicable income tax treaty. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established under the provisions of an applicable income tax treaty or agreement.


     United States backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that are not "exempt recipients" fail to furnish certain information under the United States information reporting requirements) will generally not apply to dividends paid to Non-U.S. Holders outside the United States that are either subject to the 30% withholding discussed above or that are not so subject because a tax treaty applies that reduces or eliminates such 30% withholding. In that regard, under temporary United States Treasury regulations, backup withholding currently does not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States unless the payer has knowledge that the payee is a U.S. person. However, under proposed regulations, in the case of dividends paid after December 31, 1997 (December 31, 1999 in the case of dividends paid to accounts in existence on or before the date that is 60 days after the proposed regulations are published as final regulations), a Non-U.S. Holder generally would be subject to backup withholding at a 31-percent rate, unless certain certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures) are complied with, directly or through an intermediary.


     In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Stock by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a U.S. person, a controlled foreign corporation, or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or (2) the beneficial owner otherwise establishes an exemption. Temporary Treasury regulations provide that the Treasury is considering whether backup withholding should be required in such circumstances. Under proposed Treasury regulations not currently in effect, backup withholding will not apply to such payments absent actual knowledge that the payee is a United States person.

     Payment by a United States office of a broker of the proceeds of a sale of Common Stock is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder, or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

                                  UNDERWRITERS

     Under the terms and subject to the conditions in the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the U.S. Underwriters named below, for whom Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co. and Smith Barney Inc. are serving as U.S. Representatives, have severally agreed to purchase, and the Company and Selling Stockholder have agreed to sell to them, and the International Underwriters named below, for whom Morgan Stanley & Co. International Limited, Goldman Sachs International and Smith Barney Inc. are serving as International Representatives, have severally agreed to purchase, and the Company and Selling Stockholder have agreed to sell to them, the respective number of shares of the Common Stock set forth opposite the names of such Underwriters below:

                                                                                 NUMBER
                                       NAME                                     OF SHARES
    --------------------------------------------------------------------------  ---------
    U.S. Underwriters:
      Morgan Stanley & Co. Incorporated.......................................
      Goldman, Sachs & Co. ...................................................
      Smith Barney Inc. ......................................................

                                                                                ---------
      Subtotal................................................................  2,400,000
    International Underwriters:
      Morgan Stanley & Co. International Limited..............................
      Goldman Sachs International.............................................
      Smith Barney Inc. ......................................................

                                                                                ---------
      Subtotal................................................................    600,000
    Total.....................................................................  3,000,000
                                                                                =========

     The U.S. Underwriters and the International Underwriters are collectively referred to as the "Underwriters," and the U.S. Representatives and International Representatives are collectively referred to as the "Representatives." The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

     Pursuant to the Agreement Between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any U.S. Shares (as defined below) for the account of anyone other than a United States or Canadian Person (as defined below) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any U.S. Shares or distribute any prospectus relating to the U.S. Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any International Shares (as defined below) for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any International Shares or distribute any prospectus relating to the International Shares within the United States or Canada or to any United States or Canadian Person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person) and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Common Stock to be purchased by the U.S. Underwriters and the International Underwriters under the Underwriting Agreement are referred to herein as the U.S. Shares and the International Shares, respectively.

     Pursuant to the Agreement Between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of shares of Common Stock to be purchased pursuant to the Underwriting Agreement as may be mutually agreed. The per share price of any shares sold shall be the price to public set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

     Pursuant to the Agreement Between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any shares of Common Stock, directly or indirectly, in any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any shares of Common Stock a notice stating in substance that, by purchasing such Common Stock, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Common Stock in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such Common Stock a notice to the foregoing effect.

     Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that: (i) it has not offered or sold and will not offer or sell any shares of Common Stock in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulation 1995 (the "Regulations"); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Regulations with respect to anything done by it in relation to the shares of Common Stock in, from or otherwise involving the United Kingdom and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the shares of Common Stock if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.

     The Underwriters initially propose to offer part of the Common Stock directly to the public at the price to public set forth on the cover page hereof and part to certain dealers at a price which represents a concession not in
excess of $          per share under the public offering price. Any Underwriter may allow, and such dealers may reallow, a concession not in excess of
$          per share to other Underwriters or to certain other dealers. After the initial offering of the Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

     Pursuant to the Underwriting Agreement, the Company and the Selling Stockholder have granted to the U.S. Underwriters options, exercisable for 30 days from the date of this Prospectus, to purchase up to 300,000 and 150,000 additional shares of Common Stock, respectively, at the price to public set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such options to purchase solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Common Stock hereby. To the extent either of such options is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock offered by the U.S. Underwriters hereby.

     The Company and the Selling Stockholder have agreed that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, they will not, during the period commencing on the date hereof and ending, with respect to the Company, 90 days and, with respect to the Selling Stockholder, 120 days after the date of this Prospectus, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are now owned by the Company or the Selling Stockholder or are hereafter acquired), or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause
(1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to the sale of any Shares to the Underwriters pursuant to this Offering or pursuant to the Plans or stock options outstanding as of the date of this Prospectus. In addition, the Selling Stockholder agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 120 days after the date of the Prospectus, make any demand for or exercise any right with respect to the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

     In connection with the offering of Common Stock hereby, the Underwriters and selling group members, if any, may engage in passive market making transactions in the Company's Common Stock on the Nasdaq Stock Market immediately prior to the commencement of the sale of shares in this offering, in accordance with Rule 10b-6A under the Exchange Act. Passive market making consists of displaying bids on the Nasdaq Stock Market limited by the bid prices of market makers not connected with this offering and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited in amount to 30% of the passive market maker's average daily trading volume in the Common Stock during the period of the two full consecutive calendar months prior to the filing with the Commission of the Registration Statement of which this Prospectus is a part and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

     The Company, the Selling Stockholder and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. From time to time Smith Barney Inc. has provided investment banking services to the Company, including acting as a co-manager in the Company's IPO in August 1995 and in the Company's offering of 12 1/4% Pass Through Certificates in November 1995, for which it received customary underwriting fees.

                                 LEGAL MATTERS

     Certain matters with respect to the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York, and for the Underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

     The consolidated financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the said authority of such firm as experts in accounting and auditing.

     On December 30, 1994, the Company entered into a refinancing transaction that was reflected in its December 31, 1994 financial statements which were audited by Ernst & Young LLP ("Ernst & Young") and were included in a Registration Statement filed by the Company on March 14, 1995 with the Securities and Exchange Commission (the "Commission"). In the Commission's comment letter to the March 14 filing, the Commission staff raised questions about the accounting treatment of the refinancing transaction which the Company had adopted after consultation with, and with the concurrence of, Ernst & Young. Although Ernst & Young and the Company worked together to respond to questions raised by the Commission staff, the working relationship between certain members of management and Ernst & Young personnel became acrimonious with the Company expressing concerns that Ernst & Young was not being sufficiently supportive regarding the accounting treatment of the refinancing transaction. Following a May 5, 1995 meeting between Company and Ernst & Young personnel at which the Company threatened litigation against Ernst & Young, Ernst & Young advised the Company that it would be unable to continue to rely upon the representations of members of management pertaining to the refinancing and that it was resigning as the Company's auditors and withdrawing its report on the Company's 1994 financial statements.

     No report of Ernst & Young on the financial statements of the Company for either of the past two fiscal years contained an adverse opinion or a disclaimer of opinion, or was qualified as to uncertainty, audit scope, or accounting principles. During the Company's two most recent fiscal years and the subsequent interim period preceding such resignation, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures; the only reportable event within such period was the statement of Ernst & Young referred to above with respect to its inability to continue to rely on the representations of management. Such statement was based on Ernst & Young's contentions that (i) it was unaware of a higher fair market value aircraft appraisal that had been performed after the financing transaction had been completed, notwithstanding the Company's contention that it had delivered the appraisal to Ernst & Young and (ii) the Company had indicated that it exercised a lease extension option with its affiliate when in fact it was still in process of completing the documentation. The Company has authorized Ernst & Young to respond fully to the inquiries of Arthur Andersen LLP ("Arthur Andersen"), the Company's successor auditors, concerning such reportable event.

     On May 10, 1995, the Company requested that Arthur Andersen serve as the Company's successor auditors. Following Arthur Andersen's inquiry of members of Company management, Ernst & Young personnel and certain of the Company's outside consultants regarding the Company and in particular, the issues which led to Ernst & Young's resignation, Arthur Andersen accepted the engagement as the Company's auditors on May 22, 1995 and subsequently issued an unqualified opinion with respect to the Company's financial statements included herein.

     In the Company's initial filing with the Commission for the IPO, the financial statements of Atlas Air, Inc. ("Air") only were included and Air used capitalized lease accounting for certain aircraft that Air had leased from ATO without consolidating such entity. This resulted in capitalized property and debt of approximately $66 million and a positive shareholder equity of $12.2 million at December 31, 1994. Subsequent to the resignation of Ernst & Young, the Company asked Arthur Andersen for their opinion with respect to the appropriate accounting treatment. Arthur Andersen reviewed the accounting and determined that if the Company were to refile, it should follow the accounting as set forth in Emerging Issue Task Force Issue No. 90-15 which calls for the consolidation of special purpose entities such as ATO. In light of the requirement for such consolidation, the Company reviewed its operations and determined that Holdings should be merged into Air after spinning off the assets of ALI; consequently, a new entity that contains Air and ATO along with the remaining assets of Holdings is included in this Registration Statement. The financial statements included herein approximate what the financial statements would have been had Air refiled its financial statements without merging with Holdings using the accounting set forth in Emerging Issue Task Force Issue No. 90-15.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of the reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. The Common Stock of the Company is traded on the Nasdaq National Market (Symbol: ATLS), and such reports, proxy statements and other information concerning the Company also can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. The summary description of each document contained in this Prospectus accurately describes the material provisions thereof. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's public reference facility at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office, after payment of the fees prescribed by the Commission.

     Like many airlines, the Company overflies Cuba in order to serve other destinations in Latin America and is required by the Cuban government to pay fees for such overflight, which the Company does pursuant to a license which it has obtained from the U.S. government. This information is accurate as of the date of this Prospectus and current information concerning business dealings of the Company with the government of Cuba or with any person or affiliate located in Cuba may be obtained from the Florida Department of Banking and Finance, Plaza Level, The Capitol, Tallahassee, Florida 32399-0350, telephone number
(904) 488-9530.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Public Accountants..............................................  F-2
Consolidated Balance Sheets as of December 31, 1995 and December 31, 1994.............  F-3
Consolidated Statements of Operations for the years ended December 31, 1995, 1994 and
  1993................................................................................  F-4
Consolidated Statements of Stockholder's Equity (Deficit) for the years ended December
  31, 1995, 1994, 1993 and 1992.......................................................  F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1994 and
  1993................................................................................  F-6
Notes to Consolidated Financial Statements............................................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Atlas Air, Inc.:

     We have audited the accompanying consolidated balance sheets of Atlas Air, Inc. (a Delaware Corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Atlas Air, Inc. and subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the three period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                             ARTHUR ANDERSEN LLP

Denver, Colorado
February 16, 1996.

                        ATLAS AIR, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1995         1994
                                                                         --------     --------
                                            ASSETS
Current assets:
  Cash and cash equivalents............................................  $ 96,990     $ 10,524
  Accounts receivable and other........................................    18,594        7,293
                                                                         --------     --------
          Total current assets.........................................   115,584       17,817
Property and equipment:
  Flight equipment.....................................................   349,836      148,165
  Other................................................................     3,055        2,370
                                                                         --------     --------
                                                                          352,891      150,535
  Less accumulated depreciation........................................   (33,140)     (19,298)
                                                                         --------     --------
          Net property and equipment...................................   319,751      131,237
Other assets:
  Debt issuance costs..................................................     8,607        4,580
  Deposits.............................................................     3,381        9,097
                                                                         --------     --------
                                                                           11,988       13,677
                                                                         --------     --------
          Total assets.................................................  $447,323     $162,731
                                                                         ========     ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of long-term debt....................................  $ 15,359     $  4,885
  Accounts payable and accrued expenses................................    19,203       13,169
  Due to affiliate.....................................................        --        1,700
                                                                         --------     --------
          Total current liabilities....................................    34,562       19,754
Notes payable..........................................................   335,902      158,730
Deferred income tax payable............................................     8,144           --
Commitments and contingencies
Stockholders' equity (deficit):
  Preferred Stock, $1 par value; 10,000,000 shares authorized; no
     shares issued.....................................................        --           --
  Common Stock, $0.01 par value; 50,000,000 shares authorized
     19,600,000 and 15,000,000 shares issued...........................       196          150
  Additional paid-in capital...........................................    66,591           --
  Retained earnings (deficit)..........................................     1,928      (15,903)
                                                                         --------     --------
          Total stockholders' equity (deficit).........................    68,715      (15,753)
                                                                         --------     --------
          Total liabilities and stockholders' equity (deficit).........  $447,323     $162,731
                                                                         ========     ========

                            See accompanying notes.

                        ATLAS AIR, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1995         1994         1993
                                                             --------     --------     --------
Revenues:
  Contract services......................................... $166,070     $ 86,704     $ 35,426
  Scheduled services........................................    1,335       10,917           --
  Charters and other........................................    3,862        5,358        5,837
                                                             --------     --------     --------
          Total operating revenues..........................  171,267      102,979       41,263
Operating expenses:
  Flight crew salaries and benefits.........................   14,584        8,887        4,243
  Other flight-related expenses.............................   12,361        9,270        7,844
  Maintenance...............................................   42,574       24,517        8,052
  Aircraft and engine rentals...............................   22,902       14,044        1,758
  Fuel and ground handling..................................    5,027        9,747        4,575
  Depreciation and amortization.............................   14,793        7,451        5,647
  Other.....................................................   16,352       15,169        8,698
                                                             --------     --------     --------
          Total operating expenses..........................  128,593       89,085       40,817
Operating income............................................   42,674       13,894          446
Other income (expense):
  Interest income...........................................    2,025          490          244
  Interest expense..........................................  (18,460)     (10,784)     (10,101)
                                                             --------     --------     --------
                                                              (16,435)     (10,294)      (9,857)
                                                             --------     --------     --------
Income (loss) before income taxes...........................   26,239        3,600       (9,411)
(Provision) benefit for income taxes........................   (8,408)         (14)       1,388
                                                             --------     --------     --------
Net income (loss)........................................... $ 17,831     $  3,586     $ (8,023)
                                                             ========     ========     ========
Net income (loss) per common share.......................... $   1.06     $   . 24     $   (.53)
                                                             ========     ========     ========
Weighted average common and common equivalent shares
  outstanding...............................................   16,783       15,000       15,000
                                                             ========     ========     ========

                            See accompanying notes.

                        ATLAS AIR, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                                                                               TOTAL
                                               COMMON STOCK      ADDITIONAL    RETAINED    STOCKHOLDERS'
                                             ----------------     PAID-IN      EARNINGS       EQUITY
                                             SHARES    AMOUNT     CAPITAL      (DEFICIT)     (DEFICIT)
                                             ------    ------    ----------    --------    -------------
Balance, December 31, 1992.................. 15,000     $150      $     --     $(11,466)     $ (11,316)
  Net loss..................................     --       --            --       (8,023)        (8,023)
                                             ------     ----      --------     --------      ---------
Balance, December 31, 1993.................. 15,000      150            --      (19,489)       (19,339)
  Net income................................     --       --            --        3,586          3,586
                                             ------     ----      --------     --------      ---------
Balance, December 31, 1994.................. 15,000      150            --      (15,903)       (15,753)
  Issuance of Common Stock..................  4,600       46        66,591           --         66,637
  Net income................................     --       --            --       17,831         17,831
                                             ------     ----      --------     --------      ---------
Balance, December 31, 1995.................. 19,600     $196      $ 66,591     $  1,928      $  68,715
                                             ======     ====      ========     ========      =========

                            See accompanying notes.

                        ATLAS AIR, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1995          1994        1993
                                                             ---------     --------     -------
OPERATING ACTIVITIES:
Net income (loss)........................................... $  17,831     $  3,586     $(8,023)
Adjustments to reconcile net income (loss) to net cash
  provided by
  (used in) operating activities:
  Depreciation and amortization.............................    14,793        7,451       5,647
  Amortization of debt issuance cost........................       546          217         218
  Interest financed.........................................     1,258           --          --
  Change in deferred income tax payable.....................     8,144           --          --
  Changes in operating assets and liabilities:
     Accounts receivable and other..........................   (10,751)      (4,101)     (1,807)
     Deposits...............................................     5,716       (1,850)       (563)
     Accounts payable and accrued expenses..................     6,034        7,516       1,643
                                                             ---------     --------     -------
          Net cash provided by (used in) operating
            activities......................................    43,571       12,819      (2,885)
INVESTMENT ACTIVITIES:
Purchase of property and equipment..........................  (190,807)     (18,617)     (2,111)
Advances of notes receivable................................      (550)          --          --
                                                             ---------     --------     -------
          Net cash used in investing activities.............  (191,357)     (18,617)     (2,111)
FINANCING ACTIVITIES:
Issuance of Common Stock....................................    66,637           --          --
Additional borrowings on notes payable......................   181,680       11,653       3,904
Principal payments on notes payable.........................    (7,792)      (1,043)     (6,679)
Debt issuance costs.........................................    (4,573)          --          --
Advances from affiliate, net................................    (1,700)        (486)        646
                                                             ---------     --------     -------
          Net cash provided by (used in) financing
            activities......................................   234,252       10,124      (2,129)
                                                             ---------     --------     -------
          Net increase (decrease) in cash...................    86,466        4,326      (7,125)
Cash and cash equivalents at beginning of period............    10,524        6,198      13,323
                                                             ---------     --------     -------
Cash and cash equivalents at end of period.................. $  96,990     $ 10,524     $ 6,198
                                                             =========     ========     =======

                        ATLAS AIR, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND HISTORY

     Atlas Air, Inc. (the "Company") was incorporated in Delaware in August 1992 as a wholly owned subsidiary of Aeronautics Leasing, Inc. ("Leasing"). Leasing's sole stockholder was Michael A. Chowdry. In December 1992, Mr. Chowdry incorporated Atlas Holdings, Inc. ("Holdings") to serve as a holding company for both the Company and Leasing in order to separate the third-party leasing activities of Leasing from the Company's air cargo operations. During this reorganization of entities under common control (accounted for in a manner similar to a pooling of interests), the Company became a wholly-owned subsidiary of Holdings. On July 12, 1995, Leasing and certain other assets and liabilities not related to the Company's business were spun off from Holdings to Mr. Chowdry and certain of his affiliates in a tax-free transaction and Holdings was merged into the Company which was accounted for in a manner similar to a pooling of interests (see Note 10 for discussion of the spin-off). The accompanying consolidated financial statements do not include operations of Leasing as those operations are distinctly dissimilar to the operations of the Company. The accompanying consolidated financial statements have been retroactively restated to reflect the spin-off discussed above. As part of the merger, Atlas One, Inc., and LHC Properties became wholly-owned subsidiaries of the Company. Atlas One, Inc. owns certain aircraft acquired through financing provided by Internationale Nederlanden Aviation Lease B.V. ("ING Bank") (see Note 2) and leases these aircraft to the Company. LHC Properties owns the building and other fixed assets which the Company leases for its corporate offices.

     Until the Company obtained its Federal Aviation Administration ("FAA") certification in February 1993, the Company, together with its predecessors, provided air freight services to its customer through the leasing of its aircraft to another air cargo operator. The relationship with the air cargo operator ceased in April 1993 upon completion of the one year contract with such operator and subsequent to receiving FAA certification. While the Company had no significant revenue until it received its FAA certification, two special purpose entities affiliated with the Company, Aeronautics I, Inc. ("Aero I") and Aeronautics O, Inc. ("Aero O"), provided air cargo services to its principal customer (see following discussion of concentration of credit risk) from April 1992 through December 1992. The principal assets consisted of two Boeing 747-200 freighter aircraft (collectively, the "Existing Aircraft"), one in each of Aero I and Aero O, which were financed by ING Bank. The financial statements of these predecessor companies have been combined with the financial statements of the Company as entities under common control in a manner similar to a pooling of interests.

     The Company provides airport to airport cargo services throughout the world to major international airlines pursuant to contractual arrangements with its customers in which the Company provides the aircraft, crew, maintenance and insurance ("ACMI"), referred to as "contract services." The Company also provides charter services and scheduled services on an ad hoc basis. The principal markets served by the Company are Asia and the Pacific Rim from the United States and Europe, and between South America and the United States.

BASIS OF PRESENTATION

     On March 13, 1995, the Company's Board of Directors approved a restated certificate of incorporation in Delaware. Upon filing of the restated certificate, the Company split the Common Stock on a 15,000-for-1 basis (the "Stock Split") and adjusted the par value of the Common Stock from $1 to $0.01. All par value, authorized shares, common share and common per share amounts have been retroactively restated in the consolidated financial statements to reflect the Stock Split.

                        ATLAS AIR, INC. AND SUBSIDIARIES

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and predecessors. All material intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

     Owned aircraft are stated at cost. Expenditures for major additions, improvements, flight equipment modifications and certain overhaul and maintenance costs are capitalized. A significant portion of scheduled and unscheduled maintenance is contracted with a maintenance provider under a long-term agreement pursuant to which monthly reserve payments are made to the provider based on flight-hours and such amount is charged to expense currently. Other maintenance and repairs are charged to expense as incurred, except for significant engine overhaul maintenance which is capitalized and charged to expense on a flight-hour basis. Owned aircraft are depreciated over their estimated useful lives of 20 years, using the straight-line method and estimated salvage values of 10% of cost. The cost and accumulated depreciation of property and equipment disposed of are removed from the related accounts and any gain or loss is reflected in the results of operations. Substantially all property and equipment is specifically pledged as collateral for indebtedness of the Company.

CAPITALIZED INTEREST

     Interest attributable to funds used to finance the acquisition and modification of aircraft is capitalized as an additional cost of the related aircraft. Interest is capitalized at the Company's weighted average interest rate on long-term debt, or where applicable, the interest rate related to specific borrowings. Capitalization of interest ceases when the aircraft is placed in service. Capitalized interest was $3,573,000, $261,000, and $0 for the years ended December 31, 1995, 1994 and 1993, respectively.

DEFERRED COSTS

     Debt issuance costs consist of loan costs associated with the ING Bank financing and offering costs associated with the sale of the 12 1/4% Pass Through Certificates (see Note 2). These costs are being amortized over the life of the respective debt obligation, using the interest method for amortization. Amortization of debt issuance costs was $546,000, $218,000 and $218,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

CASH EQUIVALENTS

     All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

NET INCOME (LOSS) PER COMMON SHARE

     Net income (loss) per common share is computed based on the weighted average number of common shares outstanding during the period. The effect of outstanding stock options is immaterial.

                        ATLAS AIR, INC. AND SUBSIDIARIES

INCOME TAXES

     The Company provides for income taxes using the asset and liability method prescribed by Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under this method deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax laws or tax rates is recognized in income in the period that includes the enactment date.

RECENTLY ISSUED ACCOUNTING STANDARD

     In March 1995, the Financial Accounting Standards Board issued SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and long-lived assets and certain identifiable intangibles to be disposed of be reported at the lower of carrying amount or fair value less cost to sell. SFAS No. 121 also establishes the procedures for review of recoverability, and measurement of impairment if necessary, of long-lived assets and certain identifiable intangibles to be held and used by an entity. The Company adopted SFAS No. 121 during the second quarter of 1995. In connection therewith, the Company determined that the estimated future cash flows (undiscounted and without interest charges) of each of its flight equipment and other long-lived assets exceeded the carrying amount of such assets, therefore, the Company determined that under SFAS No. 121 no impairment provision was necessary.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash, certificates of deposit, short-term trade receivables and payables and long-term debt. The carrying values of cash, certificates of deposit, and short-term trade receivables and payables approximate fair value. The fair value of long-term debt is estimated based on current rates available for similar debt with similar maturities and security (see Note 2).

SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISK

     China Airlines Ltd., KLM Royal Dutch Airlines and Varig Brazilian Airlines accounted for approximately 47%, 20% and 14% of the Company's total revenue, respectively, for the year ended December 31, 1994 and approximately 60%, 19% and 11%, respectively, for the year ended December 31, 1995. The Company had one principal customer (China Airlines Ltd.) which accounted for approximately 86% of its total revenue for the year ended December 31, 1993. Accounts receivable from these principal customers were $11,038,000 and $4,882,000 in the aggregate at December 31, 1995 and 1994, respectively.

SIGNIFICANT TRANSACTIONS

     During 1994, the Company committed to the purchase of four Boeing 747-200 aircraft from Deutsche Lufthansa AG (the "Lufthansa Aircraft"). Upon completion of cargo modification by The Boeing Company ("Boeing"), the first, second and third Lufthansa Aircraft were placed in service by the Company in March, April and June 1995, respectively. Payments to Boeing were financed with funds available under the ING Bank loan agreement (see Note 2). The fourth Lufthansa Aircraft was delivered to Boeing in December 1995 and is expected to be placed in service in March 1996. funding for this aircraft was made available through the issuance by the Company of Equipment Notes (see Note 2).

     During 1995, the Company committed to the purchase of three Boeing 747-200 aircraft (the "Alitalia Aircraft") from Alitalia Linee Aeree Italiane S.p.A. ("Alitalia"). The first Alitalia Aircraft was delivered to

                        ATLAS AIR, INC. AND SUBSIDIARIES

Boeing for cargo modification in June 1995. This aircraft was placed in service by the Company in November 1995. The second Alitalia Aircraft was delivered to Hong Kong Aircraft Engineering Co., Ltd. ("HAECO") in November 1995 for cargo modification and was placed in service by the Company in January 1996. The third Alitalia Aircraft was delivered to HAECO in December 1995 for cargo modification and is expected to be placed in service by the Company in March 1996.

     In accordance with the terms of the ING Bank loan agreement, the Company financed the purchase and cargo modification of the first Alitalia Aircraft with funds previously committed for the purchase and cargo modification of the fourth Lufthansa Aircraft under the ING Bank loan agreement (see Note 2). In addition, in June 1995, the Company utilized approximately $4 million available under the ING Bank loan agreement to fund deposits with Alitalia for the second and third Alitalia Aircraft.

     In August 1995, the Company consummated its initial public offering ("IPO") covering 4,600,000 shares of its Common Stock at a price of $16 per share. IPO proceeds in excess of par value, net of costs, are reflected in Additional Paid in Capital. The proceeds of the IPO were used for working capital and other general corporate purposes.

     In November 1995, the Company sold $100 million of 12 1/4% Pass Through Certificates, for which it issued Equipment Notes (see Note 2), the proceeds of which are being utilized to complete the purchase and cargo modification of the fourth Lufthansa Aircraft and the second and third Alitalia Aircraft.

SUPPLEMENTAL CASH FLOW INFORMATION

     The aggregate interest payments made by the Company were, $19,136,000, $9,985,000 and $9,338,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Prior to December 1995, the required monthly payment under the ING Bank loan agreement was less than the accrued interest, thus causing $1,258,000 of accrued interest in 1995 to be financed by the lender as an increase in the principal balance (see Note 2).

2.  LONG-TERM DEBT

     Long-term debt and current maturities are as follows (in thousands):

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1995         1994
                                                                     --------     --------
    ING Bank debt..................................................  $232,494     $149,543
    Lufthansa Debt.................................................    18,373       12,677
    Equipment Notes................................................   100,000           --
    Other..........................................................       394        1,395
                                                                     --------     --------
                                                                      351,261      163,615
    Current maturities.............................................   (15,359)      (4,885)
                                                                     --------     --------
              Long-term debt.......................................  $335,902     $158,730
                                                                     ========     ========

ING BANK DEBT

     In December 1994, the Company renegotiated its loan agreement with ING Bank. Pursuant to the new loan agreement, ING Bank agreed to provide up to $231 million of financing to the Company for the following purposes: refinance amounts previously borrowed by the Company; finance the purchase price of Lufthansa Aircraft ("ING Bank Financed Lufthansa Aircraft"); finance the costs of converting the Lufthansa Aircraft to freighter configuration; finance advances to Lufthansa for the purchase of the Lufthansa Aircraft; provide financing for the cost of a maintenance event (D Check) in 1995 on an Existing Aircraft; pay certain loan origination fees and finance a previous obligation of the Company to ING Bank arising as a result of a

                        ATLAS AIR, INC. AND SUBSIDIARIES
guarantee of the debt of an unrelated party. Subsequently, ING Bank increased the size of its commitment under the new loan agreement to $232.9 million.

     The loan agreement required three consecutive monthly payments by the Company to ING Bank of $1,100,000 from January 1995 through March 1995 and requires monthly payments of $980,000 thereafter for the two Existing Aircraft. As to the Lufthansa Aircraft that are financed by Lufthansa ("Lufthansa Financed Aircraft") (see discussion of Lufthansa Debt below), the terms of the loan agreement require payments by the Company of $90,000 per month per Lufthansa Financed Aircraft to ING Bank and $400,000 per month per Lufthansa Financed Aircraft to Lufthansa until the Lufthansa Debt is paid in full. At such time, the payment to ING Bank will increase to $490,000 per month per Lufthansa Financed Aircraft. The terms of the loan agreement require payments by the Company of $490,000 per month per ING Bank Financed Lufthansa Aircraft to ING Bank.

     For all but $30,000,000 of the total indebtedness to ING Bank (which amount was financed at a fixed interest rate of 11.53% through September 1995, at which time the interest rate was converted to one-month LIBOR (London Interbank Offered Rate) plus 2.65%), the loan agreement accrues interest at one-month LIBOR plus 2.65%. To the extent one-month LIBOR increases or decreases, the loan's maturity date will lengthen or shorten, respectively. Should LIBOR exceed 7.5% after November 1997, the scheduled payments described above will be increased in accordance with a prescribed formula; likewise, if LIBOR should decrease below 2.5%, the scheduled payments will be decreased in accordance with a prescribed formula. The one-month LIBOR rate at December 29, 1995 was 5.72%.

     The collateral for the loan agreement between the Company and ING Bank consists of the following: a first priority lien and security interest in and to all aircraft owned by the Company (other than the Lufthansa Financed Aircraft and the Equipment Notes Financed Aircraft) and the common stock of the Company's subsidiary owning such aircraft; a pledge of shares of Common Stock of the Company held by Mr. Chowdry with a fair market value of $20,000,000; an assignment of the Boeing Modification Agreement for the Lufthansa Aircraft; and a second priority lien and security interest in and to the Lufthansa Financed Aircraft (which converts to a first priority lien when the Lufthansa Debt is paid in full).

     Certain debt covenants under the ING Bank debt preclude one of the Company's subsidiaries from declaring dividends, redeeming its own stock for value, or returning any capital to its stockholders.

LUFTHANSA DEBT

     Deutsche Lufthansa AG ("Lufthansa") financed approximately $12.5 million of the purchase price of each Lufthansa Financed Aircraft ("Lufthansa Debt"). The Lufthansa Debt associated with the first Lufthansa Financed Aircraft is included in long-term debt at December 31, 1994, and the Lufthansa Debt associated with the first and second Lufthansa Financed Aircraft is included in long-term debt at December 31, 1995.

     The loan agreement requires monthly payments of $400,000 per Lufthansa Financed Aircraft commencing three months after scheduled delivery until the Lufthansa Debt and related interest is paid in full. The Company began remitting payments on the first and second Lufthansa Financed Aircraft in January 1995, and February 1995, respectively. The Lufthansa Debt accrues interest at an annual rate of approximately 8.8%. The loan is secured by a first priority lien and security interest in and to the Lufthansa Financed Aircraft.

EQUIPMENT NOTES

     In November 1995, the Company sold $100 million of 12 1/4% Pass Through Certificates. Each 12 1/4% Pass Through Certificate due 2002 (each a "Certificate") represents a fractional undivided interest in the Atlas Air Pass Through Trust formed pursuant to a pass through trust agreement between the Company and First Fidelity Bank, N.A., as trustee under the Trust. The property of the Trust consists of 12 1/4% Senior Secured

                        ATLAS AIR, INC. AND SUBSIDIARIES

Notes due 2002 (the "Equipment Notes") issued by the Company to finance, together with funds from the Company, the acquisition and conversion cost of three Boeing 747 aircraft (the "Collateral Aircraft") that are being acquired by the Company. Pending payments towards the acquisition of Collateral Aircraft, the cash proceeds are being held in escrow. The Company is currently scheduled to acquire the Collateral Aircraft during the first quarter of 1996 and has issued, or will issue, the related Equipment Notes during the fourth quarter of 1995 and the first quarter of 1996 at or prior to the time predelivery deposits and final purchase price payments are required to be made with respect to the Collateral Aircraft.

     The Equipment Notes are senior obligations of the Company issued under separate indentures relating to each of the Collateral Aircraft, and have an interest rate equal to the interest rate payable on the Certificates. The Equipment Notes issued with respect to each Collateral Aircraft are secured by a first priority security interest in such Collateral Aircraft, and by a second priority security interest in each of the other Collateral Aircraft. The amounts payable by the Company on account of the Equipment Notes, together with other amounts payable by the Company, will be sufficient to pay in full when due all payments of principal, premium, if any, and interest on, the Certificates.

     Interest paid on the Equipment Notes will be passed through to the Certificateholders on June 1 and December 1 of each year, commencing June 1, 1996, at a rate per annum of 12 1/4%. The Equipment Notes are redeemable at the option of the Company, in whole or in part, at any time on or after December 1, 1998 at redemption prices ranging from 108% in 1998 to 100% in 2001 and thereafter, together with accrued and unpaid interest, if any, to the date of redemption.

     Covenants with respect to the Collateral Aircraft require specific levels of insurance, as well as contain requirements regarding possession, maintenance, lease or transfer of the aircraft. Certain covenants applicable to the Company include, among other restrictions, limitations on indebtedness, restricted payments and asset sales. The Company is in compliance with all of its covenants.

     With respect to limitation on indebtedness, the Company is limited as to the amount and type of indebtedness it may incur, unless it meets or exceeds a consolidated fixed charge coverage ratio. This ratio is the sum of (a) net income, interest expense, tax expense and non-cash charges deducted in computing net income for a certain period, as compared to (b) the interest expense for that period. The Company may not incur more than $15,000,000 of additional indebtedness, unless at the time of such incurrence the consolidated fixed charge coverage ratio would have been at least equal to 2.5 to 1.0 through December 31, 1996 and 2.75 to 1.0 thereafter. The Company may, however, incur up to $100 million of indebtedness secured by aircraft at any time outstanding without regard to the foregoing test.

     Restricted payments of the Company include (a) the payment of dividends or distributions to shareholders, other than in shares of its capital stock; (b) the purchase or redemption of shares of its capital stock; (c) the payment towards debt prior to any scheduled principal payment or maturity; and (d) the investment in an entity unless the entity becomes a wholly-owned subsidiary. Restricted payments are allowable provided that (a) the Company is not in default of its covenants; (b) the Company meets or exceeds the consolidated fixed charge coverage ratio; and (c) the aggregate amount of all restricted payments does not exceed the sum of (1) 50% of the cumulative net income during the period of indenture to date; (2) net cash proceeds from any sale of its capital stock or debt securities subsequent to the period of indenture; (3) any return of capital from other than a wholly-owned subsidiary; and (4) $10,000,000.

FAIR VALUE OF LONG-TERM DEBT

     Based on current rates available for similar debt with similar maturities and security, the fair values of the ING Bank debt and the Lufthansa Debt at December 31, 1995, are estimated to be their carrying values of $232.5 million and $18.4 million, respectively. The Equipment Notes are publicly traded. Based on published trading prices at December 29, 1995, the fair value of the Equipment Notes is estimated to be $103.0 million.

                        ATLAS AIR, INC. AND SUBSIDIARIES

FIVE YEAR DEBT MATURITIES

     At December 31, 1995, principal repayments on long-term debt for the next five years were as follows (in thousands):

                                       1996      1997      1998      1999      2000     THEREAFTER
                                      -------   -------   -------   -------   -------   ----------
    ING Bank debt...................  $ 6,470   $ 7,094   $17,288   $19,226   $20,900    $ 161,516
    Lufthansa Debt..................    8,817     9,158       398        --        --           --
    Equipment Notes.................       --        --        --        --        --      100,000
    Other...........................       72        10        12        13        14          273
                                      -------   -------   -------   -------   -------    ---------
                                      $15,359   $16,262   $17,698   $19,239   $20,914    $ 261,789
                                      =======   =======   =======   =======   =======    =========

3.  INCOME TAXES

     The Company has historically filed a consolidated federal income tax return with Holdings and Leasing. Subsequent to the completion of the spin-off in July 1995 (discussed in Note 10), Leasing is no longer included in the consolidated group. Tax attributes allocable to the Company as a result of the spin-off include net operating loss carryforwards of approximately $45,100,000 as of December 31, 1995, which expire between 2008 and 2010. The Company also has alternative minimum tax carryforwards of approximately $5,000,000 as of December 31, 1995, which also expire between 2008 and 2010. The Company has approximately $251,000 of current federal tax liability, due to statutory limitations on the utilization of alternative minimum tax net operating loss carryforwards. All tax years of the Company are currently open to examination by the Internal Revenue Service ("IRS"), as well as state and local authorities. The Company believes that it has adequately provided for all income tax liabilities and that final resolution of any IRS examination will not have a material effect on its financial position or results of operations.

     The (provision) benefit for income taxes consisted of the following (in thousands):

                                                                 YEAR ENDED DECEMBER 31,
                                                               ----------------------------
                                                                1995       1994      1993
                                                               -------     ----     -------
    Current:
      Federal................................................  $   251     $ --     $(1,415)
      State and local........................................       13       14          27
    Deferred:
      Federal................................................    8,144       --          --
      State and local........................................       --       --          --
                                                               -------     ----     -------
    (Provision) benefit for income taxes.....................  $(8,408)    $(14)    $ 1,388
                                                               =======     ====     =======

                        ATLAS AIR, INC. AND SUBSIDIARIES

     The (provision) benefit for income taxes were at rates different from the U.S. federal statutory rate for the following reasons:

                                                             YEAR ENDED DECEMBER 31,
                                                        ----------------------------------
                                                          1995         1994         1993
                                                        --------     --------     --------
    Statutory federal income tax (provision) benefit
      rate............................................  (35.00)%     (35.00)%      35.00 %
    State and local income taxes, net of federal tax
      benefit.........................................     --          (.25)%       (.26)%
    Nondeductible items...............................   (1.44)%      (6.92)%      (1.30)%
    Reversal of prior year valuation allowance........    4.83 %        --           --
    Benefit of net operating losses...................     --         41.78 %        --
    Limitation on the utilization of tax benefit......     --           --        (18.69)%
    Other.............................................    (.43)%        --           --
                                                        ------       ------       ------
    Effective tax (provision) benefit rate............  (32.04)%       (.39)%      14.75 %
                                                        ======       ======       ======

     The tax benefit realized for the year ended December 31, 1993 was due to the carryback of the Company's alternative minimum tax net operating loss against prior alternative minimum taxable income of an affiliate.

     Deferred income taxes arise from temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. Deferred income tax liability components are as follows (in thousands):

                                                                         AT DECEMBER 31,
                                                                       -------------------
                                                                        1995        1994
                                                                       -------     -------
    Deferred tax liabilities:
      Tax depreciation in excess of book depreciation................  $29,602     $20,519
                                                                       -------     -------
              Total deferred tax liabilities.........................   29,602      20,519
    Deferred tax assets:
      Tax benefit of net operating loss carryforwards................   15,793      16,337
      Tax benefit of passive loss carryforwards......................    2,920       2,842
      Other..........................................................    2,745       2,607
                                                                       -------     -------
              Total deferred tax assets..............................   21,458      21,786
                                                                       -------     -------
    Net deferred tax liability (asset)...............................    8,144      (1,267)
    Valuation allowance..............................................       --       1,267
                                                                       -------     -------
    Net deferred taxes...............................................  $ 8,144     $    --
                                                                       =======     =======

4.  COMMITMENTS AND CONTINGENCIES

AIRCRAFT

     Minimum annual rental commitments under noncancelable operating leases for four Boeing 747 aircraft for years ending December 31, are approximately (in thousands):

    1996.......................................................................  $13,059
    1997.......................................................................    4,453
    1998.......................................................................    4,200

     The Company has the option to renew one aircraft lease which expires in January 1997 for two additional years at approximately $6,100,000 per year.

                        ATLAS AIR, INC. AND SUBSIDIARIES

     In addition to the above commitments, the Company leases engines under short-term lease agreements on an as needed basis.

     Aircraft and engine rentals, including short-term rentals, were $22,902,000, $14,044,000 and $1,758,000 for the years ended December 31, 1995,
1994 and 1993, respectively.

CARGO MODIFICATION

     As of December 31, 1995, two Alitalia Aircraft and one Lufthansa Aircraft were undergoing cargo modification as to which certain of the costs had already been paid to the two conversion contractors. Such amounts are recorded in Flight Equipment in the December 31, 1995 balance sheet. The remaining commitment as of December 31, 1995 for one aircraft at Boeing was $8,463,000 and the remaining commitment for two aircraft at HAECO was $5,322,000. These commitments are expected to be paid in the first quarter of 1996.

MAINTENANCE AGREEMENTS

     In January 1995, the Company entered into a maintenance agreement with one of its principal customers. This agreement includes a provision which requires the Company to remit a fixed amount per flight hour each month to the customer, for which the customer will perform most regular maintenance on a substantial portion of the aircraft in the Company's fleet. The agreement extends for a period of ten years and contains provisions for additional charges under certain circumstances.

     In April 1995, the Company entered into an agreement with a contract-maintenance operator pursuant to which the operator agreed to convert to full freighter configuration and/or undertake D-checks on ten Boeing 747 aircraft, by October 1, 1997, at a fixed rate per man hour. The Company has guaranteed a minimum number of such man hours. The Company anticipates that it will be able to fulfill this commitment during the life of the agreement.

     As part of the purchase of the Alitalia Aircraft, the Company has agreed with Alitalia to utilize, or cause other parties to utilize, Alitalia's maintenance services for an aggregate cost of $25 million over a five year period. The Company anticipates that it will be able to fulfill this commitment during the life of the agreement.

OFFICE AND WAREHOUSE

     The Company has entered into an operating lease for office and warehouse space expiring in the year 2000, with two five year renewal provisions. Future minimum rental commitments by year are as follows for the years ending December 31: 1996 to 1999 -- $481,000 per year; and 2000 -- $187,000. Rental expense, including short-term rentals, was $579,000, $248,000 and $172,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

EMPLOYMENT AGREEMENT

     Mr. Chowdry has entered into an employment agreement with the Company that provides for a base salary of $485,000 per annum and discretionary annual bonuses to be determined by the Compensation Committee of the Company's Board of Directors. Mr. Chowdry is entitled to receive a termination payment equal to 12 months of his base compensation if his employment is terminated by the Company without cause.

     The Company has also entered into employment agreements with four officers. These agreements provide for annual salaries of $175,000 for three of the officers and $110,000 for the fourth, and entitle each of the employees to receive an annual bonus to be determined by the Compensation Committee of the Company's Board of Directors. These agreements allow the officers to receive 12 months of their base compensation if

                        ATLAS AIR, INC. AND SUBSIDIARIES
terminated by the Company without cause. The agreements also provide for the grant of stock options pursuant to the 1995 Long Term Incentive and Share Award Plan ("1995 Stock Option Plan") (see Note 12).

     In October 1995, pursuant to their employment agreements, the four officers were granted options totaling 211,720 to purchase shares of the Company's Common Stock. The options will expire on March 1, 2005 and have an exercise price of $16 per share. Such options will be exercisable ratably, on March 31, 1996, March 31, 1997 and March 31, 1998 (see Note 12).

     The Company has an obligation which arose in prior years to pay an officer of the Company $332,000 should his employment by the Company and its affiliates be terminated for any reason. On July 11, 1995, this officer resigned his position with the Company to accept a position with an affiliate of the Company. This obligation is recorded in accrued salaries and wages (see Note 7).

     The Company has an agreement dated in 1994 with a former employee of the Company, who is currently a consultant to the Company, for the payment of semi-monthly payments of approximately $4,500 for a total of $325,000, in addition to consulting fees. The final semi-monthly payment will be made in March 1997. This obligation is recorded in accrued salaries and wages (see Note
7).

FAA AIRWORTHINESS DIRECTIVES

     On September 21, 1993 and June 4, 1994, the FAA issued Airworthiness Directives requiring the inspection and replacement of certain engine components with which the Company must comply by December 1997 at an estimated aggregate cost of $1.1 million for all of the aircraft in the Company's fleet. In November 1994, the FAA issued Nacelle Strut Modification Service Bulletins which are expected to be converted into Airworthiness Directives. The Company's aircraft would have to be brought into compliance with such Airworthiness Directives within the next five years at an estimated cost of approximately $500,000 for each aircraft in its fleet. It is possible that additional Service Bulletins or Airworthiness Directives applicable to the types of aircraft included in the Company's fleet could be issued in the future. The cost of compliance with such Airworthiness Directives cannot currently be estimated, but could be substantial.

5.  RELATED PARTY TRANSACTIONS

     Leasing paid the Company $360,000 in each of 1993 and 1994, for office, management and administrative personnel expenses incurred by the Company on Leasing's behalf. Effective December 31, 1994, the Company ceased providing such services to Leasing. The Company recorded the payments from Leasing as other income in 1993 and 1994. During 1995, the Company performed minor accounting and payroll services on behalf of Leasing for which it was reimbursed for out-of-pocket expenses.

     In June 1995, the Company extended a non-interest bearing loan to an officer of the Company in the amount of $125,000 in connection with such officer's relocation to Colorado, which the Company forgave in July 1995.

     In August and September 1995, the Company extended demand loans to three senior vice presidents of the Company in the aggregate amount of $550,000, bearing interest at an annual rate of 7.50%.

     In November 1995, the Company began renting a Cessna Citation SP, on an as needed basis, from MAC Flightlease, Inc. for the purpose of corporate business travel. MAC Flightlease, Inc. is wholly owned by Mr. Chowdry. The Company incurred $52,000 for such travel in 1995, at rates which are considered by the Company to be at fair market value.

                        ATLAS AIR, INC. AND SUBSIDIARIES

6.  ACCOUNTS RECEIVABLE AND OTHER

     The components of accounts receivable and other are as follows (in thousands):

                                                                           DECEMBER 31,
                                                                        ------------------
                                                                         1995        1994
                                                                        -------     ------
    Accounts receivable-trade.........................................  $14,422     $5,884
    Insurance and vendor claims.......................................    3,365      1,035
    Employee receivables..............................................      561          5
    Prepaids and other................................................      870        436
    Less: Allowance for doubtful accounts.............................     (624)       (67)
                                                                        -------     ------
                                                                        $18,594     $7,293
                                                                        =======     ======

7.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     The components of accounts payable and accrued expenses are as follows (in thousands):

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1995        1994
                                                                       -------     -------
    Accounts payable-trade...........................................  $ 1,708     $ 2,144
    Accrued salaries and wages.......................................    3,859       1,654
    Accrued maintenance..............................................    6,538       5,181
    Accrued interest.................................................    1,055          --
    Other accrued expenses...........................................    6,043       4,190
                                                                       -------     -------
                                                                       $19,203     $13,169
                                                                       =======     =======

8.  SAVINGS AND RETIREMENT PLAN

     The Company implemented a 401(k) Retirement Plan (the "Plan") in June 1994, under which eligible employees may contribute up to 15% of their total pay. The Plan covers substantially all employees. The Company did not make contributions to the Plan in 1994 or 1995.

9.  BUSINESS SEGMENTS

     The Company operates in one business segment, which is to provide the common carriage of freight over various worldwide routes.

     The assets of the Company, principally flight equipment, support its entire worldwide transportation system and are not readily identifiable by geographic area. Property and equipment, other than flight equipment, located in foreign locations is not significant.

     Foreign sales accounted for 99%, 99% and 97% of total revenues for the years ended December 31, 1995, 1994 and 1993, respectively. All foreign sales were U.S. dollar denominated.

10.  SPIN-OFF OF LEASING

     On July 12, 1995, Leasing and all other assets and liabilities of Holdings not related to the Company's operation were spun off from Holdings to Mr. Chowdry and certain of his affiliates (other than the Company) in a tax-free transaction. The consolidated financial statements have been retroactively restated to reflect the spin-off. At December 31, 1994, the Company had a remaining accrual of approximately $1.6 million for amounts representing a cash capital contribution payable to Leasing intended to provide funding necessary for

                        ATLAS AIR, INC. AND SUBSIDIARIES

Leasing to be independent from the Company after completion of the spin-off. The contribution was deducted from the equity of Holdings and included in amounts due to affiliate in the Balance Sheets.

11.  PREFERRED STOCK

     The Board of Directors is authorized under the restated certificate of incorporation to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. At present, the Company has no plans to issue any shares of Preferred Stock.

12.  1995 STOCK OPTION PLAN

     In 1995, the Company adopted the 1995 Stock Option Plan, whereby employees may be granted options, incentive stock options, share appreciation rights, and restricted shares. The portion of the 1995 Stock Option Plan applicable to employees is administered by the Compensation Committee of the Board of Directors of the Company which also establishes the terms of the awards. The 1995 Stock Option Plan also provides for certain automatic grants of nonqualified stock options to non-employee directors which become exercisable on the date of grant and expire on the tenth anniversary of the date of grant. An aggregate of 1,800,000 shares have been reserved for issuance in connection with awards and director's options under the 1995 Stock Option Plan.

     In July 1995, options to purchase an aggregate of 362,500 shares of Common Stock were granted to certain executive officers at an exercise price of $10 per share. Such options vested immediately upon grant.

     Upon the consummation of the IPO, the Company granted stock options to purchase an aggregate of 211,720 shares of Common Stock to certain executive officers of the Company. These options expire on March 1, 2005 and have an exercise price of $16 per share. Such options will be exercisable ratably, on March 31, 1996, March 31, 1997 and March 31, 1998 (see Note 4). In addition and pursuant to the terms of the 1995 Stock Option Plan, each of the Company's non-employee directors were automatically granted options to purchase 1,000 shares of Common Stock at $16 per share.

     In addition, in July 1995, options to purchase 125,000 and 71,430 shares of the Company's Common Stock were granted to an officer, who subsequently resigned his position with the Company to accept a position with an affiliate of the Company, at exercise prices of $10 per share and $14 per share, respectively. In October 1995, options to purchase 80,000 shares of the Company's Common Stock at an exercise price of $22.25 per share were granted to an officer who subsequently resigned (see Note 16).

13.  EMPLOYEE STOCK PURCHASE PLAN

     In 1995, the Company established an Employee Stock Purchase Plan (the "Stock Purchase Plan"). Employees eligible to participate in the Stock Purchase Plan are those who have completed at least one year of employment with the Company, but excluding employees whose customary employment is not more than five months in any calendar year or 20 hours or less per week. The Stock Purchase Plan shall be administered by the Compensation Committee of the Board of Directors of the Company which shall determine the terms and conditions under which shares shall be offered and corresponding options shall be granted under the Stock Purchase Plan for any Purchase Period, as defined in the Stock Purchase Plan. Employees may contribute up to 15% of their gross base compensation subject to certain limitations. The price per share at which the

                        ATLAS AIR, INC. AND SUBSIDIARIES

Common Stock is to be purchased pursuant to the Stock Purchase Plan is the lesser of 85% of the fair market value of the Common Stock on the first or last day of the applicable Purchase Period. The maximum number of shares of Common Stock which may be issued on the exercise of options purchased under the Stock Purchase Plan is 1,000,000 shares.

14.  PROFIT SHARING PLAN

     Employees who have been employed by the Company for at least twelve months as full-time employees are eligible to participate in the Company's Profit Sharing Plan, which was adopted in 1994. The Profit Sharing Plan provides for payments to eligible employees in semiannual distributions based on the Company's pretax profits. The Company is obligated to make an annual profit sharing contribution of ten percent of the Company's pretax profits, which is defined as net income before taxes, but excluding (i) any income or loss related to charges or credits for unusual or infrequently occurring items or related to intangible assets, and (ii) extraordinary items. Annual profit sharing contributions may be in the form of cash or Common Stock of the Company. The expense for the Profit Sharing Plan and the Pilot Completion Bonus Program was $581,000 for the year ended December 31, 1994. The Pilot Completion Bonus Program began in March 1993 and terminated in 1994. The expense for the Profit Sharing Plan for the year ended December 31, 1995 was $2,768,000.

15.  SUBSEQUENT EVENTS

     In January 1996, the Company placed in service the second Alitalia Aircraft upon completion of its cargo conversion by HAECO. This aircraft is being leased by China Airlines under a long-term ACMI contract. Long-term contracts for the third Alitalia Aircraft and the fourth Lufthansa Aircraft have been entered into with Scandinavian Airlines System and Lufthansa, respectively.

     In January 1996, the Company entered into a contract with Langdon Asset Management Co. for the purpose of acquiring six Boeing 747-200 passenger aircraft and spare engines and parts from Thai Airways International Public Company Limited (the "Thai Aircraft"). The Thai Aircraft will be delivered to Boeing for conversion to cargo configuration and subsequently delivered to the Company for placement into service from the fourth quarter of 1996 through the fourth quarter of 1997. The average cost of the six aircraft, including conversion costs and spare engines and parts, is expected to approximate $40 million each. The Company has placed a nonrefundable deposit of $3 million with Thai Airways International with respect to its acquisition of the Thai Aircraft. The Company believes that it will be able to arrange a favorable combination of financings to consummate the acquisition of the Thai Aircraft. However, there can be no assurances that such financing will be attainable.

16.  EVENTS SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED)

     In February 1996, an officer of the Company resigned his position with the Company. The Company has an agreement with the former officer for the payment over a six-month period during 1996 of a total of $262,500. In addition, the agreement allows the exercise at any time for a three-year period beginning February 1996 of options totaling 80,000 to purchase shares of the Company's Common Stock at an exercise price of $22.25 per share.

     In March 1996, the Company entered into an agreement with Federal Express Corporation ("Federal Express") to lease five 747-200 freighter aircraft, plus spare engines (the "Federal Express Aircraft"). One of the Federal Express Aircraft has been delivered to the Company in March 1996 and the remaining Federal Express Aircraft will be delivered to the Company over a four-month period beginning in June 1996 and each will have a lease term ending in January 1998. The lease and maintenance supply rate will be $450,000 per month per aircraft. Payment of standard maintenance reserves is also required for each aircraft on a monthly basis. In addition, the Company has agreed to purchase on or before October 1, 1996 a Boeing 747 simulator

                        ATLAS AIR, INC. AND SUBSIDIARIES
from Federal Express for a purchase price of $2.1 million. The Company is also negotiating the possible purchase of certain Boeing 747-200 spare parts from Federal Express.

     The Company has filed a registration statement covering 3,000,000 shares of its Common Stock (assuming the Underwriters' over-allotment options are not exercised).

    [Inside Back Cover - Picture of Atlas Aircraft being loaded with cargo]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, incurred in connection with the sale of the Common Stock being registered (all amounts are estimated except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee). The Company and the Selling Stockholder will bear all expenses incurred in connection with the sale of the Common Stock being registered hereby.

        SEC Registration Fee..............................................  $ 39,033
        NASD Filing Fee...................................................    11,820
        Nasdaq National Market Filing Fee.................................    17,500
        Printing..........................................................   175,000
        Legal Fees and Expenses...........................................   250,000
        Accounting Fees and Expenses......................................    50,000
        Blue Sky Fees and Expenses........................................    25,000
        Miscellaneous.....................................................   106,647
                                                                            --------
                  Total...................................................  $675,000
                                                                            ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to Section 145 of the General Corporation Law of the State of Delaware (the "GCL"), which provides for indemnification of directors, officers and other employees in certain circumstances, and to Section 102(b)(7) of the GCL, which provides for the elimination or limitation of the personal liability for monetary damages of directors under certain circumstances. Article 8(b) of the Restated Certificate of Incorporation of the Company eliminates the personal liability for monetary damages of directors under certain circumstances and provides indemnification to directors and officers of the Company to the fullest extent permitted by the GCL. Among other things, these provisions provide indemnification for officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director of officers in defense of any such lawsuit or proceeding.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


      EXHIBIT
        NO.                                        DESCRIPTION
- -------------------- ------------------------------------------------------------------------
          1.1        -- Form of Underwriting Agreement.
         +2.1        -- Plan of Reorganization and Merger Agreement dated as of July 12, 1995 by and between Holdings and the Company.
         +3.2        -- Restated Certificate of Incorporation of the Company.
          3.3        -- Amended and Restated By-Laws of the Company.
         +4.1        -- Specimen Common Stock Certificate.
        ++4.2        -- Form of Indenture between the Company and First Fidelity Bank, N.A., as Trustee.
        ++4.3        -- Form of Second Indenture between the Company and First Fidelity Bank,
                        N.A., as Trustee.
        ++4.4        -- Form of Pass Through Trust Agreement between the Company and First
                        Fidelity Bank, N.A., as Trustee (with form of Pass Through
                        Certificate attached as exhibit thereto).

      EXHIBIT
        NO.                                        DESCRIPTION
- -------------------- ------------------------------------------------------------------------
        **5.1        -- Opinion of Cahill Gordon & Reindel as to the legality of the Common
                        Stock.
        +10.1        -- Aircraft Sublease Agreement dated October 30, 1993, between the
                        Company and Israel Aircraft Industries Ltd., relating to one Boeing
                        B747-100SF Aircraft with United States Registration Number N3203Y, and Side Letter Agreements.
        +10.2        -- Lease Agreement dated as of November 3, 1993 between the Company and
                        Deutsche Lufthansa Aktiengellschaft relating to one Boeing B747-200F
                        Aircraft with United States Registration Number N747MC.
        +10.3        -- Aircraft Lease Agreement dated as of March 16, 1994 between the
                        Company and Potomac Capital Investment Corporation relating to one
                        Boeing B747-2D3BSF Aircraft with United States Registration Number
                        N512DC.
        +10.4        -- Aircraft Modification Contract dated October 14, 1994 between the
                        Company and The Boeing Company, and Side Letter Agreements, and
                        Assignment of Modification Agreement dated November 9, 1994 among the
                        Company, Atlas One and The Boeing Company.
        +10.5        -- Wet Lease Agreement dated March 23, 1993 by and between the Company and China Airlines, Ltd., as amended.
        +10.6        -- Wet Lease Agreement dated December 21, 1993 by and between the
                        Company and China Airlines, Ltd.
        +10.7        -- Wet Lease Agreement dated December 15, 1994 by and between the
                        Company and China Airlines, Ltd.
        +10.8        -- Aircraft Lease Agreement No. 9403/1 dated March 28, 1994 between the
                        Company and KLM Royal Dutch Airlines, as amended.
        +10.9        -- Aircraft Lease Agreement No. 2519 dated December 30, 1994 between the
                        Company and KLM Royal Dutch Airlines.
        +10.10       -- Aircraft Charter Agreement No. 94-03-10 dated June 13, 1994 by and between the Company and Varig Brazilian Airlines.
        +10.11       -- Aircraft Charter Agreement No. 95-01-02 dated March 10, 1995 by and between the Company and Lufthansa Cargo, AG.
        +10.12       -- Cargo Aircraft Charter Agreement dated as of June 20, 1994 between the Company and UPS Worldwide Forwarding, Inc., as amended.
        +10.13       -- Wet Lease Agreement dated May 5, 1995 by and between the Company and
                        British Airways World Cargo.
        +10.14       -- Boeing 747 Maintenance Agreement dated January 1, 1995, between the
                        Company and KLM Royal Dutch Airlines, as amended.
        +10.15       -- Atlas Air, Inc. 1995 Long Term Incentive and Stock Award Plan.
        +10.16       -- Atlas Air, Inc. Employee Stock Purchase Plan.
        +10.17       -- Atlas Air, Inc. Profit Sharing Plan.
        +10.18       -- Atlas Air, Inc. Retirement Plan.
       ++10.19       -- Employment Agreement between the Company and Michael A. Chowdry.
       ++10.20       -- Employment Agreement between the Company and Richard H. Shuyler.
       ++10.21       -- Employment Agreement between the Company and Clark H. Onstad.
       ++10.22       -- Employment Agreement between the Company and David M. McElroy.
       ++10.23       -- Employment Agreement between the Company and James T. Matheny.
       ++10.24       -- Employment Agreement between the Company and John S. Blue.

      EXHIBIT
        NO.                                        DESCRIPTION
- -------------------- ------------------------------------------------------------------------
       ++10.25       -- Employment Agreement between the Company and George Murnane.
        +10.26       -- Maintenance Agreement between the Company and Hong Kong Aircraft
                        Engineering Company Limited dated April 12, 1995, for the performance of certain maintenance events.
        +10.27       -- Aircraft Sale and Purchase Agreement dated as of May 26, 1995, between the Company and Alitalia Linee Aeree Italiana S.p.A.
        +10.28       -- Secured Loan Agreement by and between Atlas One and Internationale
                        Nederlanden Aviation Lease B.V. dated as of December 30, 1994, including Amendment No. 1 thereto and certain related agreements.
        +10.29       -- Sublease Agreement dated as of October 1, 1994 by and between Japan
                        Airlines Management Corp. and the Company.
        +10.30       -- Conditional Sales Agreement dated as of September 22, 1994 by and between Lufthansa and the Company relating to B747-230 aircraft, registration D-ABYS.
        +10.31       -- Conditional Sales Agreement dated as of September 22, 1994 by and between Lufthansa and the Company relating to B747-230 aircraft, registration D-ABYL.
        +10.32       -- Sales Agreement dated as of September 22, 1994 by and between
                        Lufthansa and the Company relating to B747-230 aircraft, registration
                        D-ABYJ.
        +10.33       -- Sales Agreement dated as of September 22, 1994 by and between
                        Lufthansa and the Company relating to B747-230 aircraft, registration
                        D-ABYK.
       ++10.34       -- Aircraft Purchase Agreement between the Company and GPM Aircraft Inc.
                        dated as of October 31, 1995.
       ++10.35       -- Aircraft Purchase Agreement between the Company and GPM dated as of
                        November 2, 1995.
        *10.36       -- Aircraft Purchase Agreement, dated as of January 19, 1996 between
                        Langdon Asset Management, Inc. and the Company.
       **10.37       -- Sublease Agreement dated as of March 1, 1996 between Federal Express
                        Corporation and the Company, relating to Boeing 747-200F Aircraft
                        Serial No. 21650.
       **10.38       -- Sublease Agreement dated as of March 1, 1996 between Federal Express
                        Corporation and the Company, relating to Boeing 747-200F Aircraft
                        Serial No. 21764.
       **10.39       -- Sublease Agreement dated as of March 1, 1996 between Federal Express
                        Corporation and the Company, relating to Boeing 747-200F Aircraft
                        Serial No. 21841.
       **10.40       -- Sublease Agreement dated as of March 1, 1996 between Federal Express
                        Corporation and the Company, relating to Boeing 747-200F Aircraft
                        Serial No. 20826.
       **10.41       -- Sublease Agreement dated as of March 1, 1996 between Federal Express
                        Corporation and the Company, relating to Boeing 747-200F Aircraft
                        Serial No. 20827.
       **10.42       -- Engine Sublease Agreement dated as of March 1, 1996 between Federal
                        Express Corporation and the Company.
       **10.43       -- Engine Lease Agreement dated March 1, 1996, between Federal Express and the Company.
       **10.44       -- Sales Agreement dated March 1, 1996, between Federal Express and the
                        Company, relating to flight simulator.

      EXHIBIT
        NO.                                        DESCRIPTION
- -------------------- ------------------------------------------------------------------------
       **10.45       -- Engine Maintenance Agreement dated March 1, 1996, between Federal
                        Express and the Company.
        *10.46       -- Wet Lease Agreement dated November 9, 1995 between China Airlines
                        Ltd. and the Company.
        *10.47       -- Wet Lease Agreement dated February 2, 1996 between Lufthansa Cargo AG and the Company.
        *10.48       -- Aircraft Charter Agreement dated December 4, 1995 between
                        Scandinavian Airlines System and the Company.
        *10.49       -- Cargo Transportation Services Agreement dated March 12, 1996 between
                        SwissAir Cargo and the Company, as amended.
        *10.50       -- Aircraft Charter Agreement dated as of January 12, 1996 between
                        Alitalia Linee Aeree Italiane S.p.A. and the Company, as amended.
         10.51       -- Employment Agreement dated as of April 19, 1996 between the Company and Mickey P. Foret.
        +16.1        -- Letter dated July 21, 1995 from Ernst & Young to the Securities and
                        Exchange Commission.
        +21.1        -- Subsidiaries of the Registrant.
         23.1        -- Consent of Independent Public Accountants.
       **23.2        -- Consent of Cahill Gordon & Reindel (included in Exhibit 5.1).
         23.3        -- Consent of James J. Blanchard, Director Nominee.
         23.4        -- Consent of Mickey P. Foret, Director Nominee.
       **24.1        -- Powers of Attorney (set forth on the signature page of the
                        Registration Statement).


- ---------------

  + Incorporated by reference to the exhibits to the Company's Registration Statement on Form S-1 (No. 33-90304).

  ++ Incorporated by reference to the exhibits to the Company's Registration
     Statement on Form S-1 (No. 33-97892).


  * Portions of these documents, for which the Registrant has requested confidential treatment, have been redacted and filed separately with the Securities and Exchange Commission.


 **  Previously Filed.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused the Registration Statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 6th day of May, 1996.


                                         ATLAS AIR, INC.


                                         By: /s/  RICHARD H. SHUYLER


                                             -----------------------------------
                                                     Richard H. Shuyler
                                               Senior Vice President-Finance,
                                                   Chief Financial Officer
                                                        and Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                               TITLE                     DATE
- ---------------------------------------------  ----------------------------  ------------------
                       *                       Chairman of the Board of         May 6, 1996
- ---------------------------------------------    Directors, Chief Executive
             Michael A. Chowdry                  Officer and President


                       *                       Senior Vice President --         May 6, 1996
- ---------------------------------------------    Finance, Chief Financial
             Richard H. Shuyler                  Officer and Treasurer and
                                                 Director (Principal
                                                 Accounting Officer)


                       *                       Director                         May 6, 1996
- ---------------------------------------------
             David T. McLaughlin


                       *                       Director                         May 6, 1996
- ---------------------------------------------
                 Brian Rowe


       *By:    /s/  RICHARD H. SHUYLER
- ---------------------------------------------
              Attorney-in-fact

                                 EXHIBIT INDEX


                                                                                                  SEQUENTIALLY
  EXHIBIT                                                                                            NUMBERED
  NUMBER                                 DESCRIPTION                                                   PAGES
- ---------     -------------------------------------------------------------------                 ------------
   1.1     -- Form of Underwriting Agreement.
  +2.1     -- Plan of Reorganization and Merger Agreement dated as of July 12, 1995 by and between Holdings and the Company.
  +3.2     -- Restated Certificate of Incorporation of the Company.
   3.3     -- Amended and Restated By-Laws of the Company.
  +4.1     -- Specimen Common Stock Certificate.
 ++4.2     -- Form of Indenture between the Company and First Fidelity Bank, N.A., as Trustee.
 ++4.3     -- Form of Second Indenture between the Company and First Fidelity Bank,
              N.A., as Trustee.
 ++4.4     -- Form of Pass Through Trust Agreement between the Company and First
              Fidelity Bank, N.A., as Trustee (with form of Pass Through
              Certificate attached as exhibit thereto).
 **5.1     -- Opinion of Cahill Gordon & Reindel as to the legality of the
              Certificates.
 +10.1     -- Aircraft Sublease Agreement dated October 30, 1993, between the
              Company and Israel Aircraft Industries Ltd., relating to one Boeing
              B747-100SF Aircraft with United States Registration Number N3203Y, and Side Letter Agreements.
 +10.2     -- Lease Agreement dated as of November 3, 1993 between the Company and
              Deutsche Lufthansa Aktiengellschaft relating to one Boeing B747-200F
              Aircraft with United States Registration Number N747MC.
 +10.3     -- Aircraft Lease Agreement dated as of March 16, 1994 between the
              Company and Potomac Capital Investment Corporation relating to one
              Boeing B747-2D3BSF Aircraft with United States Registration Number
              N512DC.
 +10.4     -- Aircraft Modification Contract dated October 14, 1994 between the
              Company and The Boeing Company, and Side Letter Agreements, and
              Assignment of Modification Agreement dated November 9, 1994 among the
              Company, Atlas One and The Boeing Company.
 +10.5     -- Wet Lease Agreement dated March 23, 1993 by and between the Company and China Airlines, Ltd., as amended.
 +10.6     -- Wet Lease Agreement dated December 21, 1993 by and between the
              Company and China Airlines, Ltd.
 +10.7     -- Wet Lease Agreement dated December 15, 1994 by and between the
              Company and China Airlines, Ltd.
 +10.8     -- Aircraft Lease Agreement No. 9403/1 dated March 28, 1994 between the
              Company and KLM Royal Dutch Airlines, as amended.
 +10.9     -- Aircraft Lease Agreement No. 2519 dated December 30, 1994 between the
              Company and KLM Royal Dutch Airlines.
 +10.10    -- Aircraft Charter Agreement No. 94-03-10 dated June 13, 1994 by and between the Company and Varig Brazilian Airlines.
 +10.11    -- Aircraft Charter Agreement No. 95-01-02 dated March 10, 1995 by and between the Company and Lufthansa Cargo, AG.
 +10.12    -- Cargo Aircraft Charter Agreement dated as of June 20, 1994 between the Company and UPS Worldwide Forwarding, Inc., as amended.
 +10.13    -- Wet Lease Agreement dated May 5, 1995 by and between the Company and
              British Airways World Cargo.
 +10.14    -- Boeing 747 Maintenance Agreement dated January 1, 1995, between the
              Company and KLM Royal Dutch Airlines, as amended.
 +10.15    -- Atlas Air, Inc. 1995 Long Term Incentive and Stock Award Plan.
 +10.16    -- Atlas Air, Inc. Employee Stock Purchase Plan.
 +10.17    -- Atlas Air, Inc. Profit Sharing Plan.
 +10.18    -- Atlas Air, Inc. Retirement Plan.

                                                                                                  SEQUENTIALLY
  EXHIBIT                                                                                            NUMBERED
  NUMBER                                 DESCRIPTION                                                   PAGES
- ---------     -------------------------------------------------------------------                 ------------
++10.19    -- Employment Agreement between the Company and Michael A. Chowdry.
++10.20    -- Employment Agreement between the Company and Richard H. Shuyler.
++10.21    -- Employment Agreement between the Company and Clark H. Onstad.
++10.22    -- Employment Agreement between the Company and David M. McElroy.
++10.23    -- Employment Agreement between the Company and James T. Matheny.
++10.24    -- Employment Agreement between the Company and John S. Blue.
++10.25    -- Employment Agreement between the Company and George Murnane.
 +10.26    -- Maintenance Agreement between the Company and Hong Kong Aircraft
              Engineering Company Limited dated April 12, 1995, for the performance of certain maintenance events.
 +10.27    -- Aircraft Sale and Purchase Agreement dated as of May 26, 1995, between the Company and Alitalia Linee Aeree Italiana S.p.A.
 +10.28    -- Secured Loan Agreement by and between Atlas One and Internationale
              Nederlanden Aviation Lease B.V. dated as of December 30, 1994, including Amendment No. 1 thereto and certain related agreements.
 +10.29    -- Sublease Agreement dated as of October 1, 1994 by and between Japan
              Airlines Management Corp. and the Company.
 +10.30    -- Conditional Sales Agreement dated as of September 22, 1994 by and between Lufthansa and the Company relating to B747-230 aircraft, registration D-ABYS.
 +10.31    -- Conditional Sales Agreement dated as of September 22, 1994 by and between Lufthansa and the Company relating to B747-230 aircraft, registration D-ABYL.
 +10.32    -- Sales Agreement dated as of September 22, 1994 by and between
              Lufthansa and the Company relating to B747-230 aircraft, registration
              D-ABYJ.
 +10.33    -- Sales Agreement dated as of September 22, 1994 by and between
              Lufthansa and the Company relating to B747-230 aircraft, registration
              D-ABYK.
++10.34    -- Aircraft Purchase Agreement between the Company and GPM Aircraft Inc.
              dated as of October 31, 1995.
++10.35    -- Aircraft Purchase Agreement between the Company and GPM dated as of
              November 2, 1995.
 *10.36    -- Aircraft Purchase Agreement, dated as of January 19, 1996 between
              Langdon Asset Management, Inc. and the Company.
**10.37    -- Sublease Agreement dated as of March 1, 1996 between Federal Express
              Corporation and the Company, relating to Boeing 747-200F Aircraft
              Serial No. 21650.
**10.38    -- Sublease Agreement dated as of March 1, 1996 between Federal Express
              Corporation and the Company, relating to Boeing 747-200F Aircraft
              Serial No. 21764.
**10.39    -- Sublease Agreement dated as of March 1, 1996 between Federal Express
              Corporation and the Company, relating to Boeing 747-200F Aircraft
              Serial No. 21841.
**10.40    -- Sublease Agreement dated as of March 1, 1996 between Federal Express
              Corporation and the Company, relating to Boeing 747-200F Aircraft
              Serial No. 20826.
**10.41    -- Sublease Agreement dated as of March 1, 1996 between Federal Express
              Corporation and the Company, relating to Boeing 747-200F Aircraft
              Serial No. 20827.
**10.42    -- Engine Sublease Agreement dated as of March 1, 1996 between Federal
              Express Corporation and the Company.
**10.43    -- Engine Lease Agreement dated March 1, 1996, between Federal Express and the Company.
**10.44    -- Sales Agreement dated March 1, 1996, between Federal Express and the
              Company, relating to flight simulator.

                                                                                                  SEQUENTIALLY
  EXHIBIT                                                                                            NUMBERED
  NUMBER                                 DESCRIPTION                                                   PAGES
- ---------     -------------------------------------------------------------------                 ------------
**10.45    -- Engine Maintenance Agreement dated March 1, 1996, between Federal
              Express and the Company.
 *10.46    -- Wet Lease Agreement dated November 9, 1995 between China Airlines
              Ltd. and the Company.
 *10.47    -- Wet Lease Agreement dated February 2, 1996 between Lufthansa Cargo AG and the Company.
 *10.48    -- Aircraft Charter Agreement dated December 4, 1995 between
              Scandinavian Airlines System and the Company.
 *10.49    -- Cargo Transportation Services Agreement dated March 12, 1996 between
              SwissAir Cargo and the Company, as amended.
 *10.50    -- Aircraft Charter Agreement dated as of January 12, 1996 between
              Alitalia Linee Aeree Italiane S.p.A. and the Company, as amended.
  10.51    -- Employment Agreement dated as of April 19, 1996 between the Company and Mickey P. Foret.
 +16.1     -- Letter dated July 21, 1995 from Ernst & Young to the Securities and
              Exchange Commission.
 +21.1     -- Subsidiaries of the Registrant.
  23.1     -- Consent of Independent Public Accountants.
**23.2     -- Consent of Cahill Gordon & Reindel (included in Exhibit 5.1).
  23.3     -- Consent of James J. Blanchard, Director Nominee.
  23.4     -- Consent of Mickey Foret, Director Nominee.
**24.1     -- Powers of Attorney (set forth on the signature page of the
              Registration Statement).


- ---------------

 * Portions of these exhibits, for which the Registrant has requested confidential treatment, have been redacted and filed separately with the Securities and Exchange Commission.

 + Incorporated by reference to the exhibits to the Company's Registration Statement on Form S-1 (No. 33-90304).

 ++ Incorporated by reference to the exhibits to the Company's Registration
    Statement on Form S-1 (No. 33-97892).

**  Previously Filed.